                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             The Actava Group Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                             The Actava Group Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock of Roadmaster Industries, Inc.

     (2)  Aggregate number of securities to which transaction applies:

          19,169,000

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          $3.8125 per share of Roadmaster Common Stock

     (4)  Proposed maximum aggregate value of transaction:

          $73,081,813

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $14,616.36

     (2)  Form, Schedule or Registration Statement No.:

          Schedule 14A (File No. 1-11996)

     (3)  Filing Party:

          Roadmaster Industries, Inc.

     (4)  Date Filed:

          August 24, 1994

                               PRELIMINARY COPIES

(LOGO)

                             THE ACTAVA GROUP INC.
                          4900 GEORGIA PACIFIC CENTER
                             ATLANTA, GEORGIA 30303

Dear Stockholder:


     Your Board of Directors cordially invites you to attend a Special Meeting of Stockholders of The Actava Group Inc. ("Actava" ) to be held at the Georgia Pacific Center Auditorium, 133 Peachtree Street, Atlanta, Georgia on December 2, 1994 at 10:00 a.m. local time. At this Special Meeting you will be asked to consider and vote upon an Agreement and Plan of Reorganization dated as of July 20, 1994, a copy of which is included in the attached Proxy Statement, pursuant to which Actava will transfer to Roadmaster Industries, Inc. ("Roadmaster") all of the issued and outstanding capital stock of Diversified Products Corporation, Hutch Sports USA Inc., Nelson/Weather-Rite, Inc., and Willow Hosiery Company, Inc. (collectively, the "Sports Subsidiaries") in exchange for an aggregate of 19,169,000 shares of Common Stock, par value $0.01, of Roadmaster ("Roadmaster Common Stock"). Following the consummation of the transaction, Actava will own approximately 39.6% of the issued and outstanding shares of Roadmaster Common Stock (based on the number of shares of Roadmaster Common Stock outstanding as of the date of the attached Proxy Statement). The closing sale price of the Roadmaster Common Stock on the American Stock Exchange on October 28, 1994 was $3.75 per share. In connection with the transaction, four designees of Actava will be elected to serve on Roadmaster's nine member Board of Directors.


     YOUR BOARD OF DIRECTORS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AFTER CONCLUDING THAT THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF ACTAVA AND ITS STOCKHOLDERS AND ARE FAIR TO ACTAVA AND ITS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION.

     On April 19, 1994, I was elected by your Board of Directors as Actava's President and Chief Executive Officer. The Board of Directors has given me a mandate to improve your company's operating results and to increase the value of your investment in Actava. We have already taken several steps to accomplish these goals. First, we negotiated with Roadmaster the transactions described in the attached Proxy Statement. Second, on August 12, 1994, we sold our 50% ownership interest in our photofinishing business, Qualex Inc., to Eastman Kodak Company. Both of these transactions are designed to improve our operating results and financial condition and to enable Actava to pursue new business opportunities. On August 31, 1994, Actava entered into letters of intent providing for a proposed combination of Actava with Orion Pictures Corporation, MCEG Sterling Incorporated, and Metromedia International Telecommunications Inc. (the "Proposed Metromedia Transaction"). Consummation of the Proposed Metromedia Transaction is subject to a number of conditions, including completion of due diligence investigations by each of the parties, negotiation and execution of definitive agreements, the successful refinancing of the currently outstanding indebtedness of Orion Pictures Corporation, and approval of the transaction by Actava's Board of Directors and stockholders. None of these conditions has been satisfied. Stockholders at this Special Meeting are only being asked to consider and vote upon the Agreement and Plan of Reorganization with Roadmaster and the transactions contemplated thereby as described in the attached Proxy Statement. If the Proposed Metromedia Transaction is approved by Actava's Board of Directors and if definitive agreements are executed by the parties thereto, Actava will call a separate meeting of stockholders for the purpose of considering and voting upon the Proposed Metromedia Transaction. Stockholders will have an opportunity at the Special Meeting to comment on or to inquire about the affairs of Actava that may be of interest to stockholders generally.

     Roadmaster is one of the largest manufacturers of bicycles in the United States and is a leading manufacturer of fitness equipment and junior products. The trademarks and brand names under which Roadmaster sells its products include Roadmaster(R), Flexible Flyer(R), Vitamaster(R), MacGregor(R) and American Playworld(R). The combination of the Sports Subsidiaries with Roadmaster will create one of the largest manufacturers and suppliers of sporting goods products in the United States, with approximately $750,000,000 in annual revenues, and should enable the combined company to expand its product lines and achieve economies of scale that are necessary for Roadmaster to be a low-cost producer of competitively priced products.

     Approval of the Agreement and Plan of Reorganization and consummation of the transactions contemplated thereby by the stockholders of Actava is a condition to the consummation of the transactions. Accordingly, it is important that your shares be represented at the Special Meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the Special Meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided. If you later decide to attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

     Thank you for your support.

                                          Sincerely,


                                          John D. Phillips
                                          ------------------------------------
                                          John D. Phillips
                                          President and Chief Executive Officer

                             THE ACTAVA GROUP INC.
                          4900 GEORGIA PACIFIC CENTER
                             ATLANTA, GEORGIA 30303

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 2, 1994


TO THE STOCKHOLDERS OF
THE ACTAVA GROUP INC.


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of The Actava Group Inc., a Delaware corporation ("Actava"), will be held on Friday, December 2, 1994, at 10:00 a.m., local time, at the Georgia Pacific Center Auditorium, 133 Peachtree Street, Atlanta, Georgia 30303 for the purpose of considering and acting upon the following:


          1. A proposal to approve and adopt the Agreement and Plan of Reorganization dated as of July 20, 1994 (the "Agreement"), by and among Actava, Diversified Products Corporation ("Diversified Products"), Hutch Sports USA Inc. ("Hutch"), Nelson/Weather-Rite, Inc. ("Nelson/Weather-Rite"), Willow Hosiery Company, Inc. ("Willow"), and Roadmaster Industries, Inc. ("Roadmaster") and the consummation of the transactions contemplated thereby. The Agreement, among other things, provides that Actava will transfer to Roadmaster all of the issued and outstanding shares of capital stock of Diversified Products, Hutch, Nelson/Weather-Rite and Willow, in exchange for an aggregate of 19,169,000 shares of Common Stock, par value $0.01 per share, of Roadmaster.

          2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the Meeting.

     The Board of Directors unanimously recommends that the stockholders vote FOR the proposal to adopt and approve the Agreement and the transactions contemplated thereby.


     Only stockholders of record at the close of business on October 21, 1994, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting. A list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder, for any reason germane to the Meeting, during ordinary business hours, during the ten days prior to the Meeting, at 4900 Georgia Pacific Center, Atlanta, Georgia 30303.


                                          By Order of the Board of Directors


                                          Walter M. Grant
                                          -----------------------------------
                                          Walter M. Grant
                                          Secretary

Atlanta, Georgia

November 3, 1994


     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IN ORDER THAT A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................     1
Summary Information...................................................................     1
  The Special Meeting.................................................................     1
  The Exchange Transaction............................................................     1
  Vote Required.......................................................................     1
  Effective Time of the Exchange Transaction..........................................     2
  Purpose and Reason for the Exchange Transaction.....................................     2
  Certain Federal Income Tax Consequences.............................................     2
  Regulatory Filings and Approvals....................................................     3
  Conduct of Business After the Exchange Transaction..................................     3
  Interests of Certain Persons in the Exchange Transaction............................     3
  Consents from Holders of Senior Notes of Roadmaster.................................     4
  Required Amendments to Certificate of Incorporation and By-laws of Roadmaster.......     4
  Dissenters' Rights..................................................................     4
  Board of Directors' Recommendation..................................................     4
Information Regarding The Special Meeting.............................................     5
  General.............................................................................     5
  Vote By Proxy.......................................................................     5
  Cost of Proxy Solicitation..........................................................     5
  Outstanding Shares and Voting Rights................................................     5
The Exchange Transaction..............................................................     6
  Introduction........................................................................     6
  The Exchange Transaction............................................................     6
  Background of the Exchange Transaction..............................................     6
  Reasons for the Exchange Transaction; Board Recommendation..........................     7
  Management and Operations of Actava After the Exchange Transaction..................    10
  Management and Operations of Roadmaster After the Exchange Transaction..............    10
  Terms and Conditions of Agreement...................................................    11
  Regulatory Filings and Approvals....................................................    13
  Consents from Holders of Senior Notes of Roadmaster.................................    14
  Accounting Treatment................................................................    14
  Certain Federal Income Tax Consequences.............................................    14
  Public Trading Market...............................................................    15
  Interests of Certain Persons in the Exchange Transaction............................    15
  Registration Rights Agreement.......................................................    16
  Shareholders Agreement..............................................................    16
  Environmental Indemnity Agreement...................................................    18
  Dissenters' Rights..................................................................    18
  Conduct of Business of Actava After the Exchange Transaction........................    18
  Conduct of Business of Roadmaster After the Exchange Transaction....................    19
Restated and Pro Forma Selected Financial Data of The Actava Group Inc. (Unaudited)...    20
Restated and Pro Forma Selected Financial Data (Unaudited) of The Actava Group Inc....    21
Pro Forma Condensed Consolidated Financial Information (Unaudited)....................    22
  General.............................................................................    22
  Pro Forma Condensed Consolidated Statement of Continuing Operations.................    23
  Pro Forma Condensed Consolidated Balance Sheet......................................    25
Historical and Pro Forma Selected Consolidated Financial Data of Roadmaster
  Industries, Inc.....................................................................    27

                                                                                        PAGE
                                                                                        ----
Pro Forma Combined Financial Statements of Roadmaster Industries, Inc. and The Sports
  Subsidiaries........................................................................    29
Roadmaster Management's Discussion and Analysis of the Roadmaster Pro Forma Combined
  Financial Statements................................................................    35
Business Information Regarding Roadmaster.............................................    39
Business Information Regarding Actava and The Sports Subsidiaries.....................    41
  General.............................................................................    41
  Lawn and Garden Equipment...........................................................    41
  The Sports Subsidiaries.............................................................    42
  Recent Developments.................................................................    44
     Election of John D. Phillips as Chief Executive Officer of Actava................    44
     Sale of Qualex...................................................................    44
     Sale of Real Estate Investment...................................................    45
     Proposed Metromedia Transaction..................................................    45
     Certain Transactions.............................................................    47
Stock Ownership of Actava.............................................................    47
  Ownership of Actava Common Stock by Directors and Officers..........................    47
  Ownership of Actava Common Stock by Certain Holders.................................    48
Independent Auditors..................................................................    49
Other Matters.........................................................................    49
Available Information.................................................................    49
Incorporation of Certain Documents by Reference.......................................    49
Financial Statements of The Sports Subsidiaries.......................................   F-1
Financial Statements of Flexible Flyer................................................  F-29

                             THE ACTAVA GROUP INC.
                          4900 GEORGIA-PACIFIC CENTER
                             ATLANTA, GEORGIA 30303

                             ---------------------


                    PROXY STATEMENT, DATED NOVEMBER 3, 1994

                      FOR SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 2, 1994


                             ---------------------

                                  INTRODUCTION


     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Actava Group Inc. ("Actava" or the "Company") for use at a Special Meeting of Stockholders (the "Meeting") to be held on Friday, December 2, 1994, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting and described in detail herein. This Proxy Statement, together with a form of proxy, is first being mailed to stockholders of record on or about November 3, 1994.


                              SUMMARY INFORMATION

     The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the transactions described herein and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement and the Annex attached hereto and the documents incorporated by reference herein. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEX HERETO IN THEIR ENTIRETY.

THE SPECIAL MEETING

     At the Meeting, the stockholders of Actava will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of July 20, 1994 (the "Agreement") by and among Actava, Diversified Products Corporation ("Diversified Products"), Hutch Sports USA Inc. ("Hutch"), Nelson/Weather-Rite, Inc. ("Nelson/Weather-Rite"), Willow Hosiery Company, Inc. ("Willow") and Roadmaster Industries, Inc. ("Roadmaster") and consummation of the transactions contemplated thereby. A copy of the Agreement is attached to this Proxy Statement as Annex A and is incorporated herein by reference. Diversified Products, Hutch, Nelson/Weather-Rite and Willow are wholly-owned subsidiaries of Actava and are hereinafter referred to individually as a "Sports Subsidiary" and collectively as the "Sports Subsidiaries." See "THE EXCHANGE TRANSACTION."

THE EXCHANGE TRANSACTION

     The Agreement provides that, subject to the approval of the Agreement and the transactions contemplated thereby by the stockholders of Actava and Roadmaster and the satisfaction of certain other conditions, Actava will transfer to Roadmaster all of the issued and outstanding capital stock of the Sports Subsidiaries in exchange for an aggregate consideration of 19,169,000 shares (the "Exchange Shares") of Common Stock, $.01 par value per share, of Roadmaster ("Roadmaster Common Stock"). The transfer by Actava of the capital stock of the Sports Subsidiaries in exchange for the Exchange Shares hereinafter is referred to as the "Exchange Transaction." See "THE EXCHANGE TRANSACTION."

VOTE REQUIRED


     The affirmative vote of the holders of a majority of the shares of the Common Stock, $1.00 par value per share, of Actava ("Actava Common Stock") outstanding on October 21, 1994 is required for approval and adoption of the Agreement and consummation of the transactions contemplated thereby. As a result, abstentions and broker non-votes will have the effect of a negative vote at the Meeting. See "INFORMATION REGARDING THE SPECIAL MEETING -- Outstanding Shares and Voting Rights."

EFFECTIVE TIME OF THE EXCHANGE TRANSACTION

     The Exchange Transaction will become effective upon the closing of the transactions as contemplated by the Agreement. The date of closing (the "Closing Date") is expected to occur as soon as practicable following approval of the Agreement and the transactions contemplated thereby by the stockholders of Actava and Roadmaster.

PURPOSE AND REASONS FOR THE EXCHANGE TRANSACTION

     The purpose of the Exchange Transaction is to improve Actava's operating results and financial condition and to enable Actava to pursue other business opportunities. The Board of Directors of Actava believes that the Exchange Transaction will create more value for the Company's stockholders than the Company could create by continuing to operate the Sports Subsidiaries. The combination of Roadmaster and the Sports Subsidiaries will create one of the largest manufacturers and suppliers of recreation and sporting goods products in the United States with approximately $750 million in annual revenues. As a result of the Exchange Transaction, the Company will own approximately 39.6% of the outstanding stock of a combined enterprise with substantially larger annual revenues and greater financial resources than the Sports Subsidiaries on an individual or combined basis. The Company anticipates that the combined enterprise, through expanded market share, expanded managerial resources, increased utilization of plant production capacity and indirect manufacturing and administrative cost savings due to the consolidation of certain functional areas, will achieve over time an earnings level which will cause Actava's minority interest in Roadmaster's earnings to be greater than the earnings that could be achieved by the Sports Subsidiaries on a stand-alone basis. Since the acquisition of Diversified Products in June 1993, the Company has been supporting the working capital needs of Diversified Products through intercompany cash advances. At June 30, 1994, these advances totaled $10 million. As a result of the Exchange Transaction, Actava will be repaid these advances with interest over an 18 month period. The Company believes that this time period is of shorter duration than the anticipated repayment period if Diversified Products were to remain a wholly-owned subsidiary of the Company. The Company believes that this accelerated cash repayment, as well as the assumption by Roadmaster of approximately $39 million of notes payable relating to working capital financing requirements of the Sports Subsidiaries, improves the Company's immediate financial position and enhances its ability to pursue other business opportunities as they arise. In addition, by virtue of its ownership of 19,169,000 shares of Roadmaster Common Stock, the Company will benefit from increases in the value of Roadmaster Common Stock. The Board of Directors believes that such increases will occur as a result of the cost savings and other benefits expected to be realized by Roadmaster as a result of the Exchange Transaction. Although Actava has not made any formal representations or legally binding commitments which would limit its ability to purchase additional equity in Roadmaster, management of Actava intends to acquire the Roadmaster Common Stock for investment as part of the disposition of the Sports Subsidiaries and not for the purpose of obtaining control of Roadmaster. Further, Actava has no current plans for acquiring additional shares of Roadmaster Common Stock. Certain proposed changes to Roadmaster's Certificate of Incorporation and By-Laws are expected to preserve the positions held by existing members of Roadmaster's management. See "THE EXCHANGE
TRANSACTION -- Reasons for the Exchange Transaction" and "-- Conduct of Business of Actava After the Exchange Transaction."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Exchange Transaction is intended to be a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE EXCHANGE TRANSACTION -- Certain Federal Income Tax Consequences."

REGULATORY FILINGS AND APPROVALS

     Consummation of the Exchange Transaction is contingent upon the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "Hart-Scott-Rodino Act"). See "THE EXCHANGE
TRANSACTION -- Regulatory Filings and Approvals."

CONDUCT OF BUSINESS AFTER THE EXCHANGE TRANSACTION

     Actava's management is attempting to redirect the Company's focus in order to enhance stockholder value. In connection with these efforts, on August 12, 1994, the Company sold its 50% ownership interest in Qualex Inc. ("Qualex") to Eastman Kodak Company ("Kodak") and, as a result, is no longer engaged in the photofinishing business. In exchange for the Company's 50% ownership interest in Qualex, as well as a covenant not to compete and related releases from the Company, Kodak paid the Company $50 million in cash and agreed to pay the Company an additional $100 million without interest in two equal installments on February 13, 1995 and August 11, 1995. If the proposed Exchange Transaction is approved, the Company will no longer own and operate the Sports Subsidiaries but instead will own approximately 39.6% of the issued and outstanding shares of Roadmaster Common Stock (based on the number of shares of Roadmaster Common Stock outstanding as of the date of this Proxy Statement). The sales of the Company's photofinishing and sporting goods businesses are expected to improve the Company's operating results and financial condition and will enable the Company to pursue new business opportunities. The Company is presently evaluating new opportunities and strategies for enhancing stockholder value. On August 31, 1994, the Company entered into letters of intent providing for a proposed combination of the Company with Orion Pictures Corporation, MCEG Sterling Incorporated, and Metromedia International Telecommunications Inc. (the "Proposed Metromedia Transaction"). It is contemplated that the surviving entity of the Proposed Metromedia Transaction would be a global media, entertainment and communications company named Metromedia International Group, Inc. In the event the Proposed Metromedia Transaction and the Exchange Transaction are consummated, the surviving entity in the Proposed Metromedia Transaction will be the successor to Actava's stock ownership in Roadmaster and to Actava's various agreements with Roadmaster described herein. Consummation of the Proposed Metromedia Transaction is subject to a number of conditions, including completion of due diligence investigations by each of the parties, negotiation and execution of definitive agreements, the successful refinancing of the currently outstanding indebtedness of Orion Pictures Corporation, and approval of the transaction by Actava's Board of Directors and stockholders. None of these conditions has been satisfied. At the Meeting, Actava's stockholders will only be asked to consider and vote upon the Agreement and the consummation of the transactions contemplated thereby. No assurances can be given that the Proposed Metromedia Transaction will be approved by Actava's Board of Directors or that the parties to the Proposed Metromedia Transaction will successfully negotiate and enter into definitive agreements. If these events occur, however, Actava will call a separate meeting of stockholders for the purpose of considering and voting upon the Proposed Metromedia Transaction. See "THE EXCHANGE TRANSACTION -- Terms and Conditions of the Agreement," " -- Conduct of Business of Actava After the Exchange Transaction" and "BUSINESS INFORMATION REGARDING ACTAVA AND THE SPORTS SUBSIDIARIES -- Recent Developments."

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE TRANSACTION

     Henry Fong, the Chief Executive Officer and a director of Roadmaster, and Edward E. Shake, the Chief Operating Officer and a director of Roadmaster, will, as of the Closing Date, become parties to employment agreements with Roadmaster for a five-year term. In addition, Roadmaster will pay to Mr. Fong and Mr. Shake a completion fee of $595,000 and $63,000, respectively, upon the consummation of the Exchange Transaction. On the Closing Date, Actava will acquire certain rights pursuant to the terms of a Shareholders Agreement entitling it to nominate four persons to a nine-person Roadmaster Board of Directors and requiring Actava to vote in favor of Roadmaster's nominees to the Roadmaster Board of Directors. Roadmaster, Mr. Fong and Mr. Shake also will be parties to the Shareholders Agreement and will be similarly obligated to vote for Actava's nominees to the Roadmaster Board of Directors. Actava also will acquire certain rights pursuant to a Registration Rights Agreement to require Roadmaster to register, at either its or Actava's expense, the Exchange Shares and other shares of Roadmaster Common Stock that Actava may acquire. See "THE EXCHANGE TRANSACTION -- Interests of Certain Persons in the Exchange Transaction," "-- Shareholders Agreements," and
"-- Registration Rights Agreement."

CONSENTS FROM HOLDERS OF SENIOR NOTES OF ROADMASTER

     In order to consummate the Exchange Transaction, Roadmaster will be required to obtain the waiver or amendment of certain covenants and provisions of the indenture of trust (the "Indenture") governing its outstanding 11 3/4% Senior Subordinated Notes (the "Senior Notes"), principally the covenant governing the circumstances under which Roadmaster may incur additional indebtedness. See "THE EXCHANGE TRANSACTION -- Consents from Holders of Senior Notes of Roadmaster."

REQUIRED AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS OF ROADMASTER

     As a condition to consummation of the Exchange Transaction, Roadmaster will be required to amend and restate its Certificate of Incorporation and By-laws. Such amendments will, among other things, fix the number of directors of Roadmaster at nine, require that all stockholder action be taken at an annual or special meeting, provide for advance notice of nominations, require certain super-majority votes under certain circumstances for the Board of Directors of Roadmaster to remove its Chief Executive Officer or Chief Operating Officer, and require supermajority voting by the stockholders to amend certain provisions of the Certificate of Incorporation or By-laws. Among other things, the effect of these amendments will be to require a two-thirds vote of the members of the Board of Directors of Roadmaster to terminate Roadmaster's existing Chief Executive Officer and Chief Operating Officer, except that the Board of Directors will have the right to terminate such officers by a majority vote if Roadmaster has not reported positive net income from continuing operations for the preceding fiscal year.

DISSENTERS' RIGHTS

     Actava's stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Exchange Transaction.

BOARD OF DIRECTORS' RECOMMENDATION

     At the meeting held to consider the Agreement and the proposed consummation of the transactions contemplated thereby, the members of the Board of Directors of Actava carefully considered and unanimously approved the terms of the Agreement as being in the best interests of Actava and its stockholders. See "THE EXCHANGE TRANSACTION -- Reasons for the Exchange Transaction; Board Recommendation."

     THE BOARD OF DIRECTORS OF ACTAVA RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                   INFORMATION REGARDING THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of Common Stock of Actava in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Meeting. Each copy of this Proxy Statement being mailed or delivered to Actava's stockholders is accompanied by a proxy card and the Notice of Special Meeting of Stockholders.

VOTE BY PROXY

     All properly executed proxies in the form enclosed received in time for the Meeting will be voted according to their voting rights in accordance with the instructions contained thereon. If no choice is specified, proxies will be voted FOR the approval and adoption of the Agreement and consummation of the transactions contemplated thereby. The Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

     Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is voted at the Meeting or any adjournments thereof by filing with the Secretary of the Company, at the address of the Company stated above, a written notice of such revocation or by duly executing a proxy bearing a later date. In addition, if a person executing a proxy is present at the Meeting, he may, but need not, revoke his proxy, by notice of such revocation to the Secretary of the Meeting, and vote his shares in person. Proxies, if in the form enclosed, duly signed and received in time for voting, and not revoked before they are voted, will be voted at the Meeting in accordance with the instructions specified thereon.

COST OF PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by the Company's directors, officers and regular employees, without remuneration, in person or by telephone, facsimile transmission, telegram or mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the Meeting, and such persons will be reimbursed for out-of-pocket expenses incurred by them in connection therewith in accordance with the regulations of the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange for sending proxies and proxy materials to the beneficial owners of common stock.

     Proxies furnished to employees who participate in the Company's employee stock purchase plan, if returned by such employees, will represent voting instructions to the plan trustee with respect to the shares credited to the plan accounts of such employees.

OUTSTANDING SHARES AND VOTING RIGHTS


     The Actava Common Stock presently is the Company's only class of securities with general voting rights. Each share of Actava Common Stock is entitled to one vote on each matter properly coming before the Meeting and cumulation of votes is not permitted. Only stockholders of record as of the close of business on October 21, 1994 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had a total of 18,368,326 shares of Actava Common Stock issued and outstanding. Holders of 9,184,164 of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Meeting. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Agreement and the consummation of the transactions contemplated thereby must be approved by a majority of the issued and outstanding Common Stock. Accordingly, abstentions and broker non-votes will have the effect of a "no" vote in all cases.

                            THE EXCHANGE TRANSACTION

INTRODUCTION

     Actava, each of the Sports Subsidiaries and Roadmaster have entered into the Agreement which provides that, subject to certain conditions, Actava will transfer to Roadmaster all of the issued and outstanding shares of capital stock of the Sports Subsidiaries in exchange for an aggregate of 19,169,000 shares of Roadmaster Common Stock.

     At the Meeting, the stockholders of Actava will be asked to consider and vote upon a proposal to approve and adopt the Agreement and consummation of the transactions contemplated thereby. All descriptions and summaries of, or references to, the terms and conditions of the Agreement in this Proxy Statement are qualified in their entirety by reference to the Agreement which is included as Annex A hereto and incorporated herein by reference. Following the Exchange Transaction, Actava will own approximately 39.6% of the issued and outstanding shares of Roadmaster Common Stock (based on the number of shares of Roadmaster Common Stock outstanding as of the date of this Proxy Statement).

THE EXCHANGE TRANSACTION

     The Agreement provides that, subject to the approval of the Agreement and the transactions contemplated thereby by the stockholders of Actava and Roadmaster and the satisfaction of certain other conditions, Actava will transfer to Roadmaster all of the issued and outstanding capital stock of the Sports Subsidiaries in exchange for 19,169,000 shares of Roadmaster Common Stock. See "-- Terms and Conditions of the Agreement."

BACKGROUND OF THE EXCHANGE TRANSACTION

     General. In the first quarter of 1993, the former President and Chief Executive Officer of Actava, Charles R. Scott, announced the Company's entry into the life sports and leisure industry with the planned acquisition of Diversified Products. On June 8, 1993, the Company completed its acquisition of Diversified Products and in July 1993 the Company changed its name from Fuqua Industries, Inc. to The Actava Group Inc. in order to clearly indicate its intentions of becoming a significant participant in the life sports and leisure industry.

     In the first quarter of 1993, the Company also announced that it had engaged Merrill Lynch & Company to assist in exploring alternatives that would enable the Company to realize the fair value for its investment in its Snapper division. The alternatives included a possible sale, joint venture, public or private equity offering, or other type of transaction involving Snapper. In the third quarter of 1993, the Company experienced disappointing financial results at Snapper and anticipated declining results for the balance of the year. This performance and the anticipated performance caused the Company to initiate management changes at Snapper and caused a delay in the Company's efforts to develop a long-term strategy to realize the fair value from its investment in Snapper through the Merrill Lynch engagement. In the fourth quarter of 1993, the Company suspended its engagement of Merrill Lynch because it believed that its efforts to locate a purchaser or strategic partner or to engage in an equity offering would result in a substantial distraction for Snapper's management, distributors and dealers. The Company instructed Snapper management to devote full time and attention to improving operating results.

     In March 1994, the Company announced that its Board of Directors had appointed a committee of independent directors to select a successor to Mr. Scott, who at the time was 65 years of age. In April 1994, the Board of Directors elected John D. Phillips as the Company's President and Chief Executive Officer and successor to Mr. Scott. At that time, the Board directed Mr. Phillips to improve the Company's liquidity and profitability prospects as quickly as possible and to formulate other transactional approaches designed to enhance stockholder value. In addressing the first directive, the Company sold its interest in Qualex Inc. and entered into a contract to sell its Texas real estate investment. These sales provided or will provide the Company with financial stability through enhanced liquidity and will position the Company to take advantage of new business opportunities while servicing its existing debt obligations. See "BUSINESS INFORMATION REGARDING ACTAVA AND THE SPORTS SUBSIDIARIES -- Recent Developments."

     The Exchange Transaction. Soon after the election of Mr. Phillips, Actava and Roadmaster began discussions with respect to the possible acquisition of the Sports Subsidiaries by Roadmaster. On May 31, 1994, the senior management of Actava and Roadmaster reached agreement on the basic terms of the Exchange Transaction and the parties signed a non-binding letter of intent which provided for the acquisition by Roadmaster of all of the issued and outstanding capital stock of the Sports Subsidiaries in exchange for 19,169,000 shares of Roadmaster Common Stock. After Roadmaster and Actava executed the letter of intent, the Boards of Directors of the two companies directed their respective managements to undertake due diligence investigations and to begin negotiating the terms of a definitive agreement. From May 31, 1994 through July 20, 1994, Actava, the Sports Subsidiaries and Roadmaster proceeded with their respective due diligence reviews and negotiated the terms of the Agreement and the various ancillary agreements. Actava's Board of Directors met on June 10, 1994 and received a preliminary report on the proposed Exchange Transaction. On July 19, 1994, Actava's Board of Directors met and reviewed the Agreement, which was substantially complete, and approved the Agreement and the consummation of the transactions contemplated thereby. The Board of Directors authorized the officers of Actava to resolve certain outstanding issues and to execute the Agreement. The Agreement was executed by all parties on July 20, 1994.

REASONS FOR THE EXCHANGE TRANSACTION; BOARD RECOMMENDATION

     Actava. The proposed transfer of the Sports Subsidiaries to Roadmaster is one component of a major effort being undertaken by the Company's management during 1994 to improve the Company's operations and financial condition and to enhance stockholder value. The Board of Directors of Actava believes that the Exchange Transaction will create more value for the Company's stockholders than the Company could create through its continued operation of the Sports Subsidiaries. The combination of Roadmaster and the Sports Subsidiaries will create one of the largest manufacturers and suppliers of recreation and sporting goods products in the United States with approximately $750 million in annual revenues. As a result of the Exchange Transaction, the Company will own approximately 39.6% of the outstanding stock of a combined enterprise with substantially larger annual revenues and greater financial resources than the Sports Subsidiaries on an individual or combined basis. The Company anticipates that the combined enterprise, through expanded market share, expanded managerial resources, increased utilization of plant production capacity and indirect manufacturing and administrative cost savings due to the consolidation of certain functional areas, will achieve over time an earnings level which will cause Actava's minority interest in Roadmaster's earnings to be greater than the earnings that could be achieved by the Sports Subsidiaries on a stand-alone basis. Since the acquisition of Diversified Products in June 1993, the Company has been supporting the working capital needs of Diversified Products through intercompany cash advances. At June 30, 1994, these advances totaled $10 million. As a result of the Exchange Transaction, Actava will be repaid these advances with interest over an 18-month period. The Company believes that this time period is of shorter duration than the anticipated repayment period if Diversified Products were to remain a wholly-owned subsidiary of the Company. The Company believes that this accelerated cash repayment, as well as the assumption by Roadmaster of approximately $39 million of notes payable relating to working capital financing requirements of the Sports Subsidiaries, improves the Company's immediate financial position and enhances its ability to pursue other business opportunities as they arise.

     The Company has taken several steps, in addition to the proposed Exchange Transaction, to enhance the Company's profitability, liquidity and stockholder value. On August 12, 1994, the Company sold its 50% ownership interest in Qualex to Kodak and, as a result, is no longer engaged in the photofinishing business. In exchange for the Company's interest in Qualex and a covenant not to compete and related releases from the Company, Kodak paid the Company $50 million in cash and agreed to pay the Company an additional $100 million without interest in two equal installments on February 13, 1995 and August 11, 1995. The Company recorded a loss of $37,858,000 on the sale of its interest in Qualex and classified Qualex's results of operations to discontinued operations along with the loss upon disposition. Prior to June 30, 1994, Actava was deemed to control Qualex because it owned 51% of the voting stock of Qualex, was entitled to and elected a majority of the members of the Board of Directors of Qualex, and had the ability through its control of the Board of Directors to declare dividends, remove the executive officers of Qualex and otherwise direct the management and policies of Qualex, except for policies relating to certain designated actions requiring the consent of at least one member of the Board of Directors of Qualex designated by Kodak. Because of these rights, the Company believes that, under generally accepted accounting principles, it had effective unilateral control of Qualex which was not temporary during the period from 1988 until the second quarter of 1994. As a result, the Company consolidated the results of operations of Qualex with the results of operations of the Company for periods ending prior to June 30, 1994.



     Upon the formation of Qualex in 1988, the Company and Kodak entered into a Shareholders Agreement (the "Qualex Shareholders Agreement") that provided, among other things, for a reduction in the Company's voting control of Qualex from 51% to 50% and for changes in the composition of the Board of Directors of Qualex in the event of a "change in control" of the Company. The Qualex Shareholders Agreement defined the term "change in control" to include a "transaction or occurrence the effect of which is to give a person or group of affiliated persons or entities the power to direct the management and policies" of the Company.



     In 1991, Charles R. Scott was elected President and Chief Executive Officer of the Company. At the time of his election, Mr. Scott was also serving as Chairman and Chief Executive Officer of a company that owned approximately 25% of the Company's voting stock and was the Company's single largest stockholder. Because Mr. Scott was serving at the same time as the chief executive officer of both the Company and the Company's single largest stockholder, the Company and Kodak agreed that a "change in control" of the Company had occurred for purposes of the Qualex Shareholders Agreement. Despite this "change in control" of the Company, Kodak agreed that the Company would continue to own 51% of the voting control of Qualex and to elect a majority of the directors of Qualex. The Qualex Shareholders Agreement, however, was amended to provide that Kodak had the right to change the Company's control of Qualex on March 1, 1992 or on any subsequent March 1. During the period from 1991 until the second quarter of 1994, the Company did not believe that Kodak would exercise the right to change the Company's control of Qualex, and Kodak, in fact, did not exercise this right on March 1, 1992, 1993 or 1994.



     Mr. Phillips was elected as President and Chief Executive Officer of the Company on April 19, 1994. The Company did not believe that the election of Mr. Phillips constituted a "change in control" of the Company as defined in the Qualex Shareholders Agreement. This belief was based in part on the fact that
(i) Mr. Phillips beneficially owned less than 4% of the Company's voting stock at the time of his election, (ii) Delaware corporate law, under which the Company is governed, provides that the business and affairs of a corporation shall be managed by and under the direction of the board of directors -- not the president, and (iii) eight of the nine members of the Board of Directors of the Company after the election of Mr. Phillips were serving as directors before the election of Mr. Phillips. Kodak informed the Company that it believed that the election of Mr. Phillips constituted a "change in control" of the Company under the Qualex Shareholders Agreement and requested that changes be made in the Company's voting control of Qualex and in the composition of the Board of Directors of Qualex. The disagreement between the Company and Kodak as to whether or not a "change in control" had occurred was resolved on June 8, 1994 when the Company agreed that it would not contest Kodak's interpretation of the Qualex Shareholders Agreement. As a result, on June 30, 1994, the Company's ownership of the voting stock of Qualex was reduced to 50% and the Company and Kodak each became entitled to elect an equal number of members of the Board of Directors of Qualex. Because of these changes affecting the Company's control of Qualex, the Company discontinued its practice of consolidating the accounts of Qualex and began accounting for its ownership in Qualex under the equity method effective as of June 30, 1994. As a result, the Company's balance sheet, effective as of June 30, 1994, no longer includes approximately $770 million of Qualex's assets, including approximately $367 million of intangible assets, and approximately $398 million of Qualex's liabilities, including approximately $211 million of long-term debt and approximately $57 million of working capital debt.


     In addition to the sale of its interest in Qualex, the Company has entered into an agreement to sell a real estate investment near Houston, Texas, together with related development bonds, for $9 million in cash. The Company's real estate investment is comprised of approximately 6,000 acres of land. It is anticipated that the transaction will be completed on or before December 31, 1994.

     In reaching its decision to approve the Agreement and the transactions contemplated thereby, the Board of Directors consulted with the Company's management and independently considered the material factors described below. Based upon this review and a review of the business, operations and financial condition of Roadmaster, the Board of Directors approved the Agreement and the transactions contemplated thereby.

     - The Board of Directors believes that the Exchange Transaction is in the best interests of the Company and the Company's stockholders. As a result of the Exchange Transaction, the Company will own approximately 39.6% of the outstanding stock of a combined enterprise with substantially larger annual revenues and greater financial resources than the Sports Subsidiaries on an individual or combined basis. Furthermore, the combined enterprise will have an expanded market share and significantly expanded managerial resources than the Sports Subsidiaries now possess. It is anticipated that cost reductions can be realized by taking advantage of economies of scale, increasing utilization of production facilities and improving the efficiency of operations through the combined expertise and experience of the management of Roadmaster and the Sports Subsidiaries. The Company will benefit from these cost savings through its significant ownership interest in Roadmaster. Although the Company will have representation on Roadmaster's Board of Directors at a level that the Company believes to be appropriate in light of its stock ownership, the Company will not have unilateral control of Roadmaster and with the completion of the Exchange Transaction will relinquish unilateral control of the Sports Subsidiaries.

     - The transfer of the Sports Subsidiaries to Roadmaster will create a larger and stronger competitor in the sporting goods industry. The Board of Directors of the Company believes that Roadmaster, following the Exchange Transaction, will be in a better position to pursue successfully a strategy of internal growth coupled with the acquisition of complimentary product lines and well established trade names. With respect to internal growth, it is expected that the expanded customer base of the combined organization will permit it to sell its products to a broader range of customers and to offer wider product offerings to existing customers of the Sports Subsidiaries and Roadmaster. It should be recognized, however, that after the Exchange Transaction, Actava's business risk will expand to include existing Roadmaster businesses as well as a continuation of the business risk inherent in the Sports Subsidiaries.

     - The Board of Directors believes that the Exchange Transaction will create more value for the Company's stockholders than the Company could create by continuing to operate the Sports Subsidiaries. By virtue of its ownership of 19,169,000 shares of Roadmaster Common Stock, the Company will benefit from increases and will be negatively impacted by decreases in the value of Roadmaster Common Stock. The Board of Directors believes that the value of the Roadmaster Common Stock will increase over time as a result of the cost savings and other benefits to be realized by Roadmaster as a result of the Exchange Transaction.

     The Board of Directors did not retain the services of a financial advisor or obtain a fairness opinion in connection with its consideration of the Exchange Transaction. After considering the advantages to the Company of the Exchange Transaction as described above, and based on the recommendation of the Company's management, the Board of Directors concluded that the cost of retaining a financial advisor and obtaining a fairness opinion was not justified.

     Notwithstanding the expectations of Actava's Board of Directors and management regarding the benefits to be realized from the Exchange Transaction, including the Company's acquisition of a significant ownership interest in the combined enterprise, no assurance can be given that (i) the combined enterprise created by the Exchange Transaction will be able to realize the estimated cost savings or to compete more effectively against certain other competitors in the sporting goods industry, (ii) the value of the Roadmaster Common Stock to be owned by the Company will increase, or (iii) the Exchange Transaction will result in any improvement in the Company's profitability or any increase in the Company's stockholder value. In analyzing the Exchange Transaction and in its deliberations regarding approval of the Agreement and the transactions contemplated thereby, the Board of Directors focused its inquiry and examination on the potential advantages to the Company's stockholders, including enhanced profitability and stockholder value. In this process, the Board of Directors reviewed historical information provided by management of Roadmaster and the Sports Subsidiaries concerning the financial performance, condition, business operations and prospects of Roadmaster and the Sports Subsidiaries, the proposed structure of the transaction, the terms of the Agreement and the other documents to be executed in connection with the Exchange Transaction. The Board of Directors determined that the Exchange Transaction represents a good opportunity for the Company to acquire a significant ownership interest in one of the largest domestic suppliers of recreation and leisure products to mass merchandisers and to continue the process of redirecting the Company's focus to improve its operations and financial condition and to enhance profitability and stockholder value.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF ACTAVA UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS OF ACTAVA VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Roadmaster. In reaching its decision to approve the Agreement and the transactions contemplated thereby, the Board of Directors of Roadmaster consulted with its management team and advisors and independently considered a number of factors, including those described above. The Board of Directors of Roadmaster approved the Exchange Transaction based upon its independent review of such factors and its review of the business, operations and financial condition of the Sports Subsidiaries. The Board of Directors of Roadmaster also considered a report and analysis of the Sports Subsidiaries prepared by Jeffries & Co., Inc. Jeffries & Co., Inc. provided the Board of Directors of Roadmaster with its opinion that the Exchange Transaction is fair to Roadmaster's stockholders from a financial point of view.

MANAGEMENT AND OPERATIONS OF ACTAVA AFTER THE EXCHANGE TRANSACTION


     Following consummation of the Exchange Transaction, Actava will continue to be operated by its current management team and Board of Directors. The Company is actively seeking to identify synergistic business combinations for its Snapper division and would ultimately like for Snapper to operate as or as part of a publicly held company in which the Company has an interest. Although the Company would prefer to own an interest in a publicly held Snapper, the Company is exploring other alternatives for Snapper including a possible sale or joint venture or the continued operation of Snapper as a division or subsidiary. The Company currently is not a party to any agreements with respect to any acquisitions or business combinations regarding Snapper nor does it have any immediate plans or agreements that would cause Snapper to become publicly owned. The Company will retain and continue to operate Snapper unless and until an alternative is identified that will create greater stockholder value in the judgment of the Company's management and Board of Directors.



     After the Board of Directors approved the Exchange Transaction, the Company, on August 31, 1994, entered into letters of intent in connection with the Proposed Metromedia Transaction. It is contemplated that the surviving entity of the Proposed Metromedia Transaction would be a global media, entertainment and communications company named Metromedia International Group, Inc. Consummation of the Proposed Metromedia Transaction is subject to a number of conditions, including completion of due diligence investigations by each of the parties, negotiation and execution of definitive agreements, and approval of the transaction by Actava's Board of Directors and stockholders. None of these conditions has been satisfied. No assurances can be given that the Proposed Metromedia Transaction will be approved by Actava's Board of Directors or that the parties to the Proposed Metromedia Transaction will successfully negotiate and enter into definitive agreements. See "Business Information Regarding Actava and the Sports Subsidiaries -- Recent Developments."


MANAGEMENT AND OPERATIONS OF ROADMASTER AFTER THE EXCHANGE TRANSACTION

     Following consummation of the Exchange Transaction, Roadmaster will continue to be operated by its existing management team as well as by management personnel from the Sports Subsidiaries. Henry Fong, the current Chief Executive Officer of Roadmaster, will continue as Chief Executive Officer of Roadmaster, and

Edward E. Shake, the current Chief Operating Officer of Roadmaster, will continue as its Chief Operating Officer. The Agreement provides that, as of the Closing Date, the number of members of the Board of Directors of Roadmaster will be fixed at nine persons, including the five existing directors of Roadmaster and four additional directors to be designated by Actava prior to the Closing Date. It is currently anticipated that John D. Phillips, who is President and Chief Executive Officer of Actava, will be one of the persons designated by Actava to serve as a director of Roadmaster. Actava has not identified the remaining three persons that it will designate to serve as directors of Roadmaster.

TERMS AND CONDITIONS OF THE AGREEMENT

     Set forth below is a description of the principal terms and conditions of the Agreement. The description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

  Conditions to the Exchange Transaction

     MUTUAL CONDITIONS. The respective obligations of Actava and Roadmaster to consummate the Exchange Transaction are subject to the satisfaction or waiver of certain mutual conditions including the following:

          1. All waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated;

          2. No injunction, order, decree or stay shall be in effect which prevents the consummation of the Exchange Transaction;

          3. The Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the stockholders of Actava and Roadmaster;

          4. Certain amendments to the Certificate of Incorporation of Roadmaster shall have been approved by the requisite vote of the Roadmaster stockholders, including amendments to increase the number of authorized shares of Roadmaster Common Stock, to fix the number of directors of Roadmaster at nine, to require that all stockholder action be taken at an annual or special meeting, to provide for advance notice of nominations, to require certain super-majority votes under certain circumstances for the Board of Directors of Roadmaster to remove its Chief Executive Officer or Chief Operating Officer, and to require super-majority voting by the stockholders to amend certain provisions of the Certificate of Incorporation or By-laws;

          5. All material consents or approvals of any person to the Exchange Transaction shall have been obtained;

          6. All consents or approvals of government agencies or bodies required in connection with the Exchange Transaction shall have been obtained;

          7. The Exchange Shares have been approved for listing on the New York Stock Exchange or the American Stock Exchange, as the case may be, subject to notice of issuance; and

          8. Actava and Roadmaster shall have executed and delivered an Environmental Indemnity Agreement relating to certain property presently owned by Diversified Products. See " -- Environmental Indemnity Agreement" below.

     CONDITIONS TO OBLIGATIONS OF ACTAVA AND THE SPORTS SUBSIDIARIES. The obligations of Actava and the Sports Subsidiaries to consummate the Exchange Transaction are subject to the satisfaction or waiver of certain other conditions, including the following:

          1. The representations and warranties of Roadmaster made in the Agreement shall be true and correct in all material respects as of the Closing Date, and all covenants and agreements required to be performed by Roadmaster prior to the Closing Date shall have been performed in all material respects, and Roadmaster shall have delivered an officer's certificate stating the foregoing;

          2. A legal opinion of counsel to Roadmaster, substantially in the form called for by the Agreement, shall have been received by Actava;

          3. No material adverse change in the business, assets, prospects, conditions or results of operations of Roadmaster shall have occurred;

          4. Roadmaster shall have executed and delivered the Registration Rights Agreement (see "-- Registration Rights Agreement" below);

          5. Each of Roadmaster, Henry Fong and Edward E. Shake shall have executed and delivered the Shareholders Agreement (see "-- Shareholders Agreement" below);

          6. Roadmaster shall have executed and delivered to Actava an unconditional guarantee of certain intercompany indebtedness of Diversified Products to another subsidiary of Actava in the amount of $10 million as of September , 1994 (the "Diversified Products Note");

          7. Four designees of Actava shall have been elected to the Roadmaster Board of Directors;

          8. Each of Henry Fong and Edward E. Shake shall have entered into employment agreements with Roadmaster;

          9. Actava shall have been released from any guarantee or assurance of any obligation of the Sports Subsidiaries and their subsidiaries;

          10. Actava shall have received certificates of insurance or other evidence reasonably satisfactory to Actava that Roadmaster has obtained certain insurance coverage for the Sports Subsidiaries;

     CONDITIONS TO ROADMASTER'S OBLIGATIONS. Roadmaster's obligation to consummate the Exchange Transaction is subject to the satisfaction and waiver of certain other conditions, including the following:

          1. The representations and warranties of Actava and the Sports Subsidiaries made in the Agreement shall be true and correct in all material respects as of the Closing Date, and all covenants and agreements required to be performed by Actava and the Sports Subsidiaries prior to the Closing Date shall have been performed in all material respects, and Actava and the Sports Subsidiaries shall have delivered an officer's certificate stating the foregoing;

          2. A legal opinion of counsel to Actava and the Sports Subsidiaries, substantially in the form called for by the Agreement, shall have been received by Roadmaster;

          3. No material adverse change in the business, assets, prospects, conditions or results of operations of the Sports Subsidiaries shall have occurred;

          4. Actava shall have executed and delivered the Shareholders Agreement (see "-- Shareholders Agreement" below);

          5. All liens, claims, encumbrances, security interests, equities, charges and options on the Sports Subsidiaries' stock shall have been terminated or released; and

          6. Roadmaster shall have received a certificate stating that no event of default exists under the Diversified Products Note.

     Amendment and Termination of the Agreement. The Agreement, including all of the provisions referred to herein, may be amended or modified in writing by the parties thereto or by action of Actava and Roadmaster at any time before the Closing Date; provided, however, that if the amendment is one which requires stockholder approval, such amendment will not be effective without such approval. The Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Actava or Roadmaster, by the mutual consent of Actava and Roadmaster. In addition, Actava or Roadmaster may terminate the Agreement (i) if the other fails to perform in any material respect any covenant in the Agreement and does not cure such failure within 30 business days after the terminating party delivers written notice of the alleged failure, or (ii) if any condition to the obligations of the non-performing party is not satisfied (other than by reason of a breach by that party of its obligations under the Agreement) and it reasonably appears that the condition cannot be satisfied prior to December 31, 1994. The Agreement also may be terminated by either Actava or Roadmaster if the Exchange Transaction has not been consummated on or before December 31, 1994.

     Upon termination of the Agreement in accordance with its terms, the Agreement will become void and there will be no liability on the part of either Actava, the Sports Subsidiaries or Roadmaster, except for certain expense and confidentiality obligations and breakup fees, if any.

     In the event that either Actava or Roadmaster refuses to consummate the Exchange Transaction, either in breach of the Agreement or as a result of the failure of such party to obtain the approval of its stockholders and such breach or failure to obtain stockholder approval is the result of Actava's or Roadmaster's decision to pursue or recommend to its respective stockholders an alternative transaction with a third party, then the party that has refused or is unable to consummate the Exchange Transaction is obligated to pay to the other party a breakup fee of $1.5 million as liquidated damages. Upon such payment there will be no further liability on the part of either Roadmaster or Actava and the Sports Subsidiaries with respect to the Exchange Transaction, except for certain expenses and confidentiality obligations.

     Conduct of Business by Roadmaster and the Sports Subsidiaries Prior to the Exchange Transaction. Except as otherwise provided in the Agreement, each of Roadmaster and the Sports Subsidiaries have agreed, pending consummation of the Exchange Transaction, to conduct their operations in the ordinary course of business, consistent with past practice, and not enter into or cause their subsidiaries to enter into certain material transactions unless agreed to by Actava, in the case of a Roadmaster transaction, or agreed to by Roadmaster, in the case of a Sports Subsidiary transaction. The Sports Subsidiaries will be permitted to declare and pay to Actava, prior to the Closing Date, a cash dividend in an aggregate amount of $300,000 less expenses of the Exchange Transaction paid by the Sports Subsidiaries.

     Agreement Not To Solicit Other Offers. Pursuant to the Agreement, Actava, the Sports Subsidiaries and Roadmaster have agreed that they will not directly or indirectly, solicit, encourage or participate in any way in discussions or negotiations with, or provide any information or assistance to, any third party regarding the acquisition or purchase of any of the shares of capital stock of Roadmaster and its respective subsidiaries or the Sports Subsidiaries and their respective subsidiaries, or any substantial part of the business or assets of Roadmaster and its respective subsidiaries or the Sports Subsidiaries and their respective subsidiaries. See "-- Amendment and Termination of the Agreement" above.

     Expenses. The Agreement provides that each of the parties will pay its expenses incurred in connection with the Exchange Transactions.

REGULATORY FILINGS AND APPROVALS


     Actava and Roadmaster have filed with the Federal Trade Commission the appropriate applications for governmental and regulatory notices or approvals required as a condition to the consummation of the Exchange Transaction. All required regulatory approvals have been obtained.

CONSENTS FROM HOLDERS OF SENIOR NOTES OF ROADMASTER

     In connection with the Exchange Transaction, Roadmaster will indirectly assume approximately $39.2 million of indebtedness of the Sports Subsidiaries under finance and security agreements with various financial institutions. In addition, Roadmaster will indirectly assume approximately $26.0 million of trade payables and other accrued expenses incurred in the ordinary course of business of the Sports Subsidiaries and approximately $10.0 million of indebtedness under the Diversified Products Note.

     The Indenture pursuant to which Roadmaster's Senior Notes were issued, among other things, limits Roadmaster's ability to incur additional indebtedness that exceeds an indebtedness ratio set forth in the Indenture. According to Roadmaster's calculations, and accounting for the Exchange Transaction on a pro forma basis, Roadmaster's indebtedness will exceed that allowed by the Indenture. Consequently, a waiver from compliance with the applicable covenant of the Indenture or an amendment to such Indenture provisions will be required in order to consummate the Exchange Transaction.

ACCOUNTING TREATMENT

     The accounting treatment of the Exchange Transaction for Actava will depend upon the value of the Exchange Shares as of the Closing Date (the "Stock Value") and Actava's book value in the Sports Subsidiaries as of the Closing Date as adjusted for certain indebtedness owed by Diversified Products to an Actava affiliate to be repaid following the Closing Date (the "Book Value"). If the Stock Value exceeds the Book Value as of the Closing Date, no gain will be realized by Actava for accounting purposes, and Actava will record the Exchange Shares on its books at an amount equal to the Book Value. On the other hand, if the Book Value exceeds the Stock Value as of the Closing Date, then Actava will record a loss upon consummation of the Exchange Transaction in an amount equal to the difference between the Book Value and the Stock Value. The Book Value of the Sports Subsidiaries was $70.7 million as of June 30, 1994 and $70.5 million as of August 31, 1994. The Stock Value would be approximately $70.7 million based on the $3.6875 closing price for Roadmaster Common Stock on June 30, 1994 and approximately $71.9 million based on the $3.75 closing price for Roadmaster Common Stock on September 30, 1994.

     Actava has not accounted for the Sports Subsidiaries as discontinued operations due to the interest in Roadmaster to be retained by Actava following consummation of the Exchange Transaction. Actava will begin accounting for its investment in Roadmaster under the equity method upon consummation of the Exchange Transaction.

     The Exchange Transaction will be accounted for by Roadmaster as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes. A final determination of required purchase accounting adjustments and of the fair market value of the assets and liabilities of the Sports Subsidiaries has not been made. Following consummation of the Exchange Transaction, Roadmaster will undertake a study to determine the fair market value of the specific assets and liabilities of the Sports Subsidiaries and will make appropriate purchase accounting adjustments.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain anticipated federal income tax consequences of the Exchange Transaction to Actava. This summary is based on the Code, regulations and rulings as now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein.

     If the Exchange Transaction occurs in accordance with the Agreement, it is expected that the Exchange Transaction will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(B) of the Code, with the following federal income tax consequences to the Company:

          1. No gain or loss will be recognized by the Company as a result of the receipt of the Exchange Shares in exchange for all of the issued and outstanding capital stock of the Sports Subsidiaries.

          2. The tax basis of the Exchange Shares acquired by the Company will be the same as its aggregate adjusted tax basis in the capital stock of the Sports Subsidiaries.

          3. The holding period of the Exchange Shares received by the Company in the Exchange Transaction will include the holding period during which the Company held the capital stock of the particular Sports Subsidiary exchanged for such Exchange Shares.

          4. No gain or loss will be recognized by the Company's stockholders as a result of the receipt by the Company of the Exchange Shares in the Exchange Transaction.

PUBLIC TRADING MARKET


     The outstanding shares of Actava Common Stock are listed on The New York Stock Exchange and the Pacific Stock Exchange (Symbol: ACT). On May 27, 1994, the last business day preceding the public announcement of the proposed Exchange Transaction, the high and low sales prices of Actava's Common Stock on The New York Stock Exchange were $9.00 and $8.625, respectively. On October 28, 1994, the high and low sales prices of Actava Common Stock on The New York Stock Exchange were $9.125 and $9.00, respectively. There currently is no trading market in the capital stock of the Sports Subsidiaries.



     The outstanding shares of Roadmaster Common Stock are currently listed on the American Stock Exchange (Symbol: RDM). Roadmaster is considering the filing of an application to list its Common Stock on The New York Stock Exchange to become effective on or before the Closing Date, but no application has been filed and there are no assurances that the Roadmaster Common Stock will be approved for listing on The New York Stock Exchange if an application is filed. In the event the Roadmaster Common Stock is not listed on the New York Stock Exchange, Actava and Roadmaster anticipate that the Exchange Shares will be listed on the American Stock Exchange and that the listing of the existing outstanding shares on the American Stock Exchange will be unaffected by consummation of the Exchange Transaction. On May 27, 1994, the last business day preceding public announcement of the proposed Exchange Transaction, the high and low sales prices of the Roadmaster Common Stock on the American Stock Exchange were $3.875 and $3.625, respectively. On October 28, 1994, the closing sales price of the Roadmaster Common Stock was $3.75.


INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE TRANSACTION

     Certain members of Roadmaster's management and its Board of Directors have interests in the Exchange Transaction that are in addition to the interests of Roadmaster's stockholders generally. Henry Fong, who currently serves as President, Chief Executive Officer and a director of Roadmaster, and Edward E. Shake, who currently serves as Chief Operating Officer and a director of Roadmaster, are each prospective parties to employment agreements with Roadmaster to be dated as of the Closing Date. Pursuant to the employment agreements, which will have five year terms, Mr. Fong and Mr. Shake will receive annual salaries of $600,000 and $450,000, respectively.

     In addition, Mr. Fong and Mr. Shake will be eligible to receive a completion fee of $595,000 and $63,000, respectively, for their services in connection with structuring and negotiating the Exchange Transaction. Prior to the Exchange Transaction, Mr. Fong received no salary or other compensation from Roadmaster other than directors' fees and fees paid in connection with and upon completion of Roadmaster's acquisitions of various entities. The completion fees for Mr. Fong and Mr. Shake are payable in 1995, contingent upon certain future events, including the continued services of Mr. Fong and Mr. Shake and the successful assimilation of the Sports Subsidiaries' businesses with Roadmaster's businesses. Upon completion of the Exchange Transaction, Mr. Fong will be paid an annual salary under his employment agreement. Roadmaster will pay additional completion fees aggregating $42,000 to certain other officers of Roadmaster in connection with the Exchange Transaction.

     In connection with the Exchange Transaction, Roadmaster will amend and restate its Certificate of Incorporation and By-laws to provide, among other things, for certain super-majority voting requirements under certain circumstances for the Board of Directors of Roadmaster to remove the Chief Executive Officer and Chief Operating Officer. The effect of these amendments will be to require a two-thirds vote of the members of the Board of Directors of Roadmaster to terminate Roadmaster's existing Chief Executive Officer and Chief Operating Officer, except that the Board of Directors will have the right to terminate such officers by a majority vote if Roadmaster has not reported positive net income from continuing operations for the fiscal year preceding the Board's election to terminate such officers.

     Pursuant to the Agreement, Actava, Roadmaster, Mr. Fong and Mr. Shake will enter into a Shareholders Agreement that provides, among other things, that Actava shall have the right to designate four individuals who will be elected to Roadmaster's nine-member Board of Directors. It is anticipated that John D. Phillips, the President and Chief Executive Officer of Actava, will be one of the individuals designated by Actava to serve as a director of Roadmaster. The Company has not identified the remaining three persons that it will designate for election to Roadmaster's Board of Directors. The Shareholders Agreement also provides that Actava will use its best efforts to cause the nomination for election of the five directors designated by Roadmaster and will vote its shares of Roadmaster Common Stock in favor of such designees. See "-- Shareholders Agreement."

REGISTRATION RIGHTS AGREEMENT

     As a condition to consummation of the Exchange Transaction, Roadmaster must enter into a Registration Rights Agreement with Actava. Such Agreement will grant to Actava and its affiliates and any transferee who acquires at least 1,000,000 of the Exchange Shares the right to require Roadmaster to register the Exchange Shares and any other shares of Roadmaster Common Stock held by Actava (collectively, "Registrable Stock") under the Securities Act of 1933, as amended (the "Securities Act"). Registration may be demanded at any time during a ten-year period beginning as of the Closing Date (the "Registration Period") by the holders of at least 50% of the Registrable Stock if a "long-form" registration statement (i.e., a registration statement on Form S-1, S-2 or other similar form) is requested or by the holders of Registrable Stock with a value of at least $500,000 if a "short-form" registration statement (i.e., a registration statement on Form S-3 or other similar form) is requested. Roadmaster is required to pay all expenses incurred (other than the expenses of counsel, if any, for the holders of Registrable Stock and the expenses of underwriters' counsel) for any two registrations requested by the holders of Registrable Stock during the Registration Period. Roadmaster will become obligated to pay the expenses of two additional registrations if Roadmaster is not eligible to use a short-form registration statement to register the Registrable Stock at any time during the Registration Period. All other registrations will be at the expense of the holders of the Registrable Stock. While no assurances can be given with respect to its qualification in the future, Roadmaster currently is eligible to use a short-form registration statement to register the Registrable Stock.

     In addition to the demand registration rights described above, if Roadmaster at any time proposes to register under the Securities Act any of its securities for sale for its own account or for the account of any person, subject to certain exceptions, it is required to provide the holders of Registrable Stock with the opportunity to sell some or all of their Registrable Stock pursuant to such registration. Roadmaster, however, is not required to grant any concession or additional rights to any other person to secure the right of any holder of Registrable Stock to participate in such incidental registrations. In addition, Roadmaster will have the right at least once during each twelve-month period to defer filing any demand registration statement for a period of up to 90 days after a request for registration by the holders of the requisite number of shares of Registrable Stock.

     Any future registration rights granted by Roadmaster may not impair the priority of the registration rights granted to the holders of Registrable Stock but Roadmaster may grant registration rights that are substantially similar to or that rank on a parity with the registration rights granted under the Registration Rights Agreement.

SHAREHOLDERS AGREEMENT

     Pursuant to the Agreement, Actava, Roadmaster, Henry Fong and Edward E. Shake will enter into a Shareholders Agreement as of the Closing Date. Such agreement will expire on the fifth anniversary of the Closing Date unless it is earlier terminated in accordance with its terms. Pursuant to the Shareholders

Agreement, the parties thereto will agree to take all necessary action to cause Roadmaster's Board of Directors to be fixed at nine members during the life of such agreement. Concurrently with the execution and delivery of the Shareholders Agreement, four individuals designated by Actava (the "Actava Designated Directors") will be elected by the existing Roadmaster Board of Directors to new seats on Roadmaster's Board of Directors. Two of the four Actava Designated Directors must be persons who are not employees, officers, or affiliates of Roadmaster or Actava. The parties to the Shareholders Agreement are required to use their best efforts to cause the nomination for election of the four Actava Designated Directors and five directors designated by Roadmaster (the "Roadmaster Designated Directors"). Three of the Roadmaster Designated Directors also must be persons who are not employees, officers or affiliates of Roadmaster or Actava. The Shareholders Agreement obligates the parties to use their best efforts to cause at least one of the Actava Designated Directors to serve on each committee of Roadmaster's Board of Directors and to cause at least two Actava Designated Directors to serve on any committee which consists of five or more members.

     If, as a result of Actava's sale, transfer or assignment of Roadmaster Common Stock, the number of shares of Roadmaster Common Stock owned by Actava is reduced to a number less than 12,000,000 but equal to or more than 8,000,000, then Actava will become entitled to designate only three members to Roadmaster's Board of Directors; if the number of shares of Roadmaster Common Stock owned by Actava is reduced to less than 8,000,000 but equal to or more than 5,000,000, then Actava shall be entitled to designate only two members to Roadmaster's Board of Directors; and if the number of shares of Roadmaster Common Stock owned by Actava is reduced to less than 5,000,000 but equal to or more than 2,000,000, then Actava shall be entitled to designate only one member to Roadmaster's Board of Directors.

     Subject to the limitations described above, the parties to the Shareholders Agreement have agreed that they will at all times and upon every opportunity affirmatively vote all of their shares of Roadmaster Common Stock to cause the Board of Directors to be composed of five Roadmaster Designated Directors and four Actava Designated Directors. In addition, Mr. Fong is obligated to use his best efforts to cause Equitex, Inc. to support the nomination and election of the Actava Designated Directors. Mr. Fong is the President and Chief Executive Officer and a director of Equitex, Inc., which currently owns 17.3% of the outstanding shares of Roadmaster Common Stock (10.5% after giving effect to the issuance of the Exchange Shares).

     Actava's obligation to support the nomination and election of the Roadmaster Designated Directors will terminate if (i) Roadmaster has not reported positive net income from continuing operations for its last fiscal year, (ii) the Actava Designated Directors have not been nominated and supported by the other parties to the Shareholders Agreement, or (iii) the Actava Designated Directors have not been elected to, and are not then serving on, the Roadmaster Board of Directors. The obligation of Roadmaster, Mr. Fong and Mr. Shake to support the nomination and election of the Actava Designated Directors will terminate if the Roadmaster Designated Directors have not been supported by Actava or if the Roadmaster Designated Directors have not been elected to, and are not then serving on, the Roadmaster Board of Directors.

     In addition to the voting provisions, the Shareholders Agreement grants Roadmaster a right of first refusal with respect to any proposed sale of the Exchange Shares by Actava for as long as the Actava Designated Directors have been nominated and elected to the Roadmaster Board of Directors. Such right of first refusal will not apply to any proposed sale, transfer or assignment of Exchange Shares to any person who would, after consummation of such transaction, own less than ten percent (10%) of the outstanding shares of Roadmaster Common Stock or to any sale of Exchange Shares pursuant to a registration statement filed under the Securities Act if Actava has used its reasonable best efforts not to make any sales pursuant to such registration statement to any single purchaser or "Acquiring Person" who would after the consummation of such transaction own ten percent or more of the outstanding shares of Roadmaster Common Stock. "Acquiring Person" generally is defined to mean any person or group which together with all affiliates is the owner or beneficial owner of five percent or more of the outstanding shares of Roadmaster Common Stock. The right of first refusal also would not apply to any proposed sale, transfer or assignment of Exchange Shares to an affiliate of Actava.

     In the event the parties to the Shareholders Agreement dispose of a portion of their Roadmaster Common Stock, there can be no assurance that the nominees designated by Roadmaster or Actava actually will be elected to Roadmaster's Board of Directors. In the event either the Roadmaster Designated Directors or the required number of Actava Designated Directors are not elected, then the Shareholders Agreement will be terminated.

ENVIRONMENTAL INDEMNITY AGREEMENT

     Diversified Products owns approximately 123 acres of land in Opelika, Alabama on which its primary manufacturing facility and other peripheral facilities are located. On the southwestern corner of such land is a storage area used to stockpile cement, sand, and mill scale materials (the "Materials Storage Area") which were being used in connection with, or were a by product of, Diversified Products' manufacture of exercise weights, a part of its product line.

     On November 13, 1991, the United States Environmental Protection Agency ("EPA") issued a "RCRA Facility Assessment -- Interim Final Report" ("RFA") identifying solid waste management units at the Opelika facility. The RFA identified 46 solid waste management units including the Materials Storage Area and one area for further study at the Opelika plant site.

     In June 1994, manufacture of exercise weights was discontinued by Diversified Products at its facility in Opelika, Alabama, and Roadmaster began producing exercise weights for Diversified Products on a contract basis at Roadmaster's Olney, Illinois facility.

     Since Diversified Products' facility at Opelika is not presently, nor in the future is anticipated to be, used to manufacture and produce the weights and in light of the identification of the Materials Storage Area as a solid waste management unit, Roadmaster and Actava agreed that 17 acres of land on which the Materials Storage Area is located will be conveyed, prior to the Closing Date, by Diversified Products to a newly-formed, wholly-owned subsidiary of Actava ("Newco") along with any permits, licenses, and other authorizations held by Diversified Products under federal, state and local laws governing pollution or protection of the environment associated with such parcel. Simultaneously with the Closing, Diversified Products will declare and pay to Actava an in-kind dividend of all the outstanding capital stock of Newco, and Roadmaster and Actava shall enter into an Environmental Indemnity Agreement (the "EIA") under which Actava will indemnify Roadmaster for costs and liabilities resulting from the presence on or migration of regulated materials from the Materials Storage Area. The EIA does not apply to any existing environmental liability with respect to the Opelika facility other than the Materials Storage Area and is designed to limit any liability on the part of Roadmaster only for the Materials Storage Area.

     Diversified Products is currently in the process of applying for a post-closure permit for a former chrome plating tank at the Opelika facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL STATEMENT." It is anticipated that when Diversified Products receives its post-closure permit from the Alabama authorities, the EPA will issue a permit to Diversified Products requiring additional investigation of solid waste management units at the Opelika facility (exclusive of the Materials Storage
Area) and, if necessary, requiring corrective action for releases of hazardous materials. While no assurances can be given, it is anticipated that in connection with any investigation and corrective action which is required at the Materials Storage Area, federal and state environmental authorities will acknowledge that Actava has retained ownership of this area, will issue a separate permit with respect to such area, and will require Actava rather than Roadmaster to undertake and finance any necessary investigation and corrective action.

DISSENTER'S RIGHTS

     Actava's stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the proposed Exchange Transaction.

CONDUCT OF BUSINESS OF ACTAVA AFTER THE EXCHANGE TRANSACTION

     Since April 1994, Actava's management has taken several steps to redirect the Company's focus in order to improve the Company's operating results and financial condition and to enable it to pursue other business operations. Following the Exchange Transaction, the Company will no longer be directly involved in the sporting goods business but will own approximately 39.6% of the issued and outstanding shares of Roadmaster Common Stock. The Company will continue to be engaged in the lawn and garden industry through operation of its Snapper division, which manufactures Snapper brand power lawnmowers, lawn tractors, garden tillers and snow throwers and distributes blowers, string trimmers and edgers. The Company is exploring a number of alternatives for realizing value from its investment in Snapper, including a possible sale, joint venture, public offering or other action. The Company, however, will retain and continue to operate Snapper unless and until an alternative is identified that will create greater stockholder value in the judgment of the Company's management and Board of Directors. Following the Exchange Transaction, Actava intends to pursue new business opportunities and strategies for enhancing stockholder value. On August 31, 1994, the Company entered into letters of intent in connection with the Proposed Metromedia Transaction. It is contemplated that the surviving entity of the Proposed Metromedia Transaction would be a global media, entertainment and communications company named Metromedia International Group, Inc. Consummation of the Proposed Metromedia Transaction is subject to a number of conditions, including completion of due diligence investigations by each of the parties, negotiation and execution of definitive agreements, the successful refinancing of the currently outstanding indebtedness of Orion Pictures Corporation, and approval of the transaction by Actava's Board of Directors and stockholders. None of these conditions has been satisfied. No assurances can be given that the Proposed Metromedia Transaction will be approved by Actava's Board of Directors or that the parties to the Proposed Metromedia Transaction will successfully negotiate and enter into definitive agreements.

CONDUCT OF BUSINESS OF ROADMASTER AFTER THE EXCHANGE TRANSACTION

     It is anticipated that Roadmaster, following the consummation of the Exchange Transaction, will continue for a period of time to operate the Sports Subsidiaries as wholly-owned subsidiaries. One or more of the Sports Subsidiaries may, however, be consolidated with other Roadmaster operations or subsidiaries to achieve operating efficiencies by consolidating overhead, in connection with borrowing arrangements, or for other business reasons. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE PRO FORMA COMBINING FINANCIAL STATEMENTS OF ROADMASTER."

                 RESTATED AND PRO FORMA SELECTED FINANCIAL DATA
                            OF THE ACTAVA GROUP INC.
                                  (UNAUDITED)

     The following information sets forth the restated and pro forma selected financial data of Actava for the year ended December 31, 1993 and the six months ended June 30, 1994.


     The restated pro forma selected financial data as of and for the year ended December 31, 1993 and as of and for the six months ended June 30, 1994 reflects the historical financial data of the Company as reported in the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K and the Company's Consolidated Financial Statements included in the Company's Form 10-Q for the quarter ended June 30, 1994, as adjusted for the Company's Form 8-K filed with the Securities and Exchange Commission (the "Commission") on August 25, 1994 to report the sale of the Company's interest in Qualex. In connection with the sale of Qualex, the Company received $50,000,000 in cash and a promissory note in the principal amount of $100,000,000. The promissory note is payable in two installments of $50,000,000 each, without interest, on February 13, 1995 and August 11, 1995. Because the principal amount due under the note does not bear interest, the Company discounted the value of the note to $92,832,000 and will record imputed interest income of $7,168,000 over the term of the note. These amounts are reflected in the restated selected income statement data as if the transaction had occurred as of January 1, 1993 and in the restated selected balance sheet data as if the transaction had occurred on the date indicated. The Company believes that, under generally accepted accounting principles, it had effective unilateral control of Qualex which was not temporary during the period from 1988 until the second quarter of 1994.


     The pro forma selected financial data for the year ended December 31, 1993 and the six months ended June 30, 1994 reflects the historical financial data discussed above as adjusted for the Exchange Transaction. The Exchange Transaction is reflected in the pro forma selected income statement data as of January 1, 1993 and in the pro forma selected balance sheet data as if it had been consummated on June 30, 1994.

     The pro forma selected restated financial data reflects, in the opinion of the Company, all adjustments necessary for a fair presentation of the information set forth herein. This data should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Financial Statements on Form 10-K for the year ended December 31, 1993 and the notes thereto, the Company's Consolidated Financial Statements on Form 10-Q for the quarter ended June 30, 1994 and the notes thereto, the Company's Form 8-K filed with the Commission on August 25, 1994, and the Pro Forma Financial Information, and the Combined Financial Statements of the Sports Subsidiaries included elsewhere in this Proxy Statement or incorporated herein by reference. The pro forma selected financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that actually would have occurred, nor is it necessarily indicative of future operating results or financial position. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                 RESTATED AND PRO FORMA SELECTED FINANCIAL DATA
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              SIX MONTHS
                                                                 ENDED             SIX MONTHS ENDED JUNE 30,
                         YEAR ENDED DECEMBER 31, 1993        JUNE 30, 1993                   1994
                         -----------------------------       -------------       -----------------------------
                          RESTATED(1)        PRO FORMA        RESTATED(1)         RESTATED(1)        PRO FORMA
                         -------------       ---------       -------------       -------------       ---------
INCOME STATEMENT DATA:
Net sales..............    $ 465,812         $ 224,960         $ 212,454           $ 279,214         $ 130,169
Gross profit...........       64,341            30,829            41,980              45,726            25,467
Loss from continuing
  operations...........      (44,548)          (41,696)           (5,009)            (18,263)          (14,053)
Net loss...............      (48,952)              N/A            (9,413)            (18,263)              N/A
Loss per common share:
  Primary -- continuing
     operations........        (2.60)(2)         (2.43)(2)         (0.30)(2)           (1.02)(2)         (0.78)(2)
  Primary -- net
     loss..............        (2.85)              N/A             (0.56)              (1.02)              N/A
Cash dividends declared
  per common share.....         0.36              0.36              0.18                0.00              0.00

                               DECEMBER 31, 1993                                         JUNE 30, 1994
                         -----------------------------                           -----------------------------
                          RESTATED(1)                                             RESTATED(1)        PRO FORMA
                         -------------                                           -------------       ---------
BALANCE SHEET DATA:
Total assets...........     696,374                                                 591,606           522,231
Total current
  liabilities..........     272,740                                                 225,172           154,897
Subordinated debt......     190,551                                                 187,787           187,787
Redeemable common
  stock................      12,000                                                  12,000            12,000
Long term debt and
  other long term
  liabilities..........      37,169                                                  35,728            36,628
                         -------------                                           -------------       ---------
          Total
          liabilities..     512,460                                                 460,687           391,312
Book value.............     183,914                                                 130,919           130,919
Book value per common
  share:
  Primary..............       10.72(2)                                                 7.31              7.31

- ---------------

(1) Restated financial data reflects the pro forma effects of the sale of the Company's 50% interest in Qualex. Income statement data has been restated to reflect the sale of Qualex as if it had occurred on January 1, 1993 and Balance Sheet Data reflects Actava's sale of Qualex as if it had occurred on the date indicated. Pro forma information relating to the sale of Qualex is incorporated herein by reference from Actava's Form 8-K filed on August 25, 1994.
(2) The impact of common stock equivalents is not reflected due to their anti-dilutive effect.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

GENERAL

     The following unaudited pro forma condensed consolidated financial information sets forth, for the respective periods and as of the dates indicated, the results of operations and the financial position of the Company after giving effect to the proposed Exchange Transaction, as if the transaction had been consummated as of the respective dates included. Restated financial information reflects the financial statements as adjusted for the classification of Qualex's operating results to discontinued operations and as adjusted for the sale of the Company's 50% interest in Qualex as described in the Company's Form 8-K filed with the Commission on August 25, 1994. This unaudited pro forma financial information should be read in conjunction with the Company's audited and unaudited historical consolidated financial statements and notes thereto which are incorporated by reference herein. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that actually would have occurred if the Exchange Transaction had been consummated as of such dates in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF CONTINUING OPERATIONS

     The following unaudited pro forma condensed consolidated statements of continuing operations for the year ended December 31, 1993 and for the six months ended June 30, 1994 present the operating results of the Company as if the Exchange Transaction had occurred at January 1, 1993. The statements are based on the previously described financial information of the Company for the respective periods and the pro forma adjustments described in the notes thereto.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                 (2)
                                                                 THE
                                                (1)             SPORTS         PRO FORMA
                                              RESTATED       SUBSIDIARIES     ADJUSTMENTS     PRO FORMA
                                              --------       ------------     -----------     ---------
Net sales...................................  $465,812         $240,852                       $ 224,960
Costs and Expenses
  Costs of products sold....................   401,471          207,340                         194,131
  Selling, general and administrative.......    88,975           34,510                          54,465
                                              --------       ------------     -----------     ---------
          Total operating expenses..........   490,446          241,850                         248,596
                                              --------       ------------
Operating loss..............................   (24,634)            (998)                        (23,636)
  Interest expense..........................    26,811            3,392                          23,419
                                                                                $   900(4)
  Equity in net loss of equity investee.....                                        705(3)        1,605
  Other (income) expense, net...............    (5,462)              67                          (5,529)
                                              --------       ------------     -----------     ---------
Loss before income taxes, discontinued
  operations and cumulative effect of change
  in
  accounting principle......................   (45,983)          (4,457)         (1,605)        (43,131)
Income taxes (benefit)......................    (1,435)           2,324           2,324(5)       (1,435)
                                              --------       ------------     -----------     ---------
Loss from continuing operations.............  $(44,548)        $ (6,781)        $(3,929)      $ (41,696)
                                              ========        =========       =========        ========
Average common shares:
  Primary...................................    17,163(6)                                        17,163(6)
Loss per share of common stock:
  Primary -- loss from continuing
     operations.............................  $  (2.60)(6)                                    $   (2.43)(6)

- ---------------

(1) Restated financial data reflects the pro forma effects of the sale of the Company's 50% interest in Qualex. The financial data has been restated to reflect the sale of Qualex as if it had occurred on January 1, 1993. Pro forma information relating to the sale of Qualex is incorporated herein by reference from Actava's Form 8-K filed on August 25, 1994.
(2) Represents the combined operations of Diversified Products and Subsidiary, Nelson/Weather-Rite and Subsidiary, Hutch and Willow.
(3) Represents the Company's equity in the unaudited pro forma net loss of Roadmaster for the year ending December 31, 1993.
(4) Reflects amortization expense of $900,000 relating to the excess of the carrying amount of Actava's equity investment in Roadmaster of approximately $36 million over Actava's portion of the underlying net assets of Roadmaster. Amortization was calculated using the straight-line method over 40 years.
(5) Represents elimination of income tax effect associated with the Sports Subsidiaries.
(6) The impact of common stock equivalents is not reflected due to their anti-dilutive effect.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                (2)
                                                                THE
                                                   (1)         SPORTS     PRO FORMA
                                                RESTATED      SUBSIDIARIES ADJUSTMENTS   PRO FORMA
                                              -------------   --------   -----------     ---------
Net sales...................................    $ 279,214     $149,045                   $130,169
Costs and expenses
  Costs of products sold....................      233,488      128,786                    104,702
  Selling, general and administrative
     expenses...............................       49,908       21,922                     27,986
                                              -------------   --------   -----------     ---------
          Total operating expenses..........      283,396      150,708                    132,688
Operating loss..............................       (4,182)      (1,663)                    (2,519 )
  Interest expense..........................       14,822        2,570                     12,252
                                                                            $(217)(3)
  Equity in net loss of equity investee.....                                  450(4)          233
  Other expense (income), net...............         (741)         210                       (951 )
                                              -------------   --------   -----------     ---------
Loss before income taxes, discontinued
  operations and cumulative effect of change
  in accounting principle...................      (18,263)      (4,443)      (233)        (14,053 )
Income taxes (expense)......................                      (191)      (191)(5)
                                              -------------   --------   -----------     ---------
Loss from continuing operations.............    $ (18,263)    $ (4,634)     $(424)       $(14,053 )
                                              ===========     ========   ===========     =========
Average common shares:
  Primary...................................       17,918(6)                               17,918 (6)
Loss per share of common stock:
  Primary -- Loss from continuing
     operations.............................    $   (1.02)(6)                            $  (0.78 )(6)

- ---------------

(1) Restated financial data reflects the pro forma effects of the sale of the Company's 50% interest in Qualex. The financial data has been restated to reflect the sale of Qualex as if it had occurred on January 1, 1993. Pro forma information relating to the sale of Qualex is incorporated herein by reference from Actava's Form 8-K filed on August 25, 1994.
(2) Represents the combined operations of Diversified Products and Subsidiary, Nelson/Weather-Rite and Subsidiary, Hutch and Willow.
(3) Represents the Company's equity in the unaudited pro forma net income of Roadmaster for the six months ending June 30, 1994.
(4) Reflects amortization expense of $450,000 relating to the excess of the carrying amount of Actava's equity investment in Roadmaster of approximately $36 million over Actava's portion of the underlying net assets of Roadmaster. Amortization was calculated using the straight-line method over 40 years.
(5) Represents elimination of income tax effect associated with the Sports Subsidiaries.
(6) The impact of common stock equivalents is not reflected due to their anti-dilutive effect.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The unaudited pro forma condensed consolidated balance sheet gives effect to the Exchange Transaction as if it had occurred on June 30, 1994. The unaudited pro forma condensed consolidated balance sheet is based on previously described financial information of the Company as of June 30, 1994 and the pro forma adjustments described in the notes thereto.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                        (2)
                                                                        THE
                                                           (1)         SPORTS       PRO FORMA
                                                          ACTAVA    SUBSIDIARIES   ADJUSTMENTS       PRO FORMA
                                                         --------   ------------   -----------       ---------
ASSETS:
Current assets:
  Cash.................................................  $ 64,015     $  2,000                       $ 62,015
  Short-term investments...............................    31,922                                      31,922
  Receivables, net.....................................   177,272       45,608                        131,664
  Inventories..........................................    67,051       46,821                         20,230
  Prepaid expenses.....................................     4,710        2,356                          2,354
  Receivable from Eastman Kodak........................    92,832                                      92,832
  Income tax benefits..................................    25,343                                      25,343
                                                         --------   ------------   -----------       ---------
         Total Current Assets..........................   463,145       96,785                        366,360
Investment in Roadmaster Industries, Inc...............                              $70,545(3)(4)     70,545
Property, plant & equipment: ..........................   113,455       41,947           137(4)        71,645
  Less allowances for depreciation.....................   (44,351)      (7,264)                       (37,087 )
                                                         --------   ------------   -----------       ---------
                                                           69,104       34,683           137           34,558
Notes receivable from Triton Group Ltd.................    19,226                                      19,226
Receivable from Diversified Products Corporation.......                               10,000(3)        10,000
Other assets...........................................     5,610          340                          5,270
Long-term investments..................................    15,473                                      15,473
Intangibles, net.......................................    19,048       18,249                            799
                                                         --------   ------------   -----------       ---------
         Total Assets..................................  $591,606     $150,057       $80,682         $522,231
                                                         =========  ===========    ===========       ==========
LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable, accrued expenses and other current
    liabilities........................................  $120,121     $ 32,900       $ 1,865(4)      $ 89,086
  Notes Payable........................................   100,447       39,240                         61,207
  Current portion of long-term debt....................     4,604                                       4,604
                                                         --------   ------------   -----------       ---------
         Total Current Liabilities.....................   225,172       72,140         1,865          154,897
Deferred Income Taxes..................................    33,621         (900)                        34,521
Long-Term debt.........................................     2,107                                       2,107
Subordinated Debt......................................   187,787                                     187,787
Redeemable common stock................................    12,000                                      12,000
Stockholders' Equity:
  Common stock.........................................    22,768           51            51(3)        22,768
  Additional capital...................................    36,310       81,471        81,471(3)        36,310
  Retained earnings....................................   179,719       (2,273)       (2,273)(3)      179,719
  Intercompany.........................................                   (432)         (432)(3)
  Less treasury stock -- at cost.......................  (107,878)                                   (107,878 )
                                                         --------   ------------   -----------       ---------
         Total Stockholders' Equity....................   130,919       78,817        78,817          130,919
                                                         --------   ------------   -----------       ---------
         Total Liabilities and Stockholders' Equity....  $591,606     $150,057       $80,682         $522,231
                                                         =========  ===========    ===========       ==========

Notes to Pro Forma Information
- ---------------

(1) Restated financial data reflects the pro forma effect of the sale of the Company's 50% interest in Qualex as if the sale had occurred on June 30, 1994, including receipt of the first installment of proceeds from the sale in the amount of $50 million. Pro forma information relating to the sale of Qualex is incorporated herein by reference from Actava's Form 8-K filed August 25, 1994.

(2) Represents the combined financial position of Diversified Products and Subsidiary, Nelson/Weather-Rite and Subsidiary, Hutch and Willow. The difference of $1.6 million between the amounts included in this Pro Forma Condensed Consolidated Balance Sheet and the Combined Balance Sheet included in the audited financial statements of the Sports Subsidiaries relates to the ability of the Sports Subsidiaries, as one entity, separate from Actava, to recognize an additional $1.6 million of deferred tax assets recorded by the Sports Subsidiaries based on carryback opportunities and the combined operating results of the Sports Subsidiaries on a separate return basis.

(3) Represents adjustment to eliminate the effect of the Sports Subsidiaries stockholders' equity accounts and record Actava's equity investment in Roadmaster and a receivable due from Diversified Products. The receivable due from Diversified Products represents remaining amounts payable by Diversified Products to Actava in connection with intercompany advances used by Diversified Products during 1993 to finance its operating activities.

(4) Reflects adjustment to transfer amounts as an in-kind dividend from the accounts of Diversified Products to Actava which are related to the retention of certain real estate with a net book value of approximately $137,000 and associated environmental liabilities of approximately $1,865,000.

         HISTORICAL AND PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
                                       OF
                          ROADMASTER INDUSTRIES, INC.
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

     The following table sets forth historical and pro forma selected consolidated financial data of Roadmaster for the year ended December 31, 1993 and the six months ended July 3, 1993 and July 2, 1994. The historical data for the fiscal year ended December 31, 1993 has been derived from Roadmaster's Consolidated Financial Statements incorporated herein by reference. The historical selected consolidated financial data for the six-month periods ended July 3, 1993 and July 2, 1994 are derived from Roadmaster's unaudited consolidated financial statements and reflect, in the opinion of Roadmaster, all adjustments necessary to present fairly the results for such periods (all of which adjustments were of a normal recurring nature). The historical consolidated financial data for the year ended December 31, 1993 and the six months ended July 2, 1994 gives effect to the consummation of the acquisition by Roadmaster in September 1993 of the Flexible Flyer Company ("Flexible Flyer"). The pro forma selected consolidated income statement data for the year ended December 31, 1993 and the six months ended July 2, 1994 reflects the combined operations of Roadmaster, Flexible Flyer and the Sports Subsidiaries as if the acquisition of Flexible Flyer and the Exchange Transaction had occurred at the beginning of the respective periods. The pro forma selected balance sheet data has been prepared based on the historical balance sheets of Roadmaster and the Sports Subsidiaries as of December 31, 1993 and June 30, 1994 and give effect to the Exchange Transaction as though it was consummated at those respective dates. The pro forma information also includes the results of operations for Diversified Products Corporation and Subsidiary for the period from January 1, 1993 to June 7, 1993 prior to Actava's acquisition of Diversified Products. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Consolidated Financial Statements and the Notes thereto, and the other financial data incorporated by herein reference, and with the Pro Forma Combined Financial Statements and the Notes thereto, and the other financial data concerning the Sports Subsidiaries set forth elsewhere in this Proxy Statement. The unaudited pro forma combined financial information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur as a consequence of such transactions.

                                                                                HISTORICAL
                                            HISTORICAL                          ROADMASTER            PRO FORMA
                                            ROADMASTER     PRO FORMA         SIX MONTHS ENDED        SIX MONTHS
                                            YEAR ENDED     YEAR ENDED    -------------------------      ENDED
                                           DECEMBER 31,   DECEMBER 31,     JULY 3,       JULY 2,       JULY 2,
                                               1993           1993          1993          1994          1994
                                           ------------   ------------   -----------   -----------   -----------
                                                          (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
INCOME STATEMENT DATA:
Net sales................................  $   312,160    $   634,882    $   132,652   $   200,854   $   349,899
Cost of sales............................      262,890        555,435        113,454       172,079       300,865
                                           ------------   ------------   -----------   -----------   -----------
Gross profit.............................       49,270         79,447         19,198        28,775        49,034
Selling, general and administrative
  expenses...............................       26,434         63,422         11,228        14,993        34,029
Bad debts................................          (59 )        1,132            194           226           699
                                           ------------   ------------   -----------   -----------   -----------
Operating income.........................       22,895         14,893          7,776        13,556        14,306
Interest expense, net....................       10,366         16,116          3,516         9,657        12,227
Other expense, net.......................          867          1,371          1,394           938         1,305
                                           ------------   ------------   -----------   -----------   -----------
Earnings (loss) before income tax expense
  (benefit) and cumulative effect of
  change in accounting principle.........       11,662         (2,594)         2,866         2,961           774
Net earnings (loss) from continuing
  operations.............................  $     7,633    $    (1,608)   $     1,812   $     1,835   $       480
                                           ============   ============   ============  ============  ============
Net earnings (loss) from continuing
  operations per common share:
  Primary................................  $       .26    $      (.03)   $       .06   $       .06   $       .01
                                           ============   ============   ============  ============  ============
  Fully-diluted..........................  $       .25    $       N/A    $       .06   $       .06   $       .01
                                           ============   ============   ============  ============  ============

                                                                                HISTORICAL
                                            HISTORICAL                          ROADMASTER            PRO FORMA
                                            ROADMASTER     PRO FORMA         SIX MONTHS ENDED        SIX MONTHS
                                            YEAR ENDED     YEAR ENDED    -------------------------      ENDED
                                           DECEMBER 31,   DECEMBER 31,     JULY 3,       JULY 2,       JULY 2,
                                               1993           1993          1993          1994          1994
                                           ------------   ------------   -----------   -----------   -----------
                                                          (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
Weighted average number of shares
  outstanding:
  Primary................................   29,693,000     46,096,000     29,272,000    30,443,000    49,602,000
  Fully-diluted..........................   42,851,000            N/A     29,580,000    30,443,000    49,602,000
Book Value per common share:
  Primary................................  $       .55    $       N/A    $       .41   $       .70   $      1.90
                                           ============   ============   ============  ============  ============
  Fully-diluted..........................  $       .38    $       N/A    $       .40   $       .70   $      1.90
                                           ============   ============   ============  ============  ============

                                                                                        AT JULY 2, 1994
                                                                AT DECEMBER 31,      ----------------------
                                                                      1993            ACTUAL      PRO FORMA
                                                                ----------------     --------     ---------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Working capital...............................................      $122,005         $101,372     $146,871
Total assets..................................................       281,609          267,719      424,585
Total short-term debt.........................................        22,899           39,574       60,814
Long-term debt and other long-term liabilities (excluding
  convertible debentures).....................................       109,499          100,250      129,946
Convertible debentures........................................        51,742           51,742       51,742
Total long-term debt and other long-term liabilities..........       161,241          151,992      181,688
Stockholders' equity..........................................        16,376           21,279       93,163

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                       OF
                          ROADMASTER INDUSTRIES, INC.
                                      AND
                            THE SPORTS SUBSIDIARIES

     The following unaudited pro forma combined financial information gives effect to the consummation of (i) the acquisition of Flexible Flyer and (ii) the Exchange Transaction. The pro forma combined financial statement of operations for the year ended December 31, 1993 gives effect to such transactions as if they had occurred on January 1, 1993 and combines the operations of Roadmaster, Flexible Flyer and the Sports Subsidiaries for the year ended December 31, 1993 and Flexible Flyer for the period from January 1, 1993 to September 14, 1993. The pro forma information also includes the results of operations of Diversified Products Corporation and Subsidiary for the period from January 1, 1993 to June 7, 1993 prior to Actava's acquisition of Diversified Products. The pro forma combined statement of operations for the six months ended July 2, 1994 gives effect to such transactions as if they had occurred on January 1, 1994 and combines the operations of Roadmaster for the six months ended July 2, 1994 with the operations of the Sports Subsidiaries for the period from January 1, 1994 to June 30, 1994. This pro forma combined financial information should be read in conjunction with the Consolidated Financial Statements of Roadmaster and the Financial Statements of the Sports Subsidiaries included elsewhere in this Proxy Statement or incorporated herein by reference. The pro forma combined financial information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur as a consequence of such transactions. The pro forma combined financial information is presented because Actava will acquire ownership of 39.6% of the outstanding Roadmaster Common Stock as a result of the Exchange Transaction.

                  ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             THE SPORTS        THE SPORTS
                                             ROADMASTER     SUBSIDIARIES      SUBSIDIARIES
                                              FOR SIX          FOR SIX          PRO FORMA           PRO
                                            MONTHS ENDED    MONTHS ENDED       ADJUSTMENTS       FORMA(6)
                                            JULY 2, 1994    JUNE 30, 1994      (UNAUDITED)      (UNAUDITED)
                                            ------------   ---------------   ---------------    -----------
Net sales.................................    $200,854        $ 149,045          $     0         $ 349,899
Cost of sales.............................     172,079          128,786                0           300,865
                                            ------------   ---------------   ---------------    -----------
          Gross profit....................      28,775           20,259                0            49,034
Selling, general, and administrative
  expenses................................      14,993           21,449           (2,413)(1)        34,029
Bad debts.................................         226              473                0               699
                                            ------------   ---------------   ---------------    -----------
          Operating income (loss).........      13,556           (1,663)           2,413            14,306
                                            ------------   ---------------   ---------------    -----------
Interest expense..........................       9,657            2,570                0            12,227
Other expense (income), net:
          Other, net......................         938              210              157(2)          1,305
                                            ------------   ---------------   ---------------    -----------
                                                10,595            2,780              157            13,532
                                            ------------   ---------------   ---------------    -----------
Earnings (loss) before income tax
  expense.................................       2,961           (4,443)(5)        2,256               774
Income tax expense (benefit)..............       1,126              191           (1,023)(3)           294
                                            ------------   ---------------   ---------------    -----------
          Net earnings (loss) from
            continuing operations.........    $  1,835        $  (4,634)         $ 3,279         $     480
                                            ===========     ===========      ===========         =========

                                             PRIMARY                                            PRIMARY
                                            ----------                                         ----------
Net earnings from continuing operations
  per common share:.......................  $     0.06                                         $     0.01
                                             =========                                          =========
Weighted average number of shares
  outstanding:............................  30,433,000                                         49,602,000(4)

                                              FULLY                                              FULLY
                                             DILUTED                                            DILUTED
                                            ----------                                         ----------
Net earnings before cumulative effect of
  change in accounting principle per
  common share............................  $     0.06                                         $     0.01
                                             =========                                          =========
Weighted average number
  of shares outstanding...................  30,433,000                                         49,602,000

- ---------------

(1) Roadmaster's adjustment represents elimination of management fees of $2,400,000 and elimination of legal fees and settlements related to prior disputes between the companies of $163,000. The management fees allocated to the Sports Subsidiaries are general corporate office costs incurred by Actava which will not be incurred by Roadmaster going forward offset by additional compensation expense under the employment agreements for Mr. Fong and Mr. Shake of $150,000.
(2) Represents the amortization of goodwill and deferred acquisition costs over 40 years.
(3) Represents the equalization of tax expense/(benefit) based on the statutory rate of 38%. Roadmaster believes that the realization of the deferred tax asset is more likely than not.
(4) Includes the effect of 19,169,000 shares to be issued in connection with the Exchange Transaction.
(5) Represents the combined operations of Diversified Products, Nelson/ Weather-Rite, Hutch and Willow. Earnings before income tax expense for the Sports Subsidiaries, excluding Diversified Products were $1,712,000.
(6) Does not include transaction fees payable to Mr. Fong and Mr. Shake in the aggregate amount of $655,000 before tax ($406,000 after tax) as these fees are payable in 1995 contingent upon certain future events, including the continued services of Mr. Fong and Mr. Shake and the successful assimilation of the Sports Subsidiaries with Roadmaster's businesses.

                  ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                            THE SPORTS
                                                                 (2)            (3)(4)      SUBSIDIARIES
                                                 (1)             THE          DIVERSIFIED    PRO FORMA         (11)
                                            FLEXIBLE FLYER      SPORTS         PRODUCTS     ADJUSTMENTS      PRO FORMA
                               ROADMASTER    (UNAUDITED)     SUBSIDIARIES     (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
                               ----------   --------------   ------------     -----------   -----------     -----------
Net sales....................   $312,160       $ 24,256        $240,852        $  57,614      $     0        $ 634,882
Cost of sales................    262,890         21,023         207,340           64,182            0          555,435
                               ----------   --------------   ------------     -----------   -----------     -----------
         Gross profit........     49,270          3,233          33,512           (6,568)           0           79,447
Selling, general, and
  administrative expenses....     26,434          1,115          33,939            5,582       (3,648)(5)       63,422
Bad debts....................        (59)           137             571              483            0            1,132
                               ----------   --------------   ------------     -----------   -----------     -----------
         Operating income
           (loss)............     22,895          1,981            (998)         (12,633)       3,648           14,893
                               ----------   --------------   ------------     -----------   -----------     -----------
Other expense (income), net:
         Interest expense....     10,366          1,496           3,392              862            0           16,116
         Other, net..........        867            124              67                0          313(6)         1,371
                               ----------   --------------   ------------     -----------   -----------     -----------
                                  11,233          1,620           3,459              862          313           17,487
                               ----------   --------------   ------------     -----------   -----------     -----------
Earnings (loss) before income
  tax expense and cumulative
  effect of change in
  accounting principle.......     11,662            361          (4,457)(7)      (13,495)       3,335           (2,594)
Income tax expense
  (benefit)..................      4,029            137           2,324           (2,026)      (5,450)(8)         (986)
                               ----------   --------------   ------------     -----------   -----------     -----------
Net earnings from continuing
  operations (loss)..........   $  7,633       $    224        $ (6,781)       $ (11,469)     $ 8,785        $  (1,608)
                               ==========   ============     ===========      ===========   ===========     ===========

                                PRIMARY                                                                       PRIMARY
                               ----------                                                                   -----------
Net earnings (loss) from
  continuing operations per
  common share...............   $   0.26                                                                     $   (0.03)
                               ==========                                                                   ===========
Weighted average number of
  shares outstanding: .......  29,693,000                                                                   46,096,000(9)(10)
                                 FULLY
                                DILUTED
                               ----------
Net earnings from continuing
  operations per common
  share......................   $   0.25                                                                           N/A
                               ==========
Weighted average number of
  shares outstanding: .......  42,851,000

- ---------------

 (1) Represents the unaudited pre-acquisition, pro forma results of Flexible Flyer operations from January 1, 1993 through September 14, 1993.
 (2) Includes Diversified Products audited data from June 8, 1993 through December 31, 1993.
 (3) Unaudited data from January 1, 1993 through June 7, 1993 extracted from the audited consolidated financial statements of Diversified Products for the period from June 28, 1992 to June 7, 1993. For a discussion concerning the timing of charges recorded for estimated environmental clean-up costs and impairment of unamortized patents, see "ROADMASTER MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE ROADMASTER PRO FORMA COMBINED FINANCIAL STATEMENTS."
 (4) The unaudited data from January 1, 1993 to June 7, 1993 does not include the provision for potential environmental remediation costs of $5,865,000 or the writedown of unamortized patents totalling $15,944,981 as these charges were deemed to be appropriately reflected in the period June 28, 1992 to December 31, 1992.
 (5) Roadmaster's adjustment represents elimination of management fees of $3,664,000 and elimination of legal fees and settlements related to prior disputes between the companies of $622,000. The management fees allocated to the Sports Subsidiaries are general corporate office costs incurred by Actava which will not be incurred by Roadmaster going forward offset by additional compensation expense under the employment agreements for Mr. Fong and Mr. Shake of $638,000.
 (6) Represents amortization of goodwill and deferred acquisition charges over 40 years.
 (7) Represents the combined operations of Diversified Products, Nelson/Weather-Rite, Hutch and Willow. Earnings before income tax expense and cumulative effect of change in accounting principle for the Sports Subsidiaries excluding Diversified Products, were $3,535,000.
 (8) Represents the equalization of tax expense/(benefit) based on the statutory rate of 38%. Roadmaster believes that the realization of the deferred tax asset is reasonably assured. A substantial portion of the tax benefit reflected in the pro forma adjustments for 1993 reflects Roadmaster's intention to file a consolidated federal tax return and offset income tax obligations generated by other profitable portions of the combined enterprise. Roadmaster believes that adequate carryforward opportunity exists to offset any remaining credit against future taxes due.
 (9) Includes the effect of 19,169,000 shares to be issued in connection with the Exchange Transaction.
(10) The impact of common stock equivalents is not assumed because the effect of their inclusion would be anti-dilutive.
(11) Does not include transaction fees payable to Mr. Fong and Mr. Shake in the aggregate amount of $655,000 before tax ($406,000 after tax) as these fees are payable in 1995 contingent upon certain future events, including the continued services of Mr. Fong and Mr. Shake and the successful assimilation of the Sports Subsidiaries with Roadmaster's businesses.

                  ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              DOLLARS IN THOUSANDS

     The following unaudited pro forma consolidated balance sheet has been prepared based on the historical consolidated balance sheet of Roadmaster and the historical combined balance sheet of the Sports Subsidiaries as of July 2, 1994, and gives effect to the Exchange Transaction. This data should be read in conjunction with the Consolidated Financial Statements of Roadmaster and the Combined Financial Statements of the Sports Subsidiaries included elsewhere in this Proxy Statement or incorporated herein by reference and the notes to the unaudited pro forma consolidated balance sheets.

                                                                     THE SPORTS       PURCHASE ACCOUNTING
                                                      ROADMASTER    SUBSIDIARIES          ADJUSTMENTS
                                                        AS OF           AS OF        ---------------------
                                                     JULY 2, 1994   JUNE 30, 1994     DEBIT        CREDIT        PRO FORMA
                                                     ------------   -------------    -------       -------       ---------
ASSETS:
Current Assets:
  Cash and cash equivalents........................    $  8,227       $   2,000                                  $ 10,227
  Marketable equity securities.....................       5,102               0                                     5,102
  Accounts and notes receivable, net...............      94,358          45,608                                   139,966
  Inventories......................................      74,397          46,821                                   121,218
  Prepaid expenses and other assets................       6,410           2,356                                     8,766
  Cash in escrow...................................       4,315               0                                     4,315
  Deferred income taxes............................       1,011               0                                     1,011
                                                     ------------   -------------    -------       -------       ---------
        Total current assets.......................     193,820          96,785      $     0       $     0        290,605
Net property, plant, and equipment.................      35,023          34,683                      2,741(1)      66,828
                                                                                                       137(8)
Deferred financing and acquisition charges.........      17,704               0        2,845(2)                    20,549
Goodwill...........................................      15,713          16,620        2,741(1)      9,779(5)      40,149
                                                                                         400(3)
                                                                                         141(4)
                                                                                      14,176(6)
                                                                                         137(8)
Other assets.......................................       5,459             340                                     5,799
                                                     ------------   -------------    -------       -------       ---------
TOTAL ASSETS.......................................    $267,719       $ 148,428      $20,440       $12,657       $423,930
                                                     ===========    ============     =======       =======       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable.................................    $ 31,891       $  14,027                                  $ 45,918
  Accrued expenses.................................      20,499          12,119                    $ 2,845(2)      35,863
                                                                                                       400(3)
  Income taxes.....................................         484               0                                       484
  Revolving lines of credit........................      37,781               0                                    37,781
  Current portion of notes payable.................           0          21,240                                    21,240
  Current portion of long-term debt................       1,793               0                                     1,793
                                                     ------------   -------------    -------       -------       ---------
        Total current liabilities..................      92,448          47,386            0         3,245        143,079
  Accrued environmental remediation costs..........                       5,865        1,865(7)                     4,000
Long-term debt and other liabilities...............     100,250          18,000                                   118,250
Convertible debentures.............................      51,742               0                                    51,742
Subordinated note payable to parent................           0          10,000                                    10,000
Obligation for post retirement benefits............           0           1,696                                     1,696
Redeemable common stock............................       2,000               0                                     2,000
Stockholders' equity:
  Common/preferred stock...........................         314              51           51(4)        192(4)         506
  Additional paid-in capital.......................      18,588          81,471       81,471(5)    (71,692)(5)     90,280
  Retained earnings................................      13,000           5,184        5,184(6)                    13,000
  Deferred compensation............................      (2,082)              0                                    (2,082 )
  Cumulative translation adjustments...............        (417)              0                                      (417 )
  Intercompany.....................................           0         (21,225)                    19,360(6)           0
                                                                                                     1,865(7)
  Treasury stock, at cost..........................      (8,124)              0                                    (8,124 )
                                                     ------------   -------------    -------       -------       ---------
        Total stockholders' equity.................      21,279          65,481       86,706        93,109         93,163
                                                     ------------   -------------    -------       -------       ---------
        TOTAL LIABILITIES & STOCKHOLDERS' EQUITY...    $267,719       $ 148,428      $88,571       $96,354       $423,930
                                                     ===========    ============     =======       =======       ==========

- ---------------

(1) Represents the adjustment to record plastic weight production machinery and equipment at its fair value based on Roadmaster's expected use of those assets.
(2) Represents estimated costs associated predominantly with legal, accounting, printing, investment banking and other out-of-pocket costs related to the Exchange Transaction.
(3) Reflects $400,000 to reserve for costs associated with the merger of Diversified Products' benefit plans into those of Roadmaster and to pay estimated severance costs for specific individuals identified as performing redundant services.
(4) Reflects the increase in Roadmaster Common Stock of 19,169,000 shares at a par value of $.01 offset by the elimination of the Sports Subsidiaries common stock totalling $51,000.
(5) Represents the elimination of the Sports Subsidiaries additional paid in capital of $81,471,000 and the issuance of 19,169,000 shares of Roadmaster Common Stock at a price of $3.75 per share based on the closing price of the Roadmaster Common Stock as quoted on the American Stock Exchange on August 19, 1994.
(6) Represents the elimination of the remaining Sports Subsidiaries stockholders' equity accounts.
(7) Reflects dividend to Newco of reserve for potential environmental remediation costs with respect to the Materials Storage Area.
(8) Reflects dividend to Newco of land associated with the Materials Storage
     Area.

       ROADMASTER MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE ROADMASTER
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

     The pro forma combining financial statements reflecting the acquisitions of the Sports Subsidiaries by Roadmaster have been presented as required by the rules of the Commission. The related methodology assumes only the issuance of additional shares of Roadmaster Common Stock as part of the Exchange Transaction, payment of certain expenses in connection with the Exchange Transaction and the corresponding accounting adjustments to recognize the foregoing. It is the opinion of management of Roadmaster that the pro forma combining financial statements are not necessarily indicative of the results to be expected in periods following the Exchange Transaction. In particular, the pro forma results for the first six months may not be indicative of results for the entire year because approximately 60% of Diversified Products' sales historically occur in the second six months of the year. Any analysis of the pro forma combined financial statements should also take into account the results of operations of the Sports Subsidiaries other than Diversified Products. Nevertheless, no assurances can be given by Roadmaster or Actava that the changes to Diversified Products' operations discussed below can be effected or that even if such changes are effected that such changes will have any effect on the financial performance of Diversified Products.

     This discussion of pro forma combined financial statements of Roadmaster and the Sports Subsidiaries should be read in conjunction with the historical financial statements and related management's discussion and analysis of financial condition and results of operations of Roadmaster and the Sports Subsidiaries included elsewhere herein or incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE SPORTS SUBSIDIARIES."

     Management of Roadmaster believes that the selling, general and administrative expenses of Diversified Products may be substantially reduced as a percent of sales. While no assurance can be given, Roadmaster has historically experienced savings upon adopting its personnel-related benefits programs. Roadmaster intends to implement its benefits programs at all of the Sports Subsidiaries. The impact of the new employment agreements for Mr. Fong and Mr. Shake are not expected to have a material adverse impact on personnel-related expenses.

     Diversified Products' Opelika, Alabama manufacturing facility consists of 1,000,000 square feet of space. During Diversified Products' peak manufacturing season, from September to February, it utilizes only 60% of such space with such space devoted exclusively to the production of fitness products. During non-peak periods, Diversified Products utilizes only 30% of its production space. During the peak production months, Diversified Products employs approximately 1,000 to 1,200 employees. During non-peak periods, substantial layoffs occur reducing the work force to 500 to 700 employees.

     Roadmaster plans to substantially increase the utilization of the Diversified Products production space by shifting to a focused factory production approach, producing bicycles, fitness equipment and junior products at the Opelika facility. Management of Roadmaster expects to open a bicycle production line which would employ 250 to 500 employees. The peak production for such line is anticipated to occur in March, April and May. Management of Roadmaster also expects to open swingset and trampoline production lines at the Opelika facility. The peak production periods for such lines are anticipated to be in the first and second quarters. In the case of all three lines, production would be counter-seasonal to fitness equipment production. Roadmaster estimates that the initial conversion of the Opelika facility to a focused bicycle factory can be completed with additional capital expenditures of less than $1,000,000. By employing a focused factory approach, Roadmaster anticipates that the Opelika production facility would ultimately employ approximately 1,200 employees on a year-round basis with current seasonal employees being converted into year-round employees. Roadmaster anticipates that the resulting production capacity, after modifications to the Opelika facility, will be better utilized on a combined basis and that no production facility utilized by Roadmaster will be closed.

     In addition to more efficient utilization of the Opelika production facility, Roadmaster anticipates a reduction in the level of its unemployment insurance premiums and other seasonal employment related costs following any seasonal employment decreases. In 1993, Diversified Products incurred expenses associated with one seasonal decrease in operations of approximately $1.1 million.

     Management of Roadmaster also anticipates that it may be able to lower certain fitness equipment production costs by employing certain domestic sources currently utilized by Roadmaster which may enable it to negotiate greater volume discounts and reduce return rates. In such event, the percentage of imported goods sold by Diversified Products would decrease from its historic 30% to 40% to the extent Roadmaster is able to competitively source fitness equipment components domestically. While no assurances can be given that domestic sourcing can be increased at Diversified Products or that such sourcing will result in lower costs, Roadmaster has historically sourced approximately 98% of its existing fitness equipment products domestically.

     Similarly, while no assurances can be given that utilization rates at the Opelika facility can be increased in the near term, Roadmaster historically has high utilization rates at all its facilities, including its West Point, Mississippi production facility acquired in September 1993 as part of the acquisition of the assets of Flexible Flyer assets. Following Roadmaster's acquisition of these assets, plant operations in West Point increased during its peak production period (first and second quarters) from an 80% utilization rate for normal operating hours to a 110% rate (utilizing overtime). Non-peak production utilization rates similarly increased from 30% in the third and fourth quarters to 60% in the third and fourth quarters following the Flexible Flyer acquisition. See "BUSINESS INFORMATION REGARDING ROADMASTER."

     The pro forma combined statement of operations for the year ended December 31, 1993 includes a tax benefit of $0.7 million. This tax benefit represents a statutory rate of 38%. A substantial portion of the tax benefit reflected in the pro forma adjustments for 1993 reflects Roadmaster's intention to file a consolidated federal tax return and offset income tax obligations generated by other profitable portions of the combined enterprise. Roadmaster believes that adequate carryback or carryforward opportunity exists to offset any remaining credit against taxes otherwise due.

     In October 1993, Roadmaster entered into a distribution agreement whereby it became the exclusive worldwide distributor of various MacGregor(TM) brand sporting goods including inflatable sports products such as footballs, basketballs and soccerballs. To date, such distribution rights have not had a material impact on Roadmaster's results of operations and Roadmaster is unable to predict the impact of the existence of such distribution agreement on its results of operations. Although no assurances can be given, management of Roadmaster believes that the acquisition of Hutch, a distributor of products for team sports, may have a synergistic effect as certain retailers, including many of Roadmaster's existing mass merchandiser customers, prefer sourcing sporting goods products from a single vendor which can provide a variety of models or styles. The sporting goods market is highly competitive and no assurance can be given that even with the addition of Hutch that Roadmaster's sporting goods products will be able to capture market share from other multiple product and multiple line sporting goods suppliers.

     Although Diversified Products' European sales are not currently a significant part of its business, Roadmaster expects to include Diversified Products' products in Roadmaster's plans to expand its existing distribution in Canada and Europe. Non-United States sales of the combined operations would have constituted less than 5% of Roadmaster's total revenues in 1993 and currently are expected to constitute less than 5% of combined revenues in 1994.

     Prior to Actava's purchase of old Diversified Products, the Alabama Department of Environmental Management ("ADEM") issued an administrative order on May 14, 1991 obligating Diversified Products to undertake various investigative activities with respect to an inactive chrome plating tank at its Opelika facility. Such area is located on the property to be acquired by Roadmaster. The required investigation called for, among other things, (a) preparation of a "Groundwater Quality Assessment Work Plan," (b) closure of the chrome tank area, and (c) submission of a complete postclosure permit application for the chrome tank area. Diversified Products has worked with Alabama authorities to comply with the terms of the order, and closure of the chrome tank area was completed on April 16, 1992. In addition, a final Groundwater Quality Assessment Report was submitted to ADEM on May 23, 1994. Diversified Products is currently in the process of preparing its application for a post-closure permit for the chrome tank area. It is anticipated that the post-closure permit will include requirements for, among other things, corrective action near the chrome tank area, long term groundwater monitoring, and maintenance of the closed chrome tank area.

     It is anticipated that when Diversified Products receives its post-closure permit from ADEM, the EPA will issue a permit for additional investigation and corrective action at the Opelika facility. In the RFA, the EPA identified 45 solid-waste management units and one area for further study at that portion of the Opelika facility to be acquired by Roadmaster. The Materials Storage Area, which is being retained by a wholly-owned subsidiary of Actava, was identified as an additional solid waste management unit. It is anticipated that the EPA permit ultimately issued to Diversified Products will require confirmatory sampling and/or integrity testing for some or all of the 45 identified solid-waste management units. Depending on the results of this additional investigation, Diversified Products will be required to develop and implement a corrective action plan for those solid-waste management units that pose potential threats to human health and the environment, if any.

     The ADEM and EPA permitting processes will require several years of investigation, design, construction and negotiation. Subsequent post-closure care of the chrome tank area may last as long as 30 years.

     In connection with the acquisition of the Sports Subsidiaries, Roadmaster will record, pursuant to purchase accounting, a provision for potential environmental remediation costs at the acquired properties. Currently, such provision is expected to cover all of the Opelika facility (exclusive of the Materials Storage Area). Diversified Products currently has recorded $5.9 million as a provision for potential environmental costs at the Opelika facility, including the Materials Storage Area. The EIA only applies to any liability to Roadmaster resulting from the presence on or migration of regulated materials from the Materials Storage Area. While no assurances can be given, Roadmaster believes that Actava's financial resources are adequate to meet its obligations under the EIA and that any liability on the part of Roadmaster for environmental remediation on or arising out of the Materials Storage Area is not probable. While Roadmaster has one year from the Closing Date to complete its purchase accounting and establish appropriate reserves as necessary, Roadmaster currently believes no provision is necessary for the Materials Storage Area. See "THE EXCHANGE TRANSACTION -- Environmental Indemnity Agreement." It should be noted that environmental assessments conducted at the time of Actava's acquisition of old Diversified Products in 1993 originally had estimated the appropriate reserve for the entire Opelika facility at $1.5 million and that Diversified Products retroactively adjusted its purchase accounting to reflect its current estimated total environmental remediation costs for the Opelika facility, including the Materials Storage Area, of $5.9 million. Such reserves were increased following the receipt of additional remediation estimates furnished to Roadmaster in connection with Roadmaster's due diligence.

     Roadmaster's anticipated reserve of $4.0 million reflects the minimum value of a range of potential cleanup costs ($4.0 million to $10.0 million) currently estimated by Roadmaster, following consultation with Environmental Science & Engineering, Inc., for the Opelika facility (exclusive of the Materials Storage
Area). The amount of the reserves anticipated to be established may be increased or decreased to the extent Roadmaster acquires further information after additional work by ESE concerning potential remediation costs at the Opelika facility, either during the period allowed for determination of Roadmaster's purchase accounting or thereafter.

     Consistent with its prior practices, Roadmaster expects to participate in any available voluntary remediation programs established pursuant to federal and state authority with respect to such environmental remediation as may be required at the Opelika facility.

     The extent of the remediation of soil and groundwater contamination that may have to be undertaken at the Diversified Products facility will be determined by the results of additional on-site investigation. Any environmental remediation costs associated with the Diversified Products facility or the Materials Storage Area will not have any effect on Roadmaster's income statements unless remediation costs exceed the reserve which is established pursuant to purchase accounting or Roadmaster incurs liability for the Materials Storage Area covered by the EIA. Notwithstanding the foregoing, no assurances can be given that costs ultimately associated with the actual remediation program will not be material or that unanticipated environmental matters resulting in material costs for Roadmaster will not arise in the future.

     The results of operations for Diversified Products for the period January 1, 1993 to June 7, 1993 does not reflect the provision for environmental clean-up costs of $5,865,000 or the write down of unamortized patents totalling $15,944,981 as these charges were deemed to be appropriately reflected in the period June 28, 1992 to December 31, 1992. The decision to reflect these adjustments in this period was based on the existence of information allowing Diversified Products' management to reasonably estimate the clean-up costs and impairment of patent values prior to the issuance of the respective financial statements. These adjustments were recorded as purchase accounting adjustments at June 7, 1993 with respect to Actava's acquisition of Diversified Products.

                   BUSINESS INFORMATION REGARDING ROADMASTER

     Roadmaster, through its operating subsidiaries, is one of the largest manufacturers of bicycles and a leading manufacturer of fitness equipment and junior products in the United States. Roadmaster's major product lines consist of bicycles for the adult, teen and juvenile markets, fitness equipment, including stationary aerobic equipment, multi-station weight systems and benches, and junior products such as tricycles, wagons, toy horses, bulk plastic toys, sleds and swing sets. Roadmaster markets its products, primarily through mass merchandisers, under well established trade names with widespread consumer recognition and long operating histories, including Roadmaster(R) (1935), Vitamaster(R) (1950), Flexible(R) Flyer (1889) and MacGregor(R) (1870). In 1993, Roadmaster had sales greater than $1 million to each of over 20 leading mass merchandisers including Toys "R" Us Inc. ("Toys "R" Us"), Wal-Mart Stores, Inc. ("Wal-Mart") and Target Stores, Inc. ("Target"). Roadmaster received Vendor of the Year awards from Toys "R" Us in 1992 and 1993, Wal-Mart in 1991 and Target in 1990.

     Roadmaster has developed successful relationships with mass merchandisers by providing a low cost product that Roadmaster believes is differentiated from the competition based on superior features, and by supplying just-in-time inventory with proven reliability. Low costs are achieved through modern and efficient manufacturing facilities, low selling, general and administrative costs, and an experienced workforce. Savings from manufacturing are reinvested into higher quality components for Roadmaster products, thus providing a higher value product at a competitive cost. Roadmaster emphasizes quality through strict design criteria to ensure high standards for all its products. In addition, Roadmaster has developed flexible and efficient manufacturing operations that enable it to shift production runs to match demand.

     Bicycle and fitness products together accounted for 85% of Roadmaster's net sales in 1993. Roadmaster has experienced sales growth in bicycles and fitness products of 426% and 71.7%, respectively, from 1990 to 1993. Roadmaster's management believes that Roadmaster's share of bicycles sold through mass merchandisers, who sell approximately 80% of all bicycles in the United States, has grown from 5% in 1990 to 25% in 1993. Roadmaster's total sales for the year ended December 31, 1993 increased by 39.6% to $312 million from the year ended December 31, 1992, primarily due to increased sales in Roadmaster's existing product lines. Due to the seasonality of its business, Roadmaster's fourth quarter sales over the past four years have accounted for approximately 35% of its total annual sales.

     Although international sales are not currently a significant part of Roadmaster's consolidated operations, Roadmaster plans to expand its existing distribution in Canada and Europe.

     Roadmaster was formed on June 1, 1987 for the purpose of acquiring Roadmaster Corporation ("RMC"), a manufacturer of bicycles, fitness equipment and junior products. This acquisition was completed on August 10, 1987. On August 31, 1988, Roadmaster acquired Ajay Enterprises Corporation ("Ajay Enterprises"), a manufacturer of fitness equipment and sports accessories which was subsequently merged with Roadmaster. In June 1989, RMC sold its sports product line to Ajay Sports, Inc. ("Ajay Sports") and its wholly owned subsidiary Ajay Leisure, Inc. This sale was not recorded for financial statement purposes until May 1992. On October 19, 1989, Roadmaster acquired, through a wholly-owned subsidiary, substantially all of the assets of Hamilton Corporation, a designer, manufacturer and distributor of a variety of lamps for residential use. In August 1992, RMC sold a 35% interest in its export sales subsidiary, International Sports & Fitness, Inc. In September 1993, Roadmaster acquired certain assets of Flexible Flyer, a division of Par Industries, Inc. ("Par"), a manufacturer of a variety of junior products. Immediately following such acquisition, Roadmaster began operating these assets through its Flexible Flyer, Inc. subsidiary. In September 1993, Roadmaster, in a separate transaction, also acquired all of the capital stock of Flexible Flyer Europe, Ltd. (now "Roadmaster, Limited"), a United Kingdom company and distributor of Flexible Flyer products which now distributes Roadmaster's products in Europe. In October 1993, RMC entered into a distribution agreement with MacGregor Sports Products, Inc. ("MSP"), a wholly-owned subsidiary of MacGregor Sports and Fitness, Inc. ("MacGregor"), a publicly held company engaged in the business of marketing and distributing a broad range of sports, recreational and fitness products under the MacGregor trademark. Pursuant to such distribution agreement, RMC became the exclusive worldwide distributor of MacGregor(TM) brand baseball, softball, basketball, football, soccer, hockey, volleyball, racquet sports, and other products, for a term of five years, with a five-year renewal option. In late 1993, Roadmaster reacquired all of the outstanding minority interest in International Sports & Fitness, Inc. and consolidated its Hamilton Lamp Corporation and its Flexible Flyer, Inc. operating subsidiaries with its RMC subsidiary. In February 1994, Roadmaster acquired substantially all of the assets of American Playworld, Inc., a leading manufacturer of trampolines distributed mainly to mass merchants. American Playworld's operations are now conducted by RMC.

     In March 1994, Roadmaster furnished proposed post-closing adjustments to Par to reduce the purchase price paid by Roadmaster based on Roadmaster's preliminary investigations of the value of the Flexible Flyer assets purchased by Roadmaster and the understatement of the amount of the Flexible Flyer liabilities assumed by Roadmaster. The effect of such adjustments would be to reduce the purchase price paid by Roadmaster by an amount of up to approximately $3.8 million. Par has disputed the amount of post-closing adjustments calculated by Roadmaster. Roadmaster believes the post-closing adjustments it has proposed are reasonable based on the information available to date. The disputed adjustments have been submitted to the parties' respective accountants for analysis pursuant to a multi-stage alternative dispute resolution procedure provided by the purchase agreement. In the event the parties' accountants are unable to agree on the proper adjustments, the dispute resolution mechanism ultimately provides for disputed adjustments to be resolved by a nationally recognized firm of certified public accountants mutually acceptable to Roadmaster's accountants and Par's accountants. Pending resolution of the dispute, Roadmaster intends to offset the amount of adjustments against any future payments remaining due to Par under the purchase note ($1.5 million), the remaining $1.2 million due as consideration for the non-compete agreement, rental payments of approximately $0.4 million per year and any other obligations of Roadmaster to Par. The effect of any purchase price adjustments will be to reduce the intangible asset value associated with the acquisition in receipt of the settlement consideration.

     Roadmaster intends to continue to pursue acquisitions of complementary product lines in order to exploit economies of scale and to leverage its existing relationships with mass merchandisers.

     Roadmaster's principal executive offices currently are located at 7315 E. Peakview Avenue, Englewood, Colorado 80111, and its telephone number is (303) 290-8150. In the event the Exchange Transaction is consummated, Roadmaster expects to relocate its principal executive offices to Atlanta, Georgia. Roadmaster and each of its domestic subsidiaries are incorporated under Delaware law.

       BUSINESS INFORMATION REGARDING ACTAVA AND THE SPORTS SUBSIDIARIES

GENERAL

     The Company is a provider of branded consumer products through distribution channels to retail markets across the United States. Following the sale of its 50% equity interest in Qualex to Kodak on August 12, 1994, the Company operates in two distinct businesses: lawn and garden equipment and sporting goods. Following the Exchange Transaction, the Company will be involved in the sporting goods business only through its ownership interest in Roadmaster. Information regarding the Company's sale of its 50% equity interest in Qualex to Kodak is set forth in "-- Recent Developments -- Sale of Qualex" below. Information regarding the photofinishing business conducted by Qualex prior to August 12, 1994 is set forth in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, which are incorporated herein by reference. Actava's principal executive offices are located at 4900 Georgia Pacific Center, Atlanta, Georgia 30303, and its telephone number is (404) 658-9000.

LAWN AND GARDEN EQUIPMENT

     The Company's Snapper Division (which is operated as a division, and not as a subsidiary, of the Company) manufactures Snapper(TM) brand power lawnmowers, lawn tractors, garden tillers, snow throwers, and related parts and accessories and distributes blowers, string trimmers and edgers. The lawnmowers include rear engine riding mowers, front engine riding mowers or lawn tractors, and self-propelled and push-type walk-behind mowers. Snapper also manufactures a line of commercial lawn and turf equipment and a Blackhawk(TM) line of mowers and markets a fertilizer line under the Snapper(TM) brand.

     Snapper products are premium priced, generally selling at retail from $250 to $8,200. They are sold exclusively through 54 independent distributors to approximately 7,800 dealers throughout the United States. In addition, Snapper products are exported to 27 independent distributors and four company-owned distributors covering 41 foreign countries. Snapper does no private label manufacturing of lawn and garden equipment and does not sell directly to multi-unit retailers or mass merchandisers. While the ultimate consumers generally purchase lawnmowers in the spring and early summer, Snapper sells to its distributors nearly year-round utilizing accounts receivable dating programs, with the greatest volume of production and shipment preceding ultimate consumer purchasing periods. Accounts receivable dating programs establish the due dates for distributor accounts receivable to coincide with the anticipated sales to the ultimate consumer. Therefore, Snapper's cash flow needs are seasonal, with the greatest need for funds being in the first quarter of the year.

     Snapper manufactures its products in McDonough, Georgia at facilities totaling approximately 1,000,000 square feet. A substantial portion of the component parts for Snapper products is manufactured by Snapper, excluding engines and tires.

     The lawn and garden business is highly competitive, with the competition being based upon price, image, quality and service. While no one company dominates the market, the Company believes Snapper is one of the significant manufacturers of lawn and garden products. There are approximately 50 manufacturers in competition with Snapper. Snapper's principal brand name competitors in the sale of power lawnmowers include The Toro Company, Lawn-Boy (a product group of the Toro Company), Sears, Roebuck and Co., Deere & Company, Ariens Company, Honda Corporation and Murray Ohio Manufacturing, Inc. Some of the Company's competitors have greater financial resources than the Company.

     The Company is actively seeking to identify synergistic business combinations for Snapper and would ultimately like for Snapper to operate as or as part of a publicly held company in which the Company has an interest. Although the Company would prefer to own an interest in a publicly held Snapper, the Company is exploring other alternatives for Snapper including a possible sale or joint venture or the continued operation of Snapper as a division or subsidiary. The Company currently is not a party to any agreements with respect to any acquisitions or business combinations regarding Snapper nor does it have any immediate plans or agreements that would cause Snapper to become publicly owned. No assurances can be given that the Company in the future will engage in such a transaction or effect such a plan.

THE SPORTS SUBSIDIARIES

     Diversified Products. Diversified Products is a leading domestic manufacturer of a variety of fitness equipment, such as stationary exercise bicycles, treadmills, weight benches, free weight systems, ski machines, and stair steppers. Its principal manufacturing facility is located in Opelika, Alabama. Actava acquired the assets of Diversified Products in June 1993 for a net purchase price of $11,629,500 in cash, the issuance of 1,090,909 shares of Actava Common Stock valued at $12,000,000, and the indirect assumption of approximately $40.1 million in liabilities. Diversified Products' principal customers include mass merchandisers, such as Sears Roebuck & Co., Wal-Mart, Target and K-Mart Corporation, as well as other retailers such as the Home Shopping Network and USA Direct/Fingerhut. Management of the Company believes that Diversified Products has a strong product brand name, complimentary distribution channels and substantial unused manufacturing capacity. In addition to traditional mass merchandiser markets, Diversified Products has implemented programs for the sale of its products through various home shopping television channels. Diversified Products' sales in most product categories declined in 1993 as a result of a cautious retail environment and production problems caused by late delivery of electronic components for treadmills.

     Approximately 65% of the sales of Diversified Products consist of products manufactured or purchased domestically. The remaining 35% of sales come from imported merchandise sourced from a large number of suppliers located primarily in the Far East. Approximately 2% of Diversified Products' products are sold in Europe through a United Kingdom subsidiary.

     Diversified Products maintains a modern fleet of leased tractor-trailer trucks which are utilized in its shipping operations. This fleet, which is operated in a separate trucking subsidiary, includes nearly 100 tractors and 200 trailers. Currently, approximately 70% of the trucking capacity (including backhaul operations) is utilized by parties other than Diversified Products during non-peak periods. Diversified Products' research and development department employs a 32-person in-house design staff which continuously evaluates new product concepts and materials to determine consumer acceptance of its products and seeks to respond vigorously to the desires and needs of consumers.

     The management of Actava believes that the operating performance of Diversified Products will be substantially improved after the consummation of the Exchange Transaction as a result of the anticipated increase in production at Diversified Products' Opelika, Alabama manufacturing facility and the resulting elimination or reduction of seasonal employment related costs. In addition, it is anticipated that Diversified Products will realize cost reductions by consolidating certain administrative functions with Roadmaster's existing staff functions. Diversified Products' Opelika, Alabama manufacturing facility consists of 1,000,000 square feet of space. During Diversified Products' peak manufacturing season, from September to February, it utilizes only 60% of such space with such space devoted exclusively to the production of fitness products. During non-peak periods, Diversified Products utilizes only 30% of its production space. During the peak production months, Diversified Products employs approximately 1,000 to 1,200 employees. During non-peak periods, substantial layoffs occur reducing the work force to 500 to 700 employees.

     Following consummation of the Exchange Transaction, Roadmaster plans to substantially increase the utilization of the Diversified Products production space by shifting to a focused factory production approach, producing bicycles, fitness equipment and junior products at the Opelika facility. Roadmaster plans to open a bicycle production line which would employ 250 to 500 employees. The peak production for such line is anticipated to occur in March, April and May. Roadmaster also expects to open swingset and trampoline production lines at the Opelika facility. The peak production periods for such lines are anticipated to be in the first and second quarters. In the case of all three lines, production would be counter-seasonal to fitness equipment production. By employing a focused factory approach, Roadmaster anticipates that the Opelika production facility would ultimately employ approximately 1,200 employees on a year-round basis with current seasonal employees being converted into year-round employees.

     In addition to more efficient utilization of the Opelika production facility, Roadmaster anticipates a reduction in the level of its unemployment insurance premiums and other seasonal employment related costs following any seasonal employment decreases. In 1993, Diversified Products incurred expenses associated with one seasonal decrease in operations of approximately $1.1 million.

     Management of Roadmaster also anticipates that it may be able to lower certain fitness equipment production costs by employing certain domestic sources currently utilized by Roadmaster which may enable it to negotiate greater volume discounts and reduce return rates. In such event, the percentage of imported goods sold by Diversified Products would decrease from its historic 30% to 40% to the extent Roadmaster is able to competitively source fitness equipment components domestically. While no assurances can be made that domestic sourcing can be increased at Diversified Products or that such sourcing will result in lower costs, Roadmaster has historically sourced approximately 98% of its existing fitness equipment products domestically.

     Similarly, while no assurances can be given that utilization rates at the Opelika facility can be increased in the near term, Roadmaster historically has high utilization rates at all its facilities, including its West Point, Mississippi production facility acquired in September 1993 as part of the Flexible Flyer Acquisition. Following Roadmaster's acquisition of the Flexible Flyer assets, plant operations in West Point increased during its peak production period (first and second quarters) from an 80% utilization rate for normal operating hours to a 110% rate (utilizing overtime). Non-peak production utilization rates similarly increased from 30% in the third and fourth quarters to 60% in the third and fourth quarters following the Flexible Flyer Acquisition.

     Nelson/Weather-Rite, Inc. Nelson/Weather-Rite is a leading supplier of outdoor and camping equipment to mass merchandisers and specialty stores through its American Camper(R), Weather-Rite(R) and Remington(R) brands. Products are sourced from the Far East by its World Trade Corporation subsidiary, which maintains offices in China, Taiwan, Hong Kong and Korea. Nelson/Weather-Rite, which has been consistently profitable over the last three years, has similar distribution channels to Roadmaster and established brand names. Its major product lines include camping equipment, rainwear, footwear, hunting apparel and inflatables and it is believed to be the leading or second leading supplier in most of its product lines. Principal customers for Nelson/Weather-Rite include Wal-Mart, K-Mart, Montgomery Ward Holding Corp., The Sports Authority, Inc. and FingerHut Companies, Inc. Historically, Nelson/Weather-Rite's sales have been counter-seasonal to Roadmaster's, peaking in the second quarter. Actava has owned and operated Nelson/ Weather-Rite since 1972.

     Hutch Sports USA Inc. Hutch is a national marketer and distributor of products for team sports and is an official licensee for The National Football League ("NFL"), The National Basketball Association, The National Hockey League, Major League Baseball and various colleges and universities. Its major product lines include basketballs, footballs and football outfits. Hutch's principal customers include Hardee's Food Systems, Inc., K-Mart, Toys "R" Us, J.C. Penney, Inc., and Wal-Mart. Like Nelson/Weather-Rite, Hutch has been consistently profitable over the last three years and employs similar distribution channels to Roadmaster. Roadmaster believes Hutch's distribution channels, especially for inflatables, are complimentary with Roadmaster's Distribution Agreement with MacGregor Sports Products, Inc., pursuant to which Roadmaster became the exclusive worldwide distributor of MacGregor(TM) brand baseball, softball, basketball, football, soccer, hockey, volleyball, racquet sports and other products through 1998 with a renewal option through 2003. Actava has owned and operated Hutch since 1971.

     Willow Hosiery Company, Inc. Willow, headquartered in New York City, has a nationally distributed line of hosiery and is a licensee for the officially licensed socks of the NFL, Keds(R), Pro Keds(R), Outdoor Life(R), English Leather(R) and Franklin(R), as well as various colleges and universities. Keds Hosiery was the leading brand sold by Willow in 1993, Willow's largest customer in 1993 was Wal-Mart. Its other principal customers include Hills Stores Co., Jamesway, Bill's Dollar Stores and 50%-Off Stores. Like Nelson/Weather-Rite and Hutch, Willow employs similar distribution channels to those employed by Roadmaster. Actava has owned and operated Willow since 1974.

RECENT DEVELOPMENTS

  Election of John D. Phillips as Chief Executive Officer of Actava

     On April 19, 1994, the Board of Directors of the Company elected John D. Phillips as President, Chief Executive Officer and a director of the Company. The Company on the same date sold 700,000 shares of Actava Common Stock to Renaissance Partners, a partnership for which Mr. Phillips serves as a general partner, for a cash price of $4,462,500, and the Company issued to Mr. Phillips seven-year options for the purchase of 300,000 additional shares of Actava Common Stock at a price of $6.375 per share. As a result of these transactions, Mr. Phillips, as of August 19, 1994, was the beneficial owner of 5.37% of the outstanding Actava Common Stock. From 1989 to 1993, Mr. Phillips was President and a director of Resurgens Communications Group, Inc., which transmitted operator-assisted long distance telephone calls and provided operator services and billing and collection services to other long distance telephone companies. Resurgens Communications Group, Inc. merged with Metromedia Company and LDDS Communications, Inc. in September 1993, and the combined company now operates as a long distance telecommunications company under the name LDDS Communications, Inc.

     Mr. Phillips was given a mandate by the Company's Board of Directors to improve the Company's operations and earnings and to increase stockholder value. Consistent with this mandate, the Company, acting on a proposal by Mr. Phillips which was approved by the Board of Directors, sold its 50% interest in a photofinishing business on August 12, 1994. See "Sale of Qualex" below and "Pro Forma Financial Information of Actava." Similarly, Mr. Phillips proposed and the Board of Directors has approved the Exchange Transaction.

  Sale of Qualex

     On August 12, 1994, the Company sold its 50% ownership interest in Qualex to Kodak and, as a result, is no longer engaged in the photofinishing business. Kodak owned the remaining 50% interest in Qualex prior to the transaction. In exchange for the Company's ownership interest in Qualex, as well as a covenant not to compete and related releases from the Company, Kodak paid the Company $50 million in cash and agreed to pay the Company an additional $100 million without interest in two equal installments on February 13, 1995 and August 11, 1995. The Company recorded a loss of $37,858,000 on the sale of its interest in Qualex and classified Qualex's results of operations to discontinued operations along with the loss upon disposition. The cash received and to be received by the Company from the sale of its interest in Qualex improved the Company's liquidity and the Company's ability to take advantage of future business opportunities. See "Pro Forma Financial Information of The Actava Group Inc."


     Prior to June 30, 1994, Actava owned 51% of the voting stock of Qualex, was entitled to and elected a majority of the members of the Board of Directors of Qualex, and had the ability through its control of the Board of Directors to declare dividends, remove the executive officers of Qualex and otherwise direct the management and policies of Qualex, except for policies relating to certain designated actions requiring the consent of at least one member of the Board of Directors of Qualex designated by Kodak. Because of these rights, the Company believes that, under generally accepted accounting principles, it had effective unilateral control of Qualex which was not temporary during the period from 1988 until the second quarter of 1994. As a result, the Company consolidated the results of operations of Qualex with the results of operations of the Company for periods ending prior to June 30, 1994.



     Upon the formation of Qualex in 1988, the Company and Kodak entered into the Qualex Shareholders Agreement that provided, among other things, for a reduction in the Company's voting control of Qualex from 51% to 50% and for changes in the composition of the Board of Directors of Qualex in the event of a "change in control" of the Company. The Qualex Shareholders Agreement defined the term "change in control" to include a "transaction or occurrence the effect of which is to give a person or group of affiliated persons or entities the power to direct the management and policies" of the Company.



     In 1991, Charles R. Scott was elected President and Chief Executive Officer of the Company. At the time of his election, Mr. Scott was also serving as Chairman and Chief Executive Officer of a company that owned approximately 25% of the Company's voting stock and was the Company's single largest stockholder. Because Mr. Scott was serving at the same time as the chief executive officer of both the Company and the

Company's single largest stockholder, the Company and Kodak agreed that a "change in control" of the Company had occurred for purposes of the Qualex Shareholders Agreement. Despite this "change in control" of the Company, Kodak agreed that the Company would continue to own 51% of the voting control of Qualex and to elect a majority of the directors of Qualex. The Qualex Shareholders Agreement, however, was amended to provide that Kodak had the right to change the Company's control of Qualex on March 1, 1992 or on any subsequent March 1. During the period from 1991 until the second quarter of 1994, the Company did not believe that Kodak would exercise the right to change the Company's control of Qualex, and Kodak, in fact, did not exercise this right on March 1, 1992, 1993 or 1994.



     Mr. Phillips was elected as President and Chief Executive Officer of the Company on April 19, 1994. The Company did not believe that the election of Mr. Phillips constituted a "change in control" of the Company as defined in the Qualex Shareholders Agreement. This belief was based in part on the fact that
(i) Mr. Phillips beneficially owned less than 4% of the Company's voting stock at the time of his election, (ii) Delaware corporate law, under which the Company is governed, provides that the business and affairs of a corporation shall be managed by and under the direction of the board of directors -- not the president, and (iii) eight of the nine members of the Board of Directors of the Company after the election of Mr. Phillips were serving as directors before the election of Mr. Phillips. Kodak informed the Company that it believed that the election of Mr. Phillips constituted a "change in control" of the Company under the Qualex Shareholders Agreement and requested that changes be made in the Company's voting control of Qualex and in the composition of the Board of Directors of Qualex. The disagreement between the Company and Kodak as to whether or not a "change in control" had occurred was resolved on June 8, 1994 when the Company agreed that it would not contest Kodak's interpretation of the Qualex Shareholders Agreement. As a result, on June 30, 1994, the Company's ownership of the voting stock of Qualex was reduced to 50% and the Company and Kodak each became entitled to elect an equal number of members of the Board of Directors of Qualex. Because of these changes affecting the Company's control of Qualex, the Company discontinued its practice of consolidating the accounts of Qualex and began accounting for its ownership in Qualex under the equity method effective as of June 30, 1994. As a result, the Company's balance sheet, effective as of June 30, 1994, no longer includes approximately $770 million of Qualex's assets, including approximately $367 million of intangible assets, and approximately $398 million of Qualex's liabilities, including approximately $211 million of long-term debt and approximately $57 million of working capital debt.


  Sale of Real Estate Investment

     The Company has entered into an agreement, subject to certain conditions, to sell a parcel of real property located near Houston, Texas to an investment group for $9 million in cash, which approximates the Company's book value in the property. The property, which is known as Sienna Plantation, was purchased by the Company as an investment in 1973. The sale of the property will enable the Company to recover its book value in the property and to be relieved of the recurring costs of owning and maintaining the property. The Company anticipates that this transaction will be closed before December 31, 1994.

  Proposed Metromedia Transaction


     On August 31, 1994, the Company entered into letters of intent relating to the Proposed Metromedia Transaction. The letters of intent provide that the Company, Orion Pictures Corporation ("Orion"), MCEG Sterling Incorporated ("Sterling"), and Metromedia International Telecommunications Inc. ("MITI") will be combined into one new company to be named "Metromedia International Group, Inc." Metromedia Company ("Metromedia") and its affiliates, including John W. Kluge, presently control in excess of 50% of the voting power of both Orion and MITI. It is contemplated that Metromedia International Group, Inc. would be a global media, entertainment and communications company.


     The consummation of the Proposed Metromedia Transaction is subject, among other things, to the successful negotiation and execution of definitive agreements, approval of the Proposed Metromedia Transaction by the Boards of Directors and stockholders of Actava, Orion, Sterling, and MITI, the completion of satisfactory due diligence investigations by each of the parties to the Proposed Metromedia Transaction, the receipt of all required lender consents, the successful refinancing of the currently outstanding indebtedness of Orion, and the receipt of all required regulatory approvals. There can be no assurance that the parties will negotiate and enter into definitive agreements or, even if definitive agreements are executed, that the various conditions to the transaction will be satisfied and that the Proposed Metromedia Transaction will be consummated. Accordingly, the Company does not believe that consummation of the Proposed Metromedia Transaction is probable for reporting purposes under the rules of the Securities and Exchange Commission and, as a result, the Company has not included in this proxy statement pro forma financial statements reflecting the Proposed Metromedia Transaction. If the Proposed Metromedia Transaction is approved by Actava's Board of Directors and if definitive agreements are executed by the parties thereto, then Actava will call a separate meeting of stockholders for the purpose of considering the Proposed Metromedia Transaction. In this event, detailed information regarding the Proposed Metromedia Transaction, including pro forma financial information, will be presented to the Company's stockholders in a separate proxy statement relating to the Proposed Metromedia Transaction.


     The letters of intent relating to the Proposed Metromedia Transaction provide that (i) each outstanding share of Orion common stock would be exchanged for 0.57143 shares of Actava Common Stock or its equivalent in the entity that survives the combination, (ii) each share of Sterling common stock would be exchanged for Actava Common Stock or its equivalent in the entity that survives the combination at the same 0.57143 exchange ratio, and (iii) each share of MITI common stock would be exchanged for 5.5614 shares of Actava Common Stock or its equivalent in the entity that survives the combination. The foregoing exchange ratios will be subject to certain adjustments depending on the trading range of Actava Common Stock. Approximately 18,368,326 shares of Actava Common Stock are currently issued and outstanding. If the Proposed Metromedia Transaction is consummated, it is currently anticipated that Actava (based on current market prices and assuming it is the surviving entity in the Proposed Metromedia Transaction) would issue approximately 21,500,000 additional shares of Actava Common Stock. The letters of intent provide that all of the shares of common stock of the surviving entity in the Proposed Metromedia Transaction will be identical to the shares of Actava Common Stock currently outstanding, except that the shares of common stock issued to Metromedia and its affiliates (including Mr. Kluge) will be entitled to three votes per share. If the Proposed Metromedia Transaction is consummated, it is currently anticipated that Metromedia and its affiliates would control in excess of 50% of the voting power of the surviving entity in the transaction.



     The letters of intent further provide that Metromedia International Group, Inc. would be managed by a three person Office of the Chairman consisting of Mr. Kluge, the current Chairman of Orion, as Chairman, Stuart Subotnick, Orion's current Vice Chairman, as Vice Chairman, and Mr. Phillips, the current President and Chief Executive Officer of Actava, as President. Except for the Proposed Metromedia Transaction, Mr. Phillips does not currently have a business relationship with Metromedia or Mr. Kluge. Mr. Phillips, however, has had previous business relationships with Metromedia and Mr. Kluge. Mr. Kluge or companies controlled by him, including Metromedia, have previously made investments in two companies for which Mr. Phillips was then serving as chief executive officer or chief operating officer.



     The letters of intent relating to the Proposed Metromedia Transaction contemplate that Actava will provide up to $55 million of interim financing on a secured basis to Orion, Sterling and MITI prior to consummation of the Proposed Metromedia Transaction. Pursuant to the letters of intent, Actava and Metromedia entered into a Credit Agreement dated as of October 11, 1994 (the "Credit Agreement") under which Actava will make loans to Metromedia in an amount not to exceed an aggregate of $55 million. Under the terms of the Credit Agreement, Metromedia will use the proceeds of the loans to make advances to or to pay obligations on behalf of Orion, Sterling and MITI. All loans made by Actava to Metromedia under the Credit Agreement are secured by the shares of stock of Orion and MITI owned by Metromedia and its affiliates. In addition, Mr. Kluge, a general partner of Metromedia, has personally guaranteed the loans. The Credit Agreement provides that interest will be due on the principal amount of all loans at an annual rate equal to the prime rate announced from time to time by Chemical Bank (7.75% as of October 28, 1994). Interest will be increased to prime plus three percent per annum if a party other than Actava terminates discussions relating to the Proposed Metromedia Transaction. All loans will be due and payable on April 12, 1995. If Actava elects to terminate discussions relating to the Proposed Metromedia Transaction, then all loans will be due and payable on the earlier of April 12, 1994 or three months from the date on which such discussions are terminated. The first loan was made on October 12, 1994 in the amount of $2 million and loans totalling $18.6 million had been made under the Credit Agreement as of October 1, 1994.

     Although the Proposed Metromedia Transaction has not been approved by the Company's Board of Directors, a stockholder of the Company has filed a class action lawsuit against the Company and each of its directors seeking to block the Proposed Metromedia Transaction. The lawsuit was filed in the Chancery Court for New Castle County, Delaware and is styled James F. Sweeney, Trustee of Frank Sweeney Defined Benefit Pension Plan Trust v. John D. Phillips, et. al., Civil Action No. 13765. The Company and its directors were served with this lawsuit on September 28, 1994. The Complaint alleges that the terms of the Proposed Metromedia Transaction constitute an overpayment for the assets being acquired and as a result would result in a waste of the Company's assets. The Complaint further alleges that the directors of the Company would be breaching their fiduciary duties to the Company's stockholders by approving the Proposed Metromedia Transaction. The Company and its directors have obtained an extension of time to answer the Complaint in this lawsuit. The answer is presently due on November 17, 1994, but the Company anticipates that it will request and receive additional extensions of time to answer the Complaint at least until the Proposed Metromedia Transaction has been approved by the Company's Board of Directors.

     The Company's stockholders will not be asked to consider or vote upon the Proposed Metromedia Transaction at the Meeting. Stockholders at the Meeting will only be asked to consider and vote upon the Agreement and the consummation of the transactions contemplated thereby. The Exchange Transaction is not contingent upon the closing of the Proposed Metromedia Transaction, and the Proposed Metromedia Transaction is not contingent upon the closing of the Exchange Transaction.

  Certain Transactions

     In August 1994, Roadmaster began manufacturing free weights for Diversified Products pursuant to purchase orders placed by Diversified Products. Such weights are marketed by Diversified Products under its Orbitron(R) brand name.

                           STOCK OWNERSHIP OF ACTAVA

OWNERSHIP OF ACTAVA COMMON STOCK BY DIRECTORS AND OFFICERS


     The following table sets forth, as of October 21, 1994, certain information concerning ownership of Actava Common Stock by each director and executive officer of the Company, and by all directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of Actava Common Stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").



                                                                 NUMBER OF
                                                                   SHARES
                                                                BENEFICIALLY
                       BENEFICIAL OWNER                           OWNED(1)       PERCENT OF CLASS
- --------------------------------------------------------------  ------------     ----------------
John E. Aderhold..............................................        8,900              *
Michael E. Cahr(2)............................................          -0-              *
John M. Darden, III(3)........................................       16,000              *
John P. Imlay, Jr.............................................       10,000              *
Clark A. Johnson(3)...........................................       11,000              *
Anthony F. Kopp(3)............................................       17,500              *
Richard Nevins(2).............................................        1,000              *
John D. Phillips(4)...........................................    1,000,000             5.4%
Carl E. Sanders(3)(5)(6)......................................       31,497              *
Charles R. Scott(3)(6)(7).....................................      122,816              *
Frederick B. Beilstein, III(3)................................       89,550              *
Walter M. Grant(3)(6).........................................       38,315              *
Paul N. Kiel(8)...............................................        4,551              *
Michael A. Lustig(3)(6)(9)....................................       23,609              *
All directors and executive officers as a Group (14
  persons)(10)................................................    1,374,738             7.5%

- ---------------

   * Less than 1%. See footnotes below.
 (1) Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares shown as beneficially owned by such person. For each beneficial owner, the number of shares outstanding and the percentage of stock ownership includes the number of common and common equivalent shares (including options and warrants exercisable within 60 days owned by such individual or entity).
 (2) Excludes shares owned by Triton Group Ltd. ("Triton") (which is the beneficial owner of approximately 24% of the outstanding shares of the Actava Common Stock). Mr. Cahr and Mr. Nevins were designated by Triton to fill the two positions on the Company's Board of Directors that Triton is entitled to fill under a Stockholder Agreement between Triton and Actava.
 (3) Includes shares subject to purchase within the next 60 days under the Company's 1989 Stock Option Plan and under the 1991 Non-Employee Director Stock Option Plan.
 (4) Includes 700,000 shares owned by Renaissance Partners, a Georgia general partnership in which Mr. Phillips is a general partner, and 300,000 shares subject to purchase by Mr. Phillips within the next 60 days pursuant to the exercise of a stock option. Mr. Phillips disclaims beneficial ownership of the shares owned by Renaissance Partners except to the extent of his interest in Renaissance Partners. See "BUSINESS INFORMATION REGARDING ACTAVA AND THE SPORTS SUBSIDIARIES -- Recent Developments".
 (5) In addition, Mr. Sanders beneficially owns $25,000 face amount (less than 1%) of the Company's 6 1/2% Convertible Subordinated Debentures due in 2002, which are convertible into Actava Common Stock at a conversion price of $41 5/8 per share.

 (6) Includes shares allocated to the individual employee's accounts under the Company's Employees Stock Purchase Plan as of September 30, 1994.

 (7) Mr. Scott served as President and Chief Executive Officer of the Company from February 1991 until April 19, 1994. He resigned from this position on April 19, 1994 but is continuing to serve as a Senior Officer of the Company.
 (8) Mr. Kiel's employment with the Company was terminated in March 1994.
 (9) Mr. Lustig ceased to be an executive officer of the Company when he became Executive Vice President and Chief Financial Officer of Diversified Products in November 1993.

(10) The number of shares shown for directors and executive officers as a group includes an aggregate of 514,500 shares which are subject to purchase by members of the group within the next 60 days pursuant to the exercise of stock options.


OWNERSHIP OF ACTAVA COMMON STOCK BY CERTAIN HOLDERS


     The following table sets forth, as of the close of business on October 21, 1994, information as to those stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Actava Common Stock (based solely upon filings by each of such stockholders with the Commission on Schedule 13D or Schedule 13G):



                                                                NUMBER OF
                                                                 SHARES
                                                                BENEFICIALLY
                         NAME AND ADDRESS                         OWNED       PERCENT OF CLASS
     ---------------------------------------------------------  ---------     ----------------
     Triton Group Ltd.(1).....................................  4,413,598           24.0%
       550 West C
       18th Floor
       San Diego, California 92101
     Mellon Bank, as Trustee of the Westinghouse Executive
       Pension Trust Fund(2)..................................  1,090,909            5.9%
       11 Stanwix Street
       Pittsburgh, Pennsylvania 15222
     John D. Phillips(3)......................................  1,000,000            5.4%
       945 E. Paces Ferry Road
       Suite 2210, Resurgens Plaza
       Atlanta, Georgia 30326

- ---------------

(1) Mr. Nevins serves as a financial advisor to Triton, and Mr. Cahr serves as a director of Triton. Messrs. Nevins and Cahr were designated by Triton to fill the two positions on the Company's Board of Directors that Triton is entitled to fill under the Stockholder Agreement between the Company and Triton. Mr. Nevins and Mr. Cahr disclaim beneficial ownership of the Actava Common Stock owned by Triton.
(2) Westinghouse Electric Corporation ("Westinghouse") acquired these shares on June 8, 1993 in connection with the acquisition by the Company of substantially all of the assets of Diversified Products. According to a
     Schedule 13D filed by Westinghouse, the shares were transferred to the Trustee of the Westinghouse Executive Pension Trust Fund on August 31, 1993.
(3) Mr. Phillips was elected president, chief executive officer and a director of the Company on April 19, 1994. See " Recent Developments." The shares shown in the table as beneficially owned by Mr. Phillips include 700,000 shares owned by Renaissance Partners, a Georgia general partnership in which Mr. Phillips is a general partner, and 300,000 shares subject to purchase by Mr. Phillips within the next 60 days pursuant to the exercise of a stock option. Mr. Phillips disclaims beneficial ownership of the shares owned by Renaissance Partners except to the extent of his interest in Renaissance Partners.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP serves as the Company's independent auditors. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires to do so, and is expected to be available to respond to appropriate questions which stockholders might have.

                                 OTHER MATTERS

     Management of the Company does not intend to present to the Meeting any business other than the items stated in the "Notice of Meeting of Stockholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

     Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed proxy. No postage is necessary if the proxy is mailed in the United States.

                             AVAILABLE INFORMATION

     Actava and Roadmaster are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied during normal business hours at prescribed rates at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is publicly traded on The New York Stock Exchange and the Pacific Stock Exchange and reports and other information also can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005 or at the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 30303.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

          (a) Actava's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by Form 10-K/A No. 1 filed May 2, 1994, Form 10-K/A No. 2 filed June 29, 1994 and Form 10-K/A No. 3 filed October 7, 1994;

          (b) Actava's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 as amended by Form 10-Q/A No. 1 filed October 5, 1994 and by Form 10-Q/A No. 2 filed October 7, 1994;

          (c) Actava's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 as amended by Form 10-Q/A No. 1 filed October 7, 1994;


          (d) Actava's Current Reports on Form 8-K filed April 14, 1994, May 4, 1994, August 25, 1994, September 2, 1994, October 21, 1994 and October 31, 1994;


          (e) Actava's Current Report on Form 8-K/A No. 2 filed October 7, 1993 (amending Actava's Current Report on Form 8-K originally filed June 22,
     1993) and Current Report on Form 8-K/A No. 1 filed October 7, 1994 (amending Actava's Current Report on Form 8-K filed August 25, 1994);

          (f) Roadmaster's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          (g) Roadmaster's Quarterly Reports on Form 10-Q for the quarters ended April 2, 1994 and July 2, 1994; and

          (h) Roadmaster's Current Report on Form 8-K filed August 24, 1994.

     All documents filed by Actava and Roadmaster with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Meeting shall be deemed incorporated by reference in this Proxy Statement and to be a part hereof as of the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference. These documents as filed with the Commission (exclusive of documents incorporated therein by reference) are available without charge to stockholders who make oral or written request therefor addressed to: The Actava Group Inc., 4900 Georgia-Pacific Center, Atlanta, Georgia 30303, Attention:
Walter M. Grant, Secretary (telephone (404) 658-9000). Such documents will be mailed by first class mail or other equally prompt means within one business day of receipt of such request. Copies of exhibits and basic documents filed with the Form 10-K or Form 10-Q or referenced therein will be furnished to stockholders upon written request and payment of the Company's expenses in furnishing such documents.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                         COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
    AND THE SIX MONTHS ENDED JUNE 30, 1993 (UNAUDITED) AND 1994 (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors.........................................................   F-2
Audited and Unaudited Combined Financial Statements --
  Combined Balance Sheets..............................................................   F-3
  Combined Statements of Operations....................................................   F-4
  Combined Statements of Cash Flows....................................................   F-5
  Combined Statements of Shareholder's Equity..........................................   F-6
  Combined Notes to Financial Statements...............................................   F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Actava Group Inc.

     We have audited the accompanying combined balance sheets of Actava Sporting Goods Group, wholly-owned subsidiaries of The Actava Group Inc., as of December 31, 1992 and 1993, and the related combined statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Actava Sporting Goods Group at December 31, 1992 and 1993, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Notes 3 and 6 to the combined financial statements, in 1993 the Group changed its method of accounting for income taxes and other postretirement benefits, respectively.


                                          ERNST & YOUNG LLP


Atlanta, Georgia

March 3, 1994,
except for Note 12, as to which the date is July 20, 1994.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                               --------------------    JUNE 30,
                                                                 1992        1993        1994
                                                               --------    --------   -----------
                                                                  (IN THOUSANDS)      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash.......................................................  $    420    $  1,951    $   2,000
  Accounts receivable, less allowance of $2,525,000 and
     $7,863,000 at December 31, 1992 and 1993 and $3,138,000
     (unaudited) at June 30, 1994............................    17,200      63,430       45,608
  Inventories................................................    22,993      47,040       46,821
  Prepaid expenses...........................................       611       1,699        2,356
                                                               --------    --------   -----------
          TOTAL CURRENT ASSETS...............................    41,224     114,120       96,785
PROPERTY, PLANT, AND EQUIPMENT:
  Land and buildings.........................................        --      12,310       12,310
  Furniture, fixtures and office equipment...................       875       2,602        3,080
  Construction in progress...................................        --       1,813        1,397
  Leasehold improvements.....................................       565         634          456
  Machinery and equipment....................................     1,725      23,393       24,704
                                                               --------    --------   -----------
                                                                  3,165      40,752       41,947
  Less allowance for depreciation............................    (2,133)     (4,880)      (7,264)
                                                               --------    --------   -----------
                                                                  1,032      35,872       34,683
OTHER ASSETS:
  Excess of costs over net assets acquired, net of
     accumulated amortization of $2,625,000 and $2,939,000 at
     December 31, 1992 and 1993 and $3,152,000 (unaudited) at
     June 30, 1994, respectively.............................     3,305      16,777       16,620
Other assets.................................................       772       1,060          340
                                                               --------    --------   -----------
          TOTAL ASSETS.......................................  $ 46,333    $167,829    $ 148,428
                                                               ========    ========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Trade accounts payable.....................................  $  1,314    $ 21,114    $  14,027
  Accrued expenses...........................................     3,348      19,102       12,119
  Current portion of notes payable...........................       302      22,724       21,240
                                                               --------    --------   -----------
          TOTAL CURRENT LIABILITIES..........................     4,964      62,940       47,386
Other liabilities............................................        --       5,865        5,865
Subordinated note payable to Parent..........................        --       8,000       10,000
Long-term portion of note payable............................        --      18,000       18,000
Obligation for postretirement benefits.......................        --       1,696        1,696
Contingent liabilities and commitments.......................        --          --           --
SHAREHOLDER'S EQUITY:
  Capital....................................................    42,892      81,522       81,522
  Retained earnings..........................................    19,383       9,818        5,184
  Due from Parent............................................   (20,906)    (20,012)     (21,225)
                                                               --------    --------   -----------
          TOTAL SHAREHOLDER'S EQUITY.........................    41,369      71,328       65,481
                                                               --------    --------   -----------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.........  $ 46,333    $167,829    $ 148,428
                                                               ========    ========    =========

                            See accompanying notes.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                           --------------------------------    -------------------
                                             1991        1992        1993       1993        1994
                                           --------    --------    --------    -------    --------
                                                    (IN THOUSANDS)                 (UNAUDITED)
Net sales...............................   $116,407    $129,693    $240,852    $69,519    $149,045
Cost of products sold...................     90,864     102,489     207,340     54,080     128,786
Selling, general and administrative.....     22,387      22,437      33,456     13,126      21,449
Provision for doubtful accounts.........        646         545       1,054        383         473
                                           --------    --------    --------    -------    --------
                                              2,510       4,222        (998)     1,930      (1,663)
Interest expense........................       (149)       (476)     (3,392)      (837)     (2,570)
Other (expense) income, net.............       (218)         40         (67)       (14)       (210)
                                           --------    --------    --------    -------    --------
(Loss) income before income taxes and
  cumulative effect of change in
  accounting principle..................      2,143       3,786      (4,457)     1,079      (4,443)
Income tax (benefit) expense............        796       1,459       2,324        625         191
                                           --------    --------    --------    -------    --------
(Loss) income before cumulative effect
  of change in accounting principle.....      1,347       2,327      (6,781)       454      (4,634)
Cumulative effect of change in
  accounting principle for
  post-retirement benefits (net of taxes
  of $191,000 in 1993)..................         --          --        (371)      (371)         --
                                           --------    --------    --------    -------    --------
Net (loss) income.......................   $  1,347    $  2,327    $ (7,152)   $    83    $ (4,634)
                                           ========    ========    ========    =======    ========

                            See accompanying notes.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                   SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                              -----------------------------   --------------------
                                                1991      1992       1993       1993       1994
                                              --------   -------   --------   --------   ---------
                                                     (IN THOUSANDS)               (UNAUDITED)
OPERATING ACTIVITIES
  Net (loss) income.........................  $  1,347   $ 2,327   $ (7,152)  $     83   $  (4,634)
  Adjustments to reconcile net (loss) income
     to net cash (used in) provided by
     operating activities:
     Cumulative effect of change in
       accounting for postretirement
       benefits.............................        --        --        562        562          --
     Loss on sale of plant, property and
       equipment............................        95         4         --         --          --
     Depreciation and amortization..........       429       449      3,265        556       2,597
     Changes in operating assets and
       liabilities:
       Accounts receivable..................     1,376      (248)   (37,623)    (9,878)     17,822
       Inventories..........................       102    (3,424)   (11,030)    (6,957)        219
       Prepaid assets.......................      (111)      (64)      (499)    (1,449)       (657)
       Accounts payable and accrued
          expenses..........................     2,144      (866)     3,508     (3,458)    (14,070)
       Other assets.........................       (66)     (512)      (145)       890         663
                                              --------   -------   --------   --------   ---------
          NET CASH (USED IN) PROVIDED BY
            OPERATING ACTIVITIES............     5,316    (2,334)   (49,114)   (19,651)      1,940
INVESTING ACTIVITIES
  Purchases of property, plant, and
     equipment..............................      (193)     (214)    (1,413)      (406)     (1,194)
  Proceeds from disposal of plant, property
     and equipment..........................        83        31        146         --          --
  Issuance of long-term receivables.........      (147)       --         --         --          --
  Proceeds from long-term receivables.......        --        45         34         --          --
  Other investing activities................        --        --        (45)        --          --
                                              --------   -------   --------   --------   ---------
          NET CASH USED IN INVESTING
            ACTIVITIES......................      (257)     (138)    (1,278)      (406)     (1,194)
FINANCING ACTIVITIES
  Due from (to) Parent......................   (10,339)    7,251        894       (930)     (1,213)
  Capital contribution from Parent..........        --        --     18,054      7,217          --
  Proceeds from subordinated note payable to
     Parent.................................        --        --      8,000         --       2,000
  Dividends paid to Parent..................        --        --     (2,413)        --          --
  Proceeds from notes payable...............     5,000        --     80,165     47,022     152,139
  Payment on notes payable..................        --    (5,000)   (54,322)   (32,171)   (153,623)
  Net proceeds from revolving lines of
     credit.................................        --       302      1,545         --          --
                                              --------   -------   --------   --------   ---------
          NET CASH PROVIDED BY (USED IN)
            FINANCING ACTIVITIES............    (5,339)    2,553     51,923     21,138        (697)
                                              --------   -------   --------   --------   ---------
          NET INCREASE (DECREASE) IN CASH...      (280)       81      1,531      1,081          49
          CASH AT BEGINNING OF YEAR.........       619       339        420        420       1,951
                                              --------   -------   --------   --------   ---------
          CASH AT END OF YEAR...............  $    339   $   420   $  1,951   $  1,501   $   2,000
                                              ========   =======   ========   ========   =========

                            See accompanying notes.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                  DIVERSIFIED PRODUCTS                                      NELSON/WEATHER-RITE
                  -----------------------------------------------------   -------------------------------------------------------
                      COMMON STOCK                                            COMMON STOCK
                  --------------------   ADDITIONAL   RETAINED    DUE     --------------------   ADDITIONAL   RETAINED    DUE TO
                  OUTSTANDING             PAID-IN     EARNINGS    FROM    OUTSTANDING             PAID-IN     EARNINGS    (FROM)
                   SHARES(1)    AMOUNT    CAPITAL     (DEFICIT)  PARENT    SHARES(1)    AMOUNT    CAPITAL     (DEFICIT)   PARENT
                  -----------   ------   ----------   --------   ------   -----------   ------   ----------   --------   --------
                                     (IN THOUSANDS)                                           (IN THOUSANDS)
Balance at
  January 1,
  1991...........      --        $ --     $     --    $     --   $   --         1        $  1     $ 12,204    $  7,225   $  2,136
  (Increase)
    decrease in
    due from
    Parent,
    net..........      --          --           --          --       --        --          --           --          --     (5,544)
  Net income for
    1991.........      --          --           --          --       --        --          --           --         315         --
                      ---       ------   ----------   --------   ------       ---       ------   ----------   --------   --------
Balance at
  December 31,
  1991...........      --          --           --          --       --         1           1       12,204       7,540     (3,408)
  (Increase)
    decrease in
    due from
    Parent,
    net..........      --          --           --          --       --        --          --           --          --      3,021
  Net income for
    1992.........                  --           --          --       --        --          --           --       1,451         --
  Contribution
    from
    Parent.......      --          --           --          --       --        --          --       15,944          --    (15,944)
                      ---       ------   ----------   --------   ------       ---       ------   ----------   --------   --------
Balance at
  December 31,
  1992...........      --          --           --          --       --         1           1       28,148       8,991    (16,331)
  Contribution
    from Parent
    at June 8,
    1993 (Note
    2)...........       1           1       23,629          --       --        --          --           --          --         --
  (Increase)
    decrease in
    due from
    Parent,
    net..........      --          --           --          --    1,743        --          --           --          --        685
  Net income
    (loss) for
    1993.........      --          --           --      (8,728)      --        --          --           --       1,442         --
  Dividends
    paid.........      --          --           --          --       --        --          --           --      (1,400)        --
  Contribution
    from
    Parent.......      --          --       15,000          --       --        --          --           --          --         --
                      ---       ------   ----------   --------   ------       ---       ------   ----------   --------   --------
Balance at
  December 31,
  1993...........       1        $  1     $ 38,629    $ (8,728)  $1,743         1        $  1     $ 28,148    $  9,033   $(15,646)
                  ========      =====      =======     =======   ======   ========      =====      =======     =======   ========

                                                  (Table continued on next page)

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

           COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY -- (CONTINUED)

                                       WILLOW HOSIERY CO.                                            HUTCH SPORTS USA
    -----------------------------------------------------------------------------------------     ----------------------
         COMMON STOCK             PREFERRED STOCK                                                      COMMON STOCK
    ----------------------     ----------------------     ADDITIONAL                  DUE TO      ----------------------
    OUTSTANDING                OUTSTANDING                 PAID-IN       RETAINED     (FROM)      OUTSTANDING
     SHARES(2)      AMOUNT      SHARES(3)      AMOUNT      CAPITAL       EARNINGS     PARENT       SHARES(1)      AMOUNT
    -----------     ------     -----------     ------     ----------     --------     -------     -----------     ------
                                         (IN THOUSANDS)                                               (IN THOUSANDS)
         46          $ 46            2          $  2        $1,370        $2,460      $ 4,690           1         $    1
         --            --           --            --            --            --       (2,408)         --             --
         --            --           --            --            --           733           --          --             --
        ---         ------         ---         ------     ----------     --------     -------         ---         ------
         46            46            2             2         1,370         3,193        2,282           1              1
         --            --           --            --            --            --        3,374          --             --
         --            --           --            --            --           205           --          --             --
         --            --           --            --         5,688            --       (5,688)         --             --
        ---         ------         ---         ------     ----------     --------     -------         ---         ------
         46            46            2             2         7,058         3,398          (32)          1              1
         --            --           --            --            --            --           --          --             --
         --            --           --            --            --            --       (2,448)         --             --
         --            --           --            --            --          (588)          --          --             --
         --            --           --            --            --          (364)          --          --             --
         --            --           --            --            --            --           --          --             --
        ---         ------         ---         ------     ----------     --------     -------         ---         ------
         46          $ 46            2          $  2        $7,058        $2,446      $(2,480)          1         $    1
    ========        =====      ========        =====       =======        ======      =======     ========        ======


      ADDITIONAL                  DUE TO
       PAID-IN       RETAINED     (FROM)
       CAPITAL       EARNINGS     PARENT         COMBINED
      ----------     --------     -------     --------------
                                              (IN THOUSANDS)
        $  552        $6,024      $ 4,072        $ 40,783
            --            --       (2,387)        (10,339)
            --           299           --           1,347
      ----------     --------     -------     --------------
           552         6,323        1,685          31,791
            --            --          856           7,251
            --           671           --           2,327
         7,084            --       (7,084)             --
      ----------     --------     -------     --------------
         7,636         6,994       (4,543)         41,369
            --            --           --          23,630
            --            --          914             894
            --           722           --          (7,152)
            --          (649)          --          (2,413)
            --            --           --          15,000
      ----------     --------     -------     --------------
        $7,636        $7,067      $(3,629)       $ 71,328
       =======        ======      =======      ==========

- ---------------

(1) 1,000 shares authorized
(2) 100,000 shares authorized
(3) 10,000 shares authorized

                            See accompanying notes.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                           DECEMBER 31, 1992 AND 1993

1. ACCOUNTING POLICIES

  Description of Business

     Actava Sporting Goods Group (the "Group" or the "Companies") is comprised of four wholly-owned subsidiaries of The Actava Group Inc. (the "Parent"). These subsidiaries are Diversified Products Corporation and Subsidiary ("DP"), Nelson/Weather-Rite, Inc. and Subsidiary ("NWR"), Hutch Sports USA Inc. ("Hutch"), and Willow Hosiery Company, Inc. ("Willow"). The Group manufactures and distributes sporting goods primarily to mass merchants and sporting goods retailers located throughout the United States. The Companies within the Group perform periodic credit evaluations of their customers' financial condition and generally do not require collateral. Receivables generally are due within 30-60 days, but some extended payment terms are granted. Credit losses have generally been within management's expectations.

     The Group has one major customer which comprised 28%, 26% and 19% of the Group's net sales for the years ended December 31, 1991, 1992 and 1993, respectively.

  Principles of Combination

     The combined financial statements include the accounts of DP, NWR, Hutch and Willow. All significant intercompany transactions and accounts have been eliminated in combination.

  Interim Financial Information

     The financial statements as of June 30, 1994 and for the six month periods ending June 30, 1993 and 1994 are unaudited but include all adjustments consisting of normal recurring adjustments that the Company considers necessary for a fair presentation of its financial position, results of operations and cash flows for the interim periods. Results for interim periods are not necessarily indicative of results for the entire year.

  Inventories

     Inventories at NWR, all of which are finished goods, are stated at the lower of cost or market. The last-in, first-out (LIFO) method of determining cost is used for valuing these inventories. Inventories at DP, Hutch, and Willow are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

     Inventory balances are summarized below:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1992          1993
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Inventories recorded under LIFO:
      Finished goods...............................................  $16,614       $16,381
      LIFO reserve.................................................   (4,319)       (4,079)
                                                                     -------       -------
                                                                      12,295        12,302
    Inventories recorded under FIFO:
      Raw materials and supplies...................................      892         3,634
      Work-in-progress.............................................        5         1,895
      Finished goods...............................................    9,801        29,209
                                                                     -------       -------
              Total inventories....................................  $22,993       $47,040
                                                                     =======       =======

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost and are depreciated over their expected useful lives. Generally, depreciation is provided on the straight-line method for financial reporting purposes and on accelerated methods for tax purposes.

  Excess of Costs Over Net Assets Acquired

     Excess of costs over net assets acquired represents the excess of costs over the fair value of net assets of the Companies on the date they were acquired by the Parent and are amortized over a 40-year period using the straight-line method. No diminishment in value has occurred.

     Management evaluates intangible assets on the basis of the operations of the particular entity to which the intangible relates to determine whether any changes in the nature and expected benefits to be derived from the intangible have occurred which would require an adjustment to its recorded value. In the event management believes that the recorded value of the intangible is greater than its actual value, the Company will write-down the value of the intangible. In conjunction with the evaluation of any possible impairment of its intangibles, the Company also similarly assesses whether a change in the life of the intangible is required for amortization purposes.

  Postemployment Benefits

     The Group provides benefits to former or inactive employees after employment, but before retirement, such as severance benefits, continuation of health care benefits and life insurance coverage. The costs of these are currently accounted for on a pay-as-you-go (cash) basis. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires employers to recognize the obligation to provide these benefits when certain conditions are met. The Group is required to adopt the new method of accounting for these benefits no later than January 1, 1994. The adoption of Statement No. 112 will not have a significant effect on the Group's combined financial position or results of operations.

  Accounting Change

     In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," and SEC Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Components of Another Entity," income taxes and management fees charged by the Parent (see Note 7) have been retroactively restated in the Combined Financial Statements of the Group for all periods presented.

  Environmental Matters

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study.

2. ACQUISITION

     On June 8, 1993, a wholly-owned subsidiary of the Parent acquired substantially all the assets of DP for a net purchase price of $23,629,500 consisting of $11,629,500 in cash and the issuance of 1,090,909 shares of the Parent's Common Stock valued at $12,000,000, and the assumption or payment of certain liabilities including

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

trade payables and a revolving credit facility. The purchase price resulted in an excess of costs over net assets acquired of approximately $13,786,000.

     This transaction was accounted for using the purchase method of accounting; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value at the date of the acquisition. As of the date of acquisition, DP was combined with the Group. Accordingly, the results of operations of DP have been included in the combined financial statements of the Group since the date of acquisition.

     This transaction has been reflected in the combined financial statements of the Group as a capital contribution from the Parent. The following data represents the effect of this capital contribution:

                                                                             (IN THOUSANDS)
    Total Assets Acquired..................................................     $ 71,693
    Total Liabilities Assumed..............................................       48,063
                                                                             --------------
                                                                                $ 23,630
                                                                             ===========

     The following data represents the combined unaudited operating results of the Group on a pro forma basis as if the above transaction had taken place at January 1, 1992. The pro forma information does not necessarily reflect the results of operations as they would have been had the transaction actually taken place at that time. Adjustments include amounts of depreciation to reflect the fair value and economic lives of property, plant and equipment and amortization of intangible assets.

                                                                        PRO FORMA YEAR ENDED
                                                                            DECEMBER 31,
                                                                         1992           1993
                                                                       --------       --------
                                                                           (IN THOUSANDS)
Sales................................................................  $281,993       $298,466
Net loss.............................................................  $(31,028)      $(18,812)

3. INCOME TAXES

     Effective January 1, 1993, the Companies adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes: deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method: deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

     As permitted by Statement 109, the Companies have elected not to restate the financial statements of any prior years. The cumulative effect of the change in accounting principle on pre-tax income, net income and financial position was not material.

     The results of operations of the Companies are included in the consolidated Federal income tax return of the Parent. Current and deferred taxes have been computed as if the Companies filed a separate income tax return.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense (benefit) is composed of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                   DEFERRED
                                                                    METHOD           LIABILITY
                                                               -----------------      METHOD
                                                                1991       1992        1993
                                                               ------     ------     ---------
                                                                       (IN THOUSANDS)
    Current federal..........................................  $1,036     $1,271      $ 2,027
    Current state............................................      96        199          260
    Deferred federal and state...............................    (336)       (11)          37
                                                               ------     ------     ---------
                                                               $  796     $1,459      $ 2,324
                                                               ======     ======       ======

     Income tax expense (benefit) computed by applying federal statutory rates to income (loss) before income taxes is reconciled to the actual income tax expense (benefit) as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                    -------------------------
                                                                      DEFERRED
                                                                       METHOD       LIABILITY
                                                                    -------------    METHOD
                                                                    1991    1992      1993
                                                                    ----   ------   ---------
                                                                         (IN THOUSANDS)
    Computed tax at statutory rates...............................  $730   $1,287    $ (1,561)
    State tax, net of federal benefit.............................    33      131         175
    Deferred tax valuation allowance..............................    --       --       3,654
    Amortization of goodwill......................................    54       54          81
    Other.........................................................   (21)     (13)        (25)
                                                                    ----   ------   ---------
                                                                    $796   $1,459    $  2,324
                                                                    ====   ======     =======

     Significant components of deferred tax assets and liabilities at December 31, 1993, are as follows:

                                                                   DEFERRED TAX   DEFERRED TAX
                                                                      ASSETS      LIABILITIES
                                                                   ------------   ------------
                                                                         (IN THOUSANDS)
    Product warranty, self-insurance, advertising and other
      reserves and accruals......................................     $4,114         $   --
    Provision for loss on loans and receivables..................      2,252             --
    Obligation for postretirement benefits.......................        588             --
    Capitalized inventory costs..................................        441             --
    Other........................................................        476             --
    Basis differences in fixed assets............................         --            298
                                                                   ------------   ------------
    Total deferred taxes.........................................      7,871            298
    Valuation allowance..........................................      3,654
                                                                   ------------
                                                                      $4,217         $  298
                                                                   =========      =========
    Net deferred taxes...........................................                    $3,919
                                                                                  =========

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of deferred income tax expense (benefit) for the years ended December 31, 1991 and 1992 are as follows:

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                             ------------
                                                                             1991    1992
                                                                             -----   ----
                                                                                 (IN
                                                                              THOUSANDS)
    Provision for loss on loans and receivables............................  $(114)  $ 16
    Product warranty, self-insurance, advertising and other reserves and
      accruals.............................................................   (182)    --
    Increase in valuation allowance........................................     --     --
    Other..................................................................    (40)   (27)
                                                                             -----   ----
                                                                             $(336)  $(11)
                                                                             =====   ====

     The components of income tax included in Due from Parent in the Combined Balance Sheets are as follows:

                                                                           1992      1993
                                                                          ------    ------
                                                                           (IN THOUSANDS)
    Current income tax assets (liabilities).............................  $  (29)   $1,880
    Current deferred income tax assets (liabilities)....................   1,853    (1,072)
    Deferred income tax assets (liabilities)............................    (235)      226
                                                                          ------    ------
    Net current and deferred income tax assets..........................  $1,589    $1,034
                                                                          ======    ======

4. NOTES PAYABLE

     Notes payable represent revolving credit facilities for each of the Companies in the Group. The provisions of the agreements and related outstandings are described below.

                                                                      DECEMBER 31,
                                                                     --------------     JUNE 30
                                                                     1992    1993        1994
                                                                     ----   -------   -----------
                                                                     (IN THOUSANDS)   (UNAUDITED)
Borrowings under a $50,000,000 revolving credit facility expiring
  December 15, 1996, interest payable monthly at prime + 1 1/2%
  (7.5% at December 31, 1993 and 8.75% at June 30, 1994)...........  $ --   $36,178     $21,087
Borrowings under a $35,000,000 revolving credit facility expiring
  December 29, 1995, interest payable monthly at prime + 1 1/4%
  (7.25% at December 31, 1992 and 1993 and 8.5% at June 30,
  1994)............................................................   302     1,846       9,200
Borrowings under a $10,000,000 revolving credit facility expiring
  April 29, 1995, interest payable monthly at the prevailing base
  rate (6% at December 31, 1993 and 7.25% at June 30, 1994)........    --        --       6,037
Borrowings under a $5,000,000 revolving credit facility expiring
  August 31, 1994, interest payable monthly at prime (6% at
  December 31, 1992 and 1993 and 7.25% at June 30, 1994)...........    --     2,700       2,916
                                                                     ----   -------   -----------
Total notes payable................................................   302    40,724      39,240
Less current portion of notes payable..............................   302    22,724      21,240
                                                                     ----   -------   -----------
                                                                     $ --   $18,000     $18,000
                                                                     ====   =======   =========

     The loans are principally secured by certain receivables and inventory of the Companies. The assets which serve as collateral are determined by reference to the outstanding balances under the credit agreements and the qualification of the assets as collateral as defined in the credit agreements; however, substantially all of

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the Groups assets are potentially available as collateral to secure borrowings under the above facilities. Availability of borrowings under the agreements are subject to certain percentage limitations on eligible collateral.

     The agreements contain numerous restrictive covenants, including, but not limited to, maintenance of financial ratios, a specified tangible net worth, minimum earnings, and limitations on capital additions and borrowings. Certain of the agreements also restrict the transferring of dividends to the Parent to 70% of the respective Company's net income in any fiscal year.

     The fair value of the Groups notes payable is estimated to approximate its carrying value in the combined financial statements as notes payable have variable interest rates.

     Interest payments were approximately $-0-, $13,000, and $3,155,600 during the years ended December 31, 1991, 1992 and 1993, respectively.

5. SUBORDINATED NOTE PAYABLE TO PARENT

     The subordinated note payable to Parent balance represents the amount outstanding under a revolving credit agreement between DP and the Parent. Under this revolving credit agreement, DP may borrow up to $20,000,000. Balances outstanding under this agreement bear interest at the Chase Manhattan Bank prime rate plus 1 1/2% (7.5% at December 31, 1993). Balances outstanding under this revolving credit agreement are payable only to the extent payment is permitted under the $50,000,000 revolving credit facility (see Note 4) and the related subordination agreement. The balance outstanding at December 31, 1993 has been classified as long-term as repayment prior to December 31, 1994 is not permissible under the terms of the $50,000,000 revolving credit facility.

6. EMPLOYEE BENEFITS

     Effective January 1, 1993 the Group adopted FASB Statement No. 106, "Accounting for Retirement Benefits Other than Pensions."

     The Group sponsors two plans that provide postretirement medical, dental, and life insurance benefits for certain employees subsequent to retirement. One plan covers eligible employees of NWR, Hutch and Willow. A separate plan covers eligible employees of DP. The plans have been funded on a pay-as-you-go (cash) basis. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles, coinsurance and life-time maximums.

     The accounting for the plans anticipates future cost-sharing changes to the written plan that are consistent with the Group's expressed intent to increase the retiree contribution rate annually for the expected medical trend rate for that year. The Companies fund the excess of the cost of benefits under the plans over the participant's contributions as the costs are incurred. The combination of benefits with Medicare uses a supplemental, or exclusion of benefits, approach.

     As permitted by Statement No. 106, the Group elected to immediately recognize the effect in the statement of operations in 1993 as a $562,000 pre-tax charge to net income as the cumulative effect of a change in accounting principle. The change in annual net periodic postretirement benefit expense for 1993 as a result of adopting the new rules was not material. Postretirement benefit expense for 1991 and 1992, recorded on a cash basis, has not been restated.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents the plans status reconciled with amounts recognized in the Combined Balance Sheet:

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1992       1993
                                                                        -----     -------
                                                                        (IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees........................................................  $ (78)    $  (472)
      Fully eligible active plan participants.........................   (244)       (465)
      Other active plan participants..................................   (176)       (821)
                                                                        -----     -------
                                                                         (498)     (1,758)
    Plan assets.......................................................     --          --
                                                                        -----     -------
      Accumulated postretirement benefit obligation in excess of plan
         assets.......................................................   (498)     (1,758)
      Unrecognized net (gain) or loss.................................     --          62
      Unrecognized transition obligation..............................    498          --
                                                                        -----     -------
      Accrued postretirement benefit cost.............................  $  --     $(1,696)
                                                                        =====     =======

     Net periodic postretirement benefit cost includes the following components:

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                         1991   1992   1993
                                                                         ----   ----   ----
                                                                         (IN THOUSANDS)
    Service cost.......................................................  $--    $--    $ 63
    Interest cost......................................................   --     --      88
    Cash basis expense.................................................   10     13      --
                                                                         ----   ----   ----
    Net periodic postretirement benefit cost...........................  $10    $13    $151
                                                                         ====   ====   ====

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for 1994 is 10.7% for the DP Plan and 13% for the plan covering employees of NWR, Hutch and Willow. For the DP Plan this trend rate is expected to decrease in .2% to .3% decrements to 5.5% in 2012 and remain at that level thereafter. For the plan covering NWR, Hutch and Willow employees, this trend rate is expected to decrease in 1% decrements to 6% in 2001 and years thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1993 was 7.25% for the DP Plan and 7% for the plan covering NWR, Willow and Hutch employees, as compared to 9% for January 1, 1993. A 1% increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 31, 1993 by 15% and the net periodic post retirement benefit cost by 18%.

     NWR and Willow have a profit sharing plan covering substantially all non-union employees. The plans are noncontributory defined contribution plans. Contributions are made at the discretion of NWR and Willow. Cost recognized for the years ended December 31, 1991, 1992 and 1993 amounted to $564,500, $465,300, and $537,900, respectively.

     Hutch participates in the Parent's noncontributory defined benefit pension plan which is "qualified" under Federal tax law and covers substantially all non-union employees. Benefits under the plan are based upon the employee's years of service and level of compensation. Hutch's funding policy for the plan is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plan's members and to keep the plan actuarially sound. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of net periodic pension cost are as follows:

                                                                          1991   1992   1993
                                                                          ----   ----   ----
                                                                            (IN THOUSANDS)
    Service cost........................................................  $71    $75    $73
    Interest cost on projected benefit obligation.......................    6     14     33
    Actual return on plan assets........................................   (4)    (4)   (11)
    Net amortization and deferral.......................................    2     (2)    --
                                                                          ----   ----   ----
                                                                          $75    $83    $95
                                                                          ====   ====   ====

     Assumptions used in the accounting for the defined benefit plan are as follows:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Discount rate..........................................................  9.0 %    7.0 %
    Rates of increase in compensation levels...............................  6.3 %    5.0 %

     The expected long-term rate of return on assets was 8.6%, 8.6% and 7.0% for December 31, 1991, 1992 and 1993, respectively.

     The following tables set forth the funded status and amounts recognized in the Combined Balance Sheets for the defined benefit pension plan:

                                                                            DECEMBER 31,
                                                                            -------------
                                                                            1992    1993
                                                                            -----   -----
                                                                           (IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefit obligation...........................................  $ (64)  $(152)
                                                                            =====   =====
      Accumulated benefit obligation......................................  $(122)  $(216)
                                                                            =====   =====
    Projected benefit obligation..........................................   (250)  $(470)
    Plan assets at fair value.............................................    112     112
                                                                            -----   -----
    Funded status -- projected benefit obligation in excess of plan assets..............................................................  $(138)  $(358)
                                                                            =====   =====
    Comprised of:
      Accrued pension cost................................................   (114)  $(114)
      Unrecognized net loss...............................................    (24)   (244)
                                                                            -----   -----
                                                                            $(138)  $(358)
                                                                            =====   =====

     Substantially all of the plan assets at December 31, 1992 and 1993 are invested in government bonds, mutual funds and temporary investments.

     DP sponsors a profit sharing/401(k) plan for all employees who meet stated length of service requirements. Contributions under the profit sharing feature of the plan are made at the discretion of management up to the maximum amount deductible by DP. No profit sharing contribution was made for the period ended December 31, 1993. Under the 401(k) feature of the plan, DP matches 25% of employee contributions up to six percent of the employee's compensation. Expense under the 401(k) feature of the Plan was $103,601 for the period ended December 31, 1993.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTIES

     The Parent charged a management fee of $1,965,000 in 1991, $1,939,000 in 1992, $3,664,000 in 1993, $1,364,000 (unaudited) for the six months ended June 30, 1993, and $2,400,000 (unaudited) for the six months ended June 30, 1994 for various expenses it incurred for corporate services. These costs are reflected in selling, general and administrative expenses of the Group. These services included accounting, legal, and other central operating functions. These costs are allocated on the basis of various factors, including equity, total revenue, and total number of employees. The Parent considers its allocation policy to be reasonable.

     During 1993, the Parent contributed $38,630,000 in additional capital to the Group. During 1991, 1992, 1993, and the six months ended June 30, 1993 and 1994, the Group was charged approximately $149,000, $444,000, $265,000, $137,000
(unaudited) and $322,000 (unaudited), respectively, in intercompany interest expense. Intercompany interest expense is calculated based on actual cash payments to/from the Parent (includes subordinated note payable to Parent of $8,000,000 at December 31, 1993) and on operating expenses paid by the Parent on behalf of the Group. The interest-bearing balances in the Due from Parent account totalled $1,935,000 and zero dollars at December 31, 1992 and 1993, respectively. Intercompany interest rates on funds borrowed ranged from 5.75% to 9% during 1991, 8% to 8.5% during 1992, 8% during 1993 and 8% to 8.75% during the six months ended June 30, 1994.

     The Due from Parent account is included in the Combined Balance Sheet as a reduction of shareholder's equity as this amount will not be paid by the Parent. This amount will be forgiven by the Group through a dividend distribution to the Parent in the future.

8. COMMITMENTS

     At December 31, 1992 and 1993, the Group has irrevocable letters of credit outstanding for the purchase of inventory amounting to $14,594,000 and $17,176,300, respectively.

9. LEASES

     The Group leases office and warehouse facilities and equipment under noncancelable operating leases. Rental expense was approximately $1,551,000, $1,779,000 and $2,826,000, in 1991, 1992 and 1993, respectively.

     Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more are summarized as follows:

                           YEAR ENDING DECEMBER 31,                          (IN THOUSANDS)
    -----------------------------------------------------------------------
         1994..............................................................     $  2,908
         1995..............................................................        1,999
         1996..............................................................        1,780
         1997..............................................................          879
         1998..............................................................          713
         Thereafter........................................................        2,928
                                                                             --------------
              Total minimum lease payments.................................     $ 11,207
                                                                             ===========

10. LITIGATION AND CLAIMS

     There are various claims and pending actions against the Group with respect to commercial matters arising out of the normal course of business. However, the Group is not aware of any action which, in the opinion of management, would materially affect its combined financial position or results of operations.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11. ENVIRONMENTAL MATTERS

     The Group's manufacturing plants are subject to federal, state and local pollution laws and regulations. Compliance with such laws and regulations has not materially affected, and is not expected to have a material effect on the Group's competitive position, financial condition or results of operations.

     DP is complying with various requirements under a compliance order under the Resource Conservation Recovery Act as administered by the State of Alabama. A reserve of approximately $5.9 million has been established for expected clean-up costs by DP and is reflected in accrued expenses on the balance sheet as of December 31, 1993. Management's estimate of the possible range of costs is approximately $6 million to $12 million. This estimate was based on discussions with legal counsel, a feasibility study and a review of the compliance order as administered by the State of Alabama. The major components of the costs included in the environmental accrual relate to the preparation and implementation of the plan for corrective action for solid waste management units and regulated units, for closure of the chrome tank area and for operating and maintaining the solid waste management units and regulated units. Cash payments related to these costs are expected to occur primarily over the next five years with certain general post-closure care costs continuing for thirty years or more. The current reserve of $5.9 million represents the minimum value of the range of possible costs and was recorded by DP as no other value in the range represents a better estimate. Depending on the results of continued assessment activities, costs in excess of the amount accrued could be incurred; however, in the opinion of management, any additional costs in excess of the amount accrued would not be material to the combined results of operations or financial position of the Group.

12. SUBSEQUENT EVENT

     On July 20, 1994, The Actava Group Inc. and Roadmaster Industries, Inc. entered into a definitive agreement to combine the Actava Sporting Goods Group with Roadmaster. Under the terms of the agreement, Actava will transfer the Actava Sporting Goods Group to Roadmaster in exchange for approximately 19.2 million unregistered shares of Roadmaster's common stock, representing an approximate 39% ownership interest in Roadmaster. Completion of the transaction is subject to a number of conditions, including approval by the stockholders of Roadmaster and Actava. Pursuant to such agreement, Actava will enter into an Environmental Indemnity Agreement under which Actava will indemnify Roadmaster for costs and liabilities resulting from the presence on or migration of regulated materials from approximately 17 acres of land at the Opelika facility (the "Materials Storage Area"). In connection with an in-kind dividend of the Materials Storage Area to be made by DP to Newco, a subsidiary of Actava, prior to the completion of the transaction with Roadmaster, Newco will record $1.9 million for potential environmental remediation costs associated with the Materials Storage Area.

                          ACTAVA SPORTING GOODS GROUP
              (WHOLLY-OWNED SUBSIDIARIES OF THE ACTAVA GROUP INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUPPLEMENTAL PRODUCT LINE INFORMATION

     The Group's major operations in 1993 included fitness equipment and other recreation and sporting goods. The Group operates as a single business segment. Although not separate business segments, net sales, operating profit, depreciation and amortization, capital expenditures, and identifiable assets for
(i) fitness equipment and (ii) other recreation and sporting goods products for 1993 are separately presented below:

                                                                                  1993
                                  (UNAUDITED)                                --------------
     ----------------------------------------------------------------------  (IN THOUSANDS)
     Net Sales
       Fitness equipment...................................................     $ 90,609
       Other...............................................................      150,243
                                                                             --------------
            Total..........................................................     $240,852
                                                                             ===========
     Operating Profit (Loss)
       Fitness equipment...................................................     $ (5,987)
       Other...............................................................        4,989
                                                                             --------------
            Total..........................................................     $   (998)
                                                                             ===========
     Depreciation and Amortization
       Fitness equipment...................................................     $  2,647
       Other...............................................................          618
                                                                             --------------
            Total..........................................................     $  3,265
                                                                             ===========
     Capital Expenditures
       Fitness equipment...................................................     $  1,107
       Other...............................................................          306
                                                                             --------------
            Total..........................................................     $  1,413
                                                                             ===========
     Identifiable Assets
       Fitness equipment...................................................     $113,578
       Other...............................................................       54,251
                                                                             --------------
            Total..........................................................     $167,829
                                                                             ===========

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JUNE 29, 1991, JUNE 27, 1992 AND
                   PERIOD FROM JUNE 28, 1992 TO JUNE 7, 1993

                         INDEX TO FINANCIAL STATEMENTS

Reports of Independent Auditors......................................................  F-20
Audited Consolidated Financial Statements--
  Consolidated Statements of Operations..............................................  F-22
  Consolidated Statements of Cash Flows..............................................  F-23
  Notes to Consolidated Financial Statements.........................................  F-24

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
Diversified Products Corporation

     We have audited the accompanying consolidated statements of operations and cash flows of Diversified Products Corporation and subsidiary for the period from June 28, 1992 to June 7, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Diversified Products Corporation and subsidiary for the period from June 28, 1992 to June 7, 1993 in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


Atlanta, Georgia

March 3, 1994,
except for Note 10, as to which the date is July 20, 1994.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Diversified Products Corporation

     We have audited the accompanying consolidated statements of operations and cash flows of Diversified Products Corporation and subsidiary for the years ended June 29, 1991 and June 27, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in note 1 to the consolidated financial statements, the Company's stockholder consented to a quasi-reorganization plan effective at the beginning of 1992.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Diversified Products Corporation and subsidiary for the years ended June 29, 1991 and June 27, 1992, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
August 14, 1992

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        PERIOD FROM
                                                                YEAR ENDED             JUNE 28, 1992
                                                       -----------------------------        TO
                                                       JUNE 29, 1991   JUNE 27, 1992   JUNE 7, 1993
                                                       -------------   -------------   -------------
Net sales (Note 1)...................................  $ 195,310,447   $ 175,501,647   $ 151,942,091
Costs of products sold (Note 7)......................    184,322,706     147,320,495     151,525,042
Selling and administrative expenses..................     17,492,840      14,370,449      17,660,457
Provision for doubtful accounts......................      1,608,000         500,000         482,600
Property, plant and equipment impairment charge......      2,309,455              --              --
Provision for environmental clean-up costs...........             --              --       5,865,000
Write down of unamortized patents (Note 8)...........             --              --      15,944,981
Research and development expenses....................      1,936,000       1,881,000       1,464,278
                                                       -------------   -------------   -------------
                                                         (12,358,554)     11,429,703     (41,000,267)
Interest expense and amortization of debt discount...     12,798,920       5,571,461       3,942,852
Amortization of deferred loan costs and debt
  restructuring fees.................................        946,301         494,752              --
Management fee (Note 6)..............................        600,000         300,000         270,696
                                                       -------------   -------------   -------------
Income (loss) from continuing operations before
  income taxes.......................................    (26,703,775)      5,063,490     (45,213,815)
Income tax expense (Note 2)..........................             --       1,854,000         145,879
                                                       -------------   -------------   -------------
Income (loss) from continuing operations.............    (26,703,775)      3,209,490     (45,359,694)
Discontinued operations (Note 9):
  Loss from operations of discontinued U.K.
     operation.......................................     (3,798,948)             --              --
  Loss on disposal of discontinued U.K. operation
     including provision of $282,000 For operating
     losses during phase-out period..................     (5,800,680)             --              --
                                                       -------------   -------------   -------------
Net income (loss)....................................  $ (36,303,403)  $   3,209,490   $ (45,359,694)
                                                         ===========     ===========     ===========

                            See accompanying notes.

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        PERIOD FROM
                                                                YEAR ENDED             JUNE 28, 1992
                                                       -----------------------------        TO
                                                       JUNE 29, 1991   JUNE 27, 1992   JUNE 7, 1993
                                                       -------------   -------------   -------------
OPERATING ACTIVITIES
Net income (loss)....................................  $ (36,303,403)  $   3,209,490   $ (45,359,694)
Adjustments to reconcile net income (loss) to net
  cash provided/(used) by operating activities:
  Depreciation and amortization......................     13,597,665       5,195,042       4,586,416
  Provision for environmental clean-up costs.........             --              --       5,865,000
  Write down of patents..............................             --              --      15,944,981
  Property, plant & equipment impairment charge......      2,309,455              --              --
  Loss (gain) on disposal of property, plant, and
     equipment.......................................             --        (103,203)        627,509
  Discontinued operations............................      7,805,112        (469,556)             --
  Charge in lieu of income taxes.....................             --       1,554,000              --
  Deferred taxes.....................................             --         100,000              --
  Changes in operating assets and liabilities:
     Accounts receivable.............................      5,072,622       6,520,561      (1,046,214)
     Inventories.....................................      8,057,131       3,956,044       4,430,529
     Prepaid expenses and other assets...............         14,379        (198,205)      1,269,260
     Accounts payable................................      7,329,268     (13,049,223)      4,402,088
     Accrued expenses and other......................      7,892,045      (1,804,079)      1,281,772
     Refundable income taxes.........................             --      (1,444,368)      1,444,368
                                                       -------------   -------------   -------------
Net cash provided/(used) by operating activities.....     15,774,274       3,466,503      (6,553,985)
INVESTING ACTIVITIES
Increase in investments..............................             --      (1,500,000)        (99,380)
Purchases of property, plant, and equipment..........     (4,445,745)     (3,977,576)     (2,722,933)
Proceeds from disposal of property, plant, and
  equipment..........................................         28,000         346,655         312,200
                                                       -------------   -------------   -------------
Net cash used in investing activities................     (4,417,745)     (5,130,921)     (2,510,113)
FINANCING ACTIVITIES
Payments on industrial development bonds.............       (150,000)       (100,000)       (100,000)
Payment of capital lease.............................             --              --         (31,971)
Net payments on revolving note.......................     (8,637,763)     (8,250,168)             --
Proceeds from notes payable..........................             --              --      11,588,779
Principal payments on notes payable..................     (2,568,766)       (308,414)       (178,800)
Proceeds from issuance of common and preferred
  stock..............................................             --      10,510,000              --
Purchase of treasury stock...........................             --        (187,000)             --
                                                       -------------   -------------   -------------
Net cash provided/(used) by financing activities.....    (11,356,529)      1,664,418      11,278,008
                                                       -------------   -------------   -------------
Net increase in cash.................................             --              --       2,213,910
Cash at beginning of period..........................             --              --              --
                                                       -------------   -------------   -------------
Cash at end of period................................  $          --   $          --   $   2,213,910
                                                         ===========     ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid........................................  $  10,548,454   $   5,942,348   $   3,942,852
                                                         ===========     ===========     ===========
Income taxes paid....................................  $          --   $   1,644,368   $     678,531
                                                         ===========     ===========     ===========

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JUNE 29, 1991, JUNE 27, 1992 AND
                   PERIOD FROM JUNE 28, 1992 TO JUNE 7, 1993

1. ACCOUNTING POLICIES

  Description of Business

     Diversified Products Corporation (the "Company") manufactures and sells home fitness equipment to mass merchandisers and small retailers primarily within the United States. Prior to June 29, 1991 the Company was a wholly-owned subsidiary of Shape Holdings, Inc. The Company utilizes a 52/53-week fiscal year. The consolidated financial statements for 1991 and 1992 reflect a 52-week year. Effective June 29, 1991, the Company completed a plan of debt and stockholders' equity restructuring under which the Company's lender ultimately assumed control of the Company.

     Effective as of the beginning of 1992, Diversified Products Corporation's Class B voting common stockholder consented to a quasi-reorganization plan. Prior to the quasi-reorganization plan, Diversified Products Corporation recorded an asset impairment of $2,309,455 in the 1991 consolidated statement of operations. As of the beginning of 1992, Diversified Products Corporation believed the carrying value of its assets and liabilities approximated their fair values; therefore no additional fair value adjustments were recorded as of the beginning of 1992.

     The Company had three major customers (defined as customers comprising more than 10% of net sales) which comprised approximately 44% and 53% of the Company's net sales for the years ended June 29, 1991 and June 27, 1992, respectively. The Company had two major customers in 1993 which comprised approximately 29% of the Company's net sales for the period from June 28, 1992 to June 7, 1993; however, during this same period, sales to the five largest customers comprised 57% of net sales for the period.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Diversified Products Corporation and its wholly-owned subsidiary, Diversified Trucking Corp. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost and are depreciated over their expected useful lives. Generally, depreciation is provided on the straight-line method for financial reporting purposes and on accelerated methods for tax purposes. Leasehold improvements are amortized using the straight-line basis over the shorter of the lease term or estimated useful life of the respective asset.

  Patents

     Patents are stated at cost and are amortized over their estimated useful lives, ranging from six to sixteen years. Management continually assesses the recoverability of the carrying value of its patents based on expected sales of products covered by the patents and the introduction of products with functionally similar characteristics. If such assessment indicates that the carrying values may not be recoverable, then an impairment loss is recognized based on the fair value of the patents. Fair value is determined based on a discounted cash flow analysis that considers the extent to which patent protection continues to provide benefit to the Company's future sales.

  Deferred Loan Costs

     Deferred loan costs represent origination fees and expenses incurred to originate the credit facility. These costs are being amortized over the remaining term of the finance and security agreement.

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

  Income Taxes

     Deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes under the "deferred" method of APB Opinion 11.

     In February 1992 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" that is effective for fiscal years beginning after December 15, 1992. Statement No. 109 affects the manner and rates at which deferred income taxes are reflected on the balance sheet and therefore, possibly the amount of taxes reflected in the consolidated statement of operations. The adoption of Statement No. 109 prospectively is not expected to have a significant effect on the Company's results of operations.

  Postretirement Benefits Other Than Pensions

     The Company sponsors plans that provide postretirement medical, dental, and life insurance benefits to full-time employees who retire with 20 years of service. The costs of these plans are currently accounted for on a pay-as-you-go
(cash) basis. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" that is effective for fiscal years beginning after December 15, 1992. The adoption of Statement No. 106 will result in an approximate $1,135,000 charge to operations as the cumulative effect of an accounting change. Statement No. 106 requires the cost of postretirement benefits to be recognized in the financial statements over an employee's active working career to the date of eligibility for benefits.

 Environmental Matters

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study.

  Reclassifications

     Certain amounts reported for the years ended June 29, 1991 and June 27, 1992 have been reclassified to conform with the current year presentation in the accompanying consolidated financial statements.

2. INCOME TAXES

     The results of operations of the Company for the period from March 31, 1993 to June 7, 1993 are included in the consolidated Federal income tax return of the lender who controlled the Company. Current and deferred taxes have been computed as if the Company filed a separate income tax return.

     The significant components of the provision for income taxes are as follows:

                                                                                        PERIOD FROM
                                                                YEAR ENDED             JUNE 28, 1992
                                                       -----------------------------        TO
                                                       JUNE 29, 1991   JUNE 27, 1992   JUNE 7, 1993
                                                       -------------   -------------   -------------
    Current..........................................       $--         $   200,000      $ 145,879
    Deferred.........................................        --             100,000             --
    Charge in lieu of income taxes                           --           1,554,000             --
                                                            ---        -------------   -------------
                                                            $--         $ 1,854,000      $ 145,879
                                                       ==========        ==========     ==========

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

     Actual income tax expense differs from the expected income tax that would result from applying the Federal statutory income tax rate of 34% to income
(loss) from continuing operations before income taxes as follows:

                                                                                      PERIOD FROM
                                                              YEAR ENDED             JUNE 28, 1992
                                                     -----------------------------        TO
                                                     JUNE 29, 1991   JUNE 27, 1992   JUNE 7, 1993
                                                     -------------   -------------   -------------
    Expected income tax expense (benefit)..........   $ (9,079,284)   $ 1,721,587    $ (14,293,197)
    State income taxes, net of Federal income tax
      benefit......................................             --        132,000          145,879
    Net operating losses...........................      9,079,284             --       14,293,197
    Other..........................................             --            413               --
                                                     -------------   -------------   -------------
                                                      $         --    $ 1,854,000    $     145,879
                                                        ==========     ==========      ===========

     Due to the quasi-reorganization plan and debt/equity restructuring resulting in a change in ownership in excess of 50% for income tax purposes, limitations resulted on the future utilization of net operating loss carryforwards generated in 1991 and prior periods. As a result, the Company has bases differences between its financial statement carrying amounts and its income tax reporting amounts. The 1992 effect of the realization of certain financial and tax reporting differences have been reflected as a charge in lieu of income taxes with a corresponding increase in paid-in-capital.

     The significant differences between financial and taxable income/loss are primarily due to depreciation and inventory lower of cost or market provisions.

3. PROFIT SHARING/401(K) PLAN

     The Company sponsors a profit sharing/401(k) plan for all employees who meet stated length of service requirements. Contributions under the profit sharing feature of the plan are made at the discretion of the Board of Directors up to the maximum amount deductible by the Company. Profit sharing expense was $1,113,000 and $850,000 for the years ended June 29, 1991 and June 27, 1992, respectively, and no profit sharing contribution was made for the period from June 28, 1992 to June 7, 1993. Under the 401(k) feature of the plan, the Company matches 25% of employee contributions up to six percent of the employee's compensation. Expense under the 401(k) feature of the Plan was $74,000 for the period from June 28, 1992 to June 7, 1993.

4. LEASES

     The Company is obligated under various operating leases for machinery, transportation equipment and computer equipment. These leases expire at various dates over the next five years. Rental expense under operating leases was approximately $1,524,000, $1,559,000 and $1,776,000 for the years ended June 29, 1991, June 27, 1992 and the period from June 28, 1992 to June 7, 1993, respectively.

5. LITIGATION, CLAIMS AND ENVIRONMENTAL MATTERS

     There are various claims and pending actions against the Company with respect to commercial matters arising out of the normal course of business. However, the Company is not aware of any action which, in the opinion of management, would materially affect its consolidated results of operations.

     DP's manufacturing plants are subject to federal, state and local pollution laws and regulations. Compliance with such laws and regulations has not materially affected, and is not expected to have a material effect on DP's competitive position, financial condition or results of operations.

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

     DP is complying with various requirements of a compliance order under the Resource Conservation Recovery Act as administered by the State of Alabama. A reserve of approximately $5.9 million has been established for expected clean-up costs by DP and is reflected in accrued expenses on the balance sheet as of June 7, 1993. Management's estimate of the possible range of costs is approximately $6 million to $12 million. This estimate was based on discussions with legal counsel, a feasibility study and a review of the compliance order as administered by the State of Alabama. The major components of the costs included in the environmental accrual relate to the preparation and implementation of the plan for corrective action for solid waste management units and regulated units, for closure of the chrome tank area and for operating and maintaining the solid waste management units and regulated units. Cash payments related to these costs are expected to occur primarily over the next five years with certain general post-closure care costs continuing for thirty years or more. The current reserve of $5.9 million represents the minimum value of the range of possible costs and was recorded by DP as no other value in the range represents a better estimate. Depending on the results of continued assessment activities, costs in excess of the amount accrued could be incurred; however, in the opinion of management, any additional costs in excess of the amount accrued would not be material to the combined results of operations or financial position of DP.

6. RELATED PARTY TRANSACTIONS

     The Company paid management fee expenses to stockholders of $600,000, $300,000 and $270,696 for the years ended June 29, 1991, June 27, 1992 and the period from June 28, 1992 to June 7, 1993, respectively. The Company paid an affiliate for marketing services $163,000 and $125,000 for the years ended June 29, 1991 and June 27, 1992. Such payments were pursuant to a consulting agreement.

7. CHANGE IN ESTIMATED USEFUL LIVES

     Effective June 30, 1991, the Company revised the estimated useful lives for all categories of its property, plant and equipment based upon management's expectations of the extended economic benefit. The change in estimated useful lives had the effect of reducing depreciation expense by $3,198,000 and increasing net income by $2,998,000 had the Company not revised its useful lives for property, plant and equipment but after giving effect to the quasi-reorganization plan.

8. PATENTS

     Patents were stated at cost and were amortized over their estimated useful lives on the straight line method during the years ended June 29, 1991 and June 27, 1992. These lives ranged from six to sixteen years. During the period from June 28, 1992 to June 7, 1993, sales of the products related to these patents unexpectedly declined dramatically indicating that the value of these patents was substantially impaired. New technology and new product developments were the primary causes of this decline in sales. As a result, the Company reevaluated the value of these patents based on discounted future cash flows and determined that their future value was nominal and wrote off the remaining unamortized patent balance of approximately $15,945,000.

9. DISCONTINUED OPERATIONS

     Until February 1992 the Company operated a wholly owned subsidiary, Diversified Products Corporation-U.K., in the United Kingdom and a majority owned subsidiary, Diversified Products Corporation GmbH in Western Europe. As of June 29, 1991, the Company intended to phase out these operations. The cost of phasing out these operations, including the loss from operations until phase-out, was $5,800,680. The phase-out was completed during February 1992 by a sale of the operations in consideration for preferred stock in the purchaser's new entity. The sale resulted in a gain of $472,000 which was accounted for as a reduction in the basis of the preferred stock investment since the new entity was highly leveraged.

                DIVERSIFIED PRODUCTS CORPORATION AND SUBSIDIARY

10. SUBSEQUENT EVENTS

     On June 8, 1993, the Company was acquired by The Actava Group Inc. (the "Parent") from its lender (the "Seller") for a net purchase price of $23,629,500 consisting of 1,090,900 shares of Parent common stock valued at $12,000,000 and $11,629,500 in cash, and the assumption or payment of certain liabilities including trade payables and a revolving credit facility. The Parent also entered into an agreement which provided the Seller with the rights to receive additional payments, or additional shares of the Parent's common stock, depending upon the value of the issued shares over a period of not longer than one year from the purchase date. This option however was not exercised by the Seller.

     On July 20, 1994, the Parent entered into a definitive agreement with Roadmaster Industries, Inc. under which the Parent would transfer ownership of the Company together with the rest of the Parent's Sporting Goods Group to Roadmaster Industries, Inc. in exchange for 19.2 million shares (39%) of common stock in Roadmaster Industries, Inc. Completion of the transaction is subject to a number of conditions, including approval by the stockholders of Roadmaster and Actava.

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
Report of Independent Public Accountants...........................................    F-30
Financial Statements --
  Balance Sheets -- As of September 14, 1993 (Unaudited) and December 31, 1992
     and 1991......................................................................    F-31
  Statements of Income (Loss) and Divisional Equity -- For the period January 1 to
     September 14, 1993 and Nine Months Ended September 30, 1992 (Unaudited) and
     for the years ended December 31, 1992 and 1991................................    F-32
  Statements of Cash Flows -- For the period January 1 to September 14, 1993 and
     Nine Months Ended September 30, 1992 (Unaudited) and for the years ended
     December 31, 1992 and 1991....................................................    F-33
  Notes to Financial Statements....................................................    F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Flexible Flyer Company
A Division of Par Industries, Inc.
West Point, Mississippi

     We have audited the accompanying balance sheets of the Flexible Flyer Company, a division of Par Industries, Inc. (an S Corporation), as of December 31, 1992 and 1991, and the related statements of loss and divisional equity, and cash flows for the years then ended. These financial statements are the responsibility of the Flexible Flyer Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Flexible Flyer Company as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the financial statements, on September 14, 1993, Par Industries, Inc. sold substantially all assets of the Flexible Flyer Company for an amount in excess of book value.

                                          LEWANDOWSKI ZALICK & COMPANY

July 1, 1993 except for Notes 11 and 12, for which the date is October 22, 1993.
  Cleveland, Ohio

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                                 BALANCE SHEETS



                                                               DECEMBER 31,
                                                         -------------------------   SEPTEMBER 14,
                                                            1991          1992           1993
                                                         -----------   -----------   -------------
                                                                                      (UNAUDITED)
                                              ASSETS
CURRENT ASSETS
  Cash.................................................  $   394,864   $    51,407   $     125,286
  Trade accounts receivable, less allowance for
     doubtful accounts of $232,082, $94,772, and
     $84,772 at September 14, 1993 and December 31,
     1992 and 1991, respectively.......................    8,668,218     9,716,612       5,661,221
  Accounts receivable -- related party.................           --            --       1,397,177
  Other receivables....................................      392,574       278,374          75,482
  Inventories..........................................   11,347,264    11,677,399       8,692,584
  Prepaid expenses and other...........................      346,997       224,037         340,327
  Assets held for sale.................................    1,209,711     1,177,657       1,153,959
                                                         -----------   -----------   -------------
          TOTAL CURRENT ASSETS.........................   22,359,628    23,125,486      17,446,036
PROPERTY, PLANT AND EQUIPMENT
  Land.................................................      217,092       217,092         190,503
  Buildings............................................    3,783,551     3,969,888       3,746,418
  Building improvements................................       98,848       123,422         123,422
  Machinery and equipment..............................   11,373,633    12,621,753      12,989,692
  Office furniture and equipment.......................      880,678       949,567         967,941
  Transportation equipment.............................      533,153       527,345          91,063
  Construction-in-progress.............................      769,581       185,688          47,443
                                                         -----------   -----------   -------------
                                                          17,656,536    18,594,755      18,156,482
  Accumulated depreciation.............................   (8,683,387)   (9,874,352)    (10,546,478)
                                                         -----------   -----------   -------------
                                                           8,973,149     8,720,403       7,610,004
OTHER ASSETS...........................................      274,262       241,264         236,354
                                                         -----------   -----------   -------------
                                                         $31,607,039   $32,087,153   $  25,292,394
                                                          ==========    ==========     ===========
                                LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
  Line of credit.......................................  $ 9,804,407   $ 6,496,755   $   7,183,703
  Short-term note payable..............................           --            --         500,000
  Current portion of long-term debt....................    2,083,201     1,630,557       1,330,673
  Trade accounts payable -- related parties............    2,055,313     6,135,887         762,441
  Trade accounts payable -- other......................    3,210,516     4,463,988       3,224,279
  Accrued advertising..................................       86,269       330,926         209,869
  Accrued payroll and vacation.........................      233,147       194,148         190,236
  Accrued insurance....................................       81,533       100,642          86,669
  Accrued payroll taxes................................       81,515        51,467          47,898
  Accrued other taxes..................................       11,665         9,786          55,924
  Accrued income taxes.................................      248,983            --              --
  Other current liabilities............................       76,278        97,501          72,129
                                                         -----------   -----------   -------------
          TOTAL CURRENT LIABILITIES....................   17,972,827    19,511,657      13,663,821
LONG-TERM DEBT, LESS CURRENT PORTION...................    4,740,687     3,925,557       2,825,639
DIVISIONAL EQUITY......................................    8,893,525     8,649,939       8,802,934
                                                         -----------   -----------   -------------
                                                         $31,607,039   $32,087,153   $  25,292,394
                                                          ==========    ==========     ===========

                            See accompanying notes.

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

               STATEMENTS OF INCOME (LOSS) AND DIVISIONAL EQUITY

                                                                                             FOR THE
                                                                           NINE MONTHS       PERIOD
                                               YEAR ENDED DECEMBER 31,        ENDED       JANUARY 1, TO
                                              -------------------------   SEPTEMBER 30,   SEPTEMBER 14,
                                                 1991          1992           1992            1993
                                              -----------   -----------   -------------   -------------
                                                                                   (UNAUDITED)
NET SALES.................................... $41,571,060   $42,065,069    $ 33,809,657    $ 23,781,365
COST OF GOODS SOLD, including $2,695,745 and
  $4,781,227 in 1993 and 1992, respectively,
  and $7,364,734 and $4,872,282 in the years
  ended 1992 and 1991, respectively, to
  related companies..........................  36,589,140    37,590,789      29,851,330      20,931,757
                                              -----------   -----------   -------------   -------------
GROSS PROFIT.................................   4,981,920     4,474,280       3,958,327       2,849,608
SELLING EXPENSES.............................   2,146,586     2,204,835       1,699,353       1,148,849
ADMINISTRATIVE EXPENSES......................   1,354,220     1,327,396         978,922         832,948
RESTRUCTURING CHARGE.........................     196,968            --              --              --
                                              -----------   -----------   -------------   -------------
                                                3,697,774     3,532,231       2,678,275       1,981,797
                                              -----------   -----------   -------------   -------------
INCOME FROM OPERATIONS.......................   1,284,146       942,049       1,280,052         867,811
Other Income (Expense)
  Interest expense...........................  (1,759,498)   (1,565,321)     (1,176,742)     (1,005,973)
Other income:
  Rent from related company..................     163,200       163,200         122,400         115,600
  Other rent.................................      82,749       138,588              --              --
  Other......................................      34,421        77,898         182,830         175,557
                                              -----------   -----------   -------------   -------------
                                               (1,479,128)   (1,185,635)       (871,512)       (714,816)
NET INCOME (LOSS)............................    (194,982)     (243,586)        408,540         152,995
DIVISIONAL EQUITY AT BEGINNING OF PERIOD.....   9,088,507     8,893,525       8,893,525       8,649,939
                                              -----------   -----------   -------------   -------------
DIVISIONAL EQUITY AT END OF PERIOD........... $ 8,893,525   $ 8,649,939    $  9,302,065    $  8,802,934
                                               ==========    ==========      ==========      ==========

                            See accompanying notes.

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                                     PERIOD
                                                                                                      ENDED
                                                           YEAR ENDED             NINE MONTHS      JANUARY 1,
                                                          DECEMBER 31,               ENDED             TO
                                                   --------------------------    SEPTEMBER 30,    SEPTEMBER 14,
                                                      1991           1992            1992             1993
                                                   -----------    -----------    -------------    -------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................  $  (194,982)   $  (243,586)    $   408,540      $   152,995
                                                   -----------    -----------    -------------    -------------
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation.................................    1,491,338      1,498,565       1,130,665        1,026,076
    Amortization.................................       17,529         30,332              --               --
    (Gain) loss on sale of property and
      equipment..................................       17,752        (48,437)        (48,383)        (158,968)
    (Increase) decrease in assets:
      Receivables................................     (150,031)      (934,194)      1,856,857        4,258,283
      Receivable -- related party................           --             --              --       (1,397,177)
      Inventories................................    4,291,956       (330,135)       (167,466)       2,984,815
      Prepaid expenses and other.................      140,644        122,960        (295,612)        (116,290)
      Other assets...............................     (113,934)         2,666          89,714          (17,286)
    Increase (decrease) in liabilities:
      Trade accounts payable.....................   (2,695,367)     1,253,472         776,154       (1,239,709)
      Trade accounts payable -- related party....      (53,467)     4,080,574       3,811,760       (5,373,446)
      Accrued expenses...........................     (555,455)       (56,143)         63,012          (96,373)
      Other current liabilities..................       22,122         21,223          15,983          (25,372)
                                                   -----------    -----------    -------------    -------------
                                                     2,413,087      5,640,883       7,232,684         (155,447)
                                                   -----------    -----------    -------------    -------------
         NET CASH PROVIDED BY (USED BY) OPERATING
           ACTIVITIES............................    2,218,105      5,397,297       7,641,224           (2,452)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment............   (1,436,382)    (1,217,235)       (940,819)        (407,114)
  Proceeds from sale of property and equipment...       57,587         51,907          51,907          696,299
                                                   -----------    -----------    -------------    -------------
         NET CASH USED BY INVESTING ACTIVITIES...   (1,378,795)    (1,165,328)       (888,912)         289,185
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on line of credit....       (9,874)    (3,307,652)     (6,206,878)              --
  Proceeds of short-term note payable............           --             --              --          500,000
  Proceeds from long-term debt...................      816,813        343,377         343,377        1,186,948
  Principal payments on long-term debt...........   (1,508,513)    (1,611,151)     (1,212,497)      (1,899,802)
                                                   -----------    -----------    -------------    -------------
         NET CASH PROVIDED BY (USED BY) FINANCING
           ACTIVITIES............................     (701,574)    (4,575,426)     (7,075,998)        (212,854)
         NET INCREASE (DECREASE) IN
           CASH..................................      137,736       (343,457)       (323,686)          73,879
CASH AT BEGINNING OF PERIOD......................      257,128        394,864         394,864           51,407
                                                   ============   ============   ============     ============
CASH AT END OF PERIOD............................  $   394,864    $    51,407     $    71,178      $   125,286
                                                   ============   ============   ============     ============

                            See accompanying notes.

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

1. ORGANIZATION AND NATURE OF OPERATIONS

     The Flexible Flyer Company ("Flexible Flyer") and Blazon Tube Company ("Blazon Tube") comprise the Flexible Flyer Division (the "Division") of Par Industries, Inc. ("Par"), an Ohio corporation. These financial statements present only the operations of Flexible Flyer. Flexible Flyer is a manufacturer of toy products whose sales are primarily to retailers located throughout the United States.

     Management of Flexible Flyer believes that all appropriate expenses have been included in these financial statements. Substantially all operating expenses of Flexible Flyer are incurred directly by Flexible Flyer. No allocations of expenses between divisions of Par are necessary.

     The information for the period January 1 to September 14, 1993 and the nine month period ended September 30, 1992, respectively, included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

     The results of operations for period January 1 to September 14, 1993 are not necessarily indicative of the results to be reported for the full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Inventories consist of the following:

                                                            DECEMBER 31,
                                                      -------------------------   SEPTEMBER 14,
                                                         1991          1992           1993
                                                      -----------   -----------   -------------
                                                                                   (UNAUDITED)
    Raw materials...................................  $ 5,597,174   $ 5,426,978    $ 4,283,493
    Work-in-process.................................    1,113,980       923,755        612,394
    Finished goods..................................    4,636,110     5,326,666      3,796,697
                                                      -----------   -----------   -------------
                                                      $11,347,264   $11,677,399    $ 8,692,584
                                                       ==========    ==========     ==========

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Additions and major renewals are capitalized. Maintenance and repairs are charged to expense as incurred. Upon disposal, the asset cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

     Depreciation is computed primarily by the straightline method over the following estimated useful lives:

    Buildings..............................................................   20 - 40 years
    Building improvements..................................................    5 - 18 years
    Machinery and equipment................................................    3 - 16 years
    Office furniture and fixtures..........................................    5 - 10 years
    Transportation equipment...............................................     3 - 5 years

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Supplemental Cash Flow Information

     The following is supplemental cash flow information for the years ended December 31:

                                                                     1991           1992
                                                                  ----------     ----------
    Cash paid for:
      Interest..................................................  $1,741,484     $1,586,765
      Income taxes..............................................     248,984        248,983

3. RESTRUCTURING

     On November 1, 1990, the Board of Directors of Par announced a restructuring plan for the Division involving the closing of the Division's DuQuoin, Illinois plant facility. The purpose of the restructuring was to reduce costs by consolidating the product lines of the DuQuoin facility with those of the West Point, Mississippi facility. In conjunction with this plan, related charges of $196,968 were incurred in 1991. Further, Par has taken action to sell the DuQuoin facility; accordingly, the net book value of the facility is classified as a current asset at December 31, 1992 and 1991.

4. LINE OF CREDIT

     The Division has a revolving credit agreement with a bank. The maximum amount outstanding cannot exceed the lesser of $20,000,000 or a percentage of combined eligible accounts receivable and certain inventories. The total amount outstanding was $14,828,152 at December 31, 1992 and $11,891,819 at December 31, 1991, of which $6,496,755 and $9,804,407 was the balance applicable to Flexible Flyer at December 31, 1992 and 1991, respectively. Borrowings under the line provide for interest at the bank's prime rate plus 1.5% and are due on demand. The line is subject to renewal on July 31, 1993.

     In addition to the above, the same bank has extended credit to the Division, on a revolving credit basis, for amounts which exceed the Division's total borrowing base. These "permitted overadvances" provide for interest at the bank's prime rate plus 3.5%, and were repaid by the due date of March 15, 1993. At December 31, 1992, the permitted overadvance was $1,700,000, of which $1,341,218 had been used by the Division.

     The line of credit and promissory note payable to bank (Note 5) are collateralized by substantially all assets of the Division.

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT

     Flexible Flyer had the following long-term debt obligations at December 31, 1992 and 1991:

                                                                       1991            1992
                                                                    -----------     -----------
A promissory note payable to bank (total balance outstanding was
  $5,000,000 at December 31, 1992 and $6,000,000 at December 31,
  1991, of which $500,000 and $600,000, respectively, was
  applicable to Blazon Tube) in monthly installments of $75,000
  ($83,333 for the Division), plus interest at 1% over the bank's prime rate, through January 1, 1995, at which time the remaining principal balance of $2,511,000 ($2,700,000 for the Division) is due. The note is secured by substantially all assets of the
  Division. The current portion of this note includes $300,000 as the estimated additional amount which will have to be repaid in
  1993 as a result of the intended sale of the Division's DuQuoin plant facility, which has been classified as an asset held for
  sale............................................................  $ 5,400,000     $ 4,500,000
A promissory note payable to finance company in monthly
  installments of $18,214, including interest at 10.7% through
  December 15, 1994. The note is secured by certain molds with an
  original cost of $560,419.......................................      560,419         391,880
A promissory note payable to bank in monthly installments of
  $9,250, including interest at 1% over the bank's prime rate, through May 8, 1995. The note is secured by machinery and
  equipment with an original cost of $1,339,069...................           --         244,392
A promissory note payable to bank in monthly installments of
  $4,675, including interest at 10%, through July 1, 1996. The note is secured by certain transportation equipment with an
  original cost of $307,485.......................................      205,802         168,608
A note payable in monthly installments of $3,773, including
  interest at 11.6% through December 1995. The note is secured by
  certain office equipment with an original cost of $170,131......      149,927         120,877
A promissory note payable to bank in monthly installments of
  $2,950, including interest at 9.75%, through April 1, 1994. The note is secured by certain real estate with an original cost of
  $220,277........................................................       75,046          45,673
A promissory note payable to bank in monthly installments of
  $13,590, including interest at 1% over the bank's prime rate, through June 2, 1992, at which time the remaining principal
  balance of $283,491 was paid....................................      347,374              --
Other.............................................................       85,320          84,684
                                                                    -----------     -----------
     TOTAL........................................................    6,823,888       5,556,114
     CURRENT PORTION..............................................   (2,083,201)     (1,630,557)
     LONG-TERM PORTION............................................  $ 4,740,687     $ 3,925,557
                                                                     ==========      ==========

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities of long-term debt for the next five years are as follows:

    1993.....................................................................  $1,630,557
    1994.....................................................................   1,326,797
    1995.....................................................................   2,851,242
    1996.....................................................................      47,518
    1997.....................................................................          --

     Certain of the above agreements contain loan covenants that require Par to maintain specific levels of working capital, net worth, and debt to equity ratios, among others. Par did not meet the net worth covenant at December 31, 1992; however, the bank issued a waiver of this loan covenant violation on April 5, 1993, at which time the amount of the required net worth was reduced.

6. FEDERAL INCOME TAXES

     The Division's merger into Par, effective July 1, 1989, resulted in a change in their tax status from a C Corporation to an S Corporation. Accordingly, the Division does not pay income taxes on its taxable income. Instead, all income, losses and tax credits pass through to the shareholders of Par for inclusion on their personal income tax returns. Accordingly, no provision for income taxes has been recognized in the statements of loss.

     Also, as a result of the change in tax status in 1989, the Division was required to recognize as income the LIFO reserve existing at the date of the change in tax status. Tax regulations allowed the Division to pay the tax liability for the LIFO reversal over a period of four years, with the last installment of $248,983 being paid in 1992.

7. RETIREMENT PLAN

     Flexible Flyer has a 401(k) retirement plan covering all eligible employees. In addition to elective wage deferrals by employees, the plan also calls for a matching contribution by Flexible Flyer. Total expense under this plan was $59,291 and $33,145 in 1992 and 1991, respectively.

8. OPERATING LEASES

     Flexible Flyer leases certain office space, vehicles and equipment under noncancelable operating leases. The following is a schedule of the future minimum rental payments required under these leases:

    1993......................................................................  $122,300
    1994......................................................................   122,900
    1995......................................................................    96,200
    1996......................................................................    96,200
    1997......................................................................   101,200
    Thereafter................................................................   138,400

     Total 1992 and 1991 rent expense for these leases was $137,421 and $106,494, respectively.

9. RELATED PARTY TRANSACTIONS

     Flexible Flyer purchased raw materials inventory totalling $5,815,320 in 1992 and $2,979,355 in 1991 from Blazon Tube. Trade accounts payable to Blazon Tube totalled $5,716,020 at December 31, 1992 and

                             FLEXIBLE FLYER COMPANY
                       A DIVISION OF PAR INDUSTRIES, INC.
                               (AN S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

$1,502,440 at December 31, 1991. Flexible Flyer pays interest at 9.5% on this account payable balance. Total interest expense incurred to Blazon Tube was approximately $350,000 in 1992 and $110,000 in 1991.

     Flexible Flyer also purchases raw materials inventory from another division of Par. Total purchases were $1,493,925 in 1992 and $1,515,640 in 1991. Trade accounts payable to that division were $419,867 at December 31, 1992 and $552,873 at December 31, 1991. No interest is charged on this accounts payable balance.

     Blazon Tube pays rent of $13,600 per month to Flexible Flyer on a month-to-month basis for use of a manufacturing and office facility. Total rent income was $163,200 in 1992 and 1991.

     Trade accounts receivable includes $196,677 in 1992 and $111,439 in 1991 due from a company affiliated by common ownership. Sales to this affiliate totaled $758,215 and $372,804 in 1992 and 1991, respectively. In addition, other accounts receivable includes $219,607 in 1992 and $366,747 in 1991 from this related company for certain operating advances.

10. MAJOR CUSTOMERS

     Sales to three major customers totaled $18,701,980 and $16,714,118, or 44.5% and 40.2%, of 1992 and 1991 total net sales, respectively.

11. SUBSEQUENT EVENT

     On September 14, 1993, substantially all of the assets of Flexible Flyer were sold for an amount in excess of book value.

12. CONTINGENCY

     On June 10, 1993, the Environmental Protection Agency ("EPA") notified the Division that it is a potentially responsible party ("PRP") as a generator of hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. Governmental agencies have alleged that the Division contributed to contamination problems to soil and ground water at an eight acre site located in Marshall, Mississippi. The EPA has requested that the Division, along with other PRP's, voluntarily perform the work necessary to prevent any releases or threatened releases of hazardous substances from the site. On August 6, 1993, a PRP agreement was signed by the vast majority of major generators, including Flexible Flyer. The initial allocation of total costs assigned to Flexible Flyer is approximately 1.55%. The total cost of the project, including site cleanup, soil remediation, establishment of potable water to residential wells, and cleanup of ground water contamination, has not been determined. Any potential liability related to this agreement was retained by Par pursuant to the sale of assets referred to in Note 11.

     Because of the status of this matter, it is impossible to determine any potential liability that may result; accordingly, no provision has been made in the accompanying financial statements. Management does not believe, based on information available at this time, that the final disposition of this matter will adversely affect Flexible Flyer's financial position.

                                    ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF JULY 20, 1994

                                  BY AND AMONG

                             THE ACTAVA GROUP INC.,

                       DIVERSIFIED PRODUCTS CORPORATION,

                            HUTCH SPORTS USA, INC.,

                           NELSON/WEATHER-RITE, INC.,

                         WILLOW HOSIERY COMPANY, INC.,

                                      AND

                          ROADMASTER INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I
THE EXCHANGES...........................................................................
  Section 1.1   The Exchanges...........................................................
  Section 1.2   Transfer of Shares......................................................
  Section 1.3   Closing.................................................................
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ACTAVA................................................
  Section 2.1   Organization and Qualification..........................................
  Section 2.2   Authority; Non-Contravention; Approvals.................................
  Section 2.3   Ownership of the Sports Subsidiaries Stock..............................
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACTAVA AND THE SPORTS SUBSIDIARIES....................
  Section 3.1   Organization and Qualification..........................................
  Section 3.2   Capitalization..........................................................
  Section 3.3   Subsidiaries............................................................
  Section 3.4   Authority; Non-Contravention; Approvals.................................
  Section 3.5   Reports and Financial Statements........................................
  Section 3.6   Absence of Undisclosed Liabilities......................................
  Section 3.7   Absence of Certain Changes or Events....................................
  Section 3.8   Litigation..............................................................
  Section 3.9   Transfer Claims.........................................................
  Section 3.10  No Violation of Law.....................................................
  Section 3.11  Compliance with Agreements..............................................
  Section 3.12  Taxes...................................................................
  Section 3.13  Employee Benefit Plans; ERISA...........................................
  Section 3.14  Investment Company Act..................................................
  Section 3.15  Labor Controversies.....................................................
  Section 3.16  Environmental Matters...................................................
  Section 3.17  Certain Agreements......................................................
  Section 3.18  Properties..............................................................
  Section 3.19  Affiliate Transactions..................................................
  Section 3.20  Proxy Statement.........................................................
  Section 3.21  Materiality.............................................................
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROADMASTER............................................
  Section 4.1   Organization and Qualification..........................................
  Section 4.2   Capitalization..........................................................
  Section 4.3   Subsidiaries............................................................
  Section 4.4   Authority; Non-Contravention; Approvals.................................
  Section 4.5   Reports and Financial Statements........................................
  Section 4.6   Absence of Undisclosed Liabilities......................................
  Section 4.7   Absence of Certain Changes or Events....................................
  Section 4.8   Litigation..............................................................
  Section 4.9   Transfer Claims.........................................................
  Section 4.10  No Violation of Law.....................................................
  Section 4.11  Compliance with Agreements..............................................
  Section 4.12  Taxes...................................................................
  Section 4.13  Employee Benefit Plans; ERISA...........................................

                                                                                          PAGE
                                                                                          ----
  Section 4.14  Investment Company Act..................................................
  Section 4.15  Labor Controversies.....................................................
  Section 4.16  Environmental Matters...................................................
  Section 4.17  Certain Agreements......................................................
  Section 4.18  Properties..............................................................
  Section 4.19  Affiliate Transactions..................................................
  Section 4.20  Proxy Statement.........................................................
  Section 4.21  Materiality.............................................................
ARTICLE V
CONDUCT OF BUSINESS PENDING THE EXCHANGES...............................................
  Section 5.1   Conduct of Business by the Sports Subsidiaries Pending the Exchanges....
  Section 5.2   Conduct of Business by Roadmaster Pending the Exchanges.................
  Section 5.3   Acquisition Transactions................................................
  Section 5.4   Access to Information...................................................
ARTICLE VI
ADDITIONAL AGREEMENTS...................................................................
  Section 6.1   Public Announcements....................................................
  Section 6.2   Shareholders' Approval; Proxy Statement.................................
  Section 6.3   Expenses................................................................
  Section 6.4   Agreement to Cooperate..................................................
  Section 6.5   Stock Exchange Listing..................................................
  Section 6.6   Insurance Coverage......................................................
  Section 6.7   Releases................................................................
  Section 6.8   Additional Income Tax Matters...........................................
  Section 6.9   Intercompany Accounts...................................................
  Section 6.10  Employee Benefits Matters...............................................
  Section 6.11  Financial Statements....................................................
  Section 6.12  Products Liability......................................................
  Section 6.13  Satisfaction of Indemnity With Roadmaster Common Stock..................
  Section 6.14  Certain Environmental Matters...........................................
ARTICLE VII
CONDITIONS..............................................................................
  Section 7.1   Conditions to Each Party's Obligation to Effect the Exchanges...........
  Section 7.2   Conditions to Obligation of Actava to Effect the Exchanges..............
  Section 7.3   Conditions to Obligations of Roadmaster to Effect the Exchanges.........
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER.......................................................
  Section 8.1   Termination.............................................................
  Section 8.2   Effect of Termination...................................................
  Section 8.3   Amendment...............................................................
  Section 8.4   Waiver..................................................................
ARTICLE IX
GENERAL PROVISIONS......................................................................
  Section 9.1   Survival................................................................
  Section 9.2   Brokers.................................................................
  Section 9.3   Notices.................................................................
  Section 9.4   Interpretation..........................................................
  Section 9.5   Miscellaneous...........................................................
  Section 9.6   Counterparts............................................................

                                                                                          PAGE
                                                                                          ----
  Section 9.7   Parties in Interest.....................................................
  Section 9.8   Schedules...............................................................
EXHIBITS
Exhibit A       Opinion of Counsel to Roadmaster
Exhibit B       Registration Rights Agreement
Exhibit C       Shareholders Agreement
Exhibit D       Employment Agreement for Henry Fong
Exhibit E       Employment Term Sheet for Edward E. Shake
Exhibit F       Roadmaster Restated Certificate of Incorporation
Exhibit G       Roadmaster Amended and Restated By-laws
Exhibit H       Environmental Indemnity Agreement
Exhibit I       Opinion of Counsel to Actava
SCHEDULES
  1.1           Allocation of Exchange Shares
  2.2(b)        Actava Required Third Party Approvals
  2.2(c)        Actava Required Statutory Approvals
  2.3           Sports Subsidiaries Stock Encumbrances
  3.2(b)        Sports Subsidiaries Preemptive Rights and Options
  3.3           Subsidiaries of the Sports Subsidiaries
  3.4(b)        Sports Subsidiaries Required Third Party Approvals
  3.6           Sports Subsidiaries Undisclosed Liabilities
  3.8           Sports Subsidiaries Litigation
  3.10          Sports Subsidiaries Legal Compliance
  3.11          Sports Subsidiaries Defaults
  3.12          Sports Subsidiaries Tax Matters
  3.13(a)       Sports Subsidiaries Employee Benefits Plans
  3.13(b)       Sports Subsidiaries Employee Benefits Liabilities
  3.13(c)       Sports Subsidiaries Insurance Arrangements
  3.15          Sports Subsidiaries Labor Controversies
  3.16          Sports Subsidiaries Environmental Matters
  3.17          Sports Subsidiaries Employment and Consulting Agreements
  3.18(a)       Sports Subsidiaries Property Matters
  3.18(b)       Sports Subsidiaries Intellectual Property
  3.19          Sports Subsidiaries Affiliate Transactions
  4.2(b)        Roadmaster Preemptive Rights and Options
  4.3           Subsidiaries of Roadmaster
  4.4(b)        Roadmaster Required Third Party Approvals
  4.4(c)        Roadmaster Required Statutory Approvals
  4.6           Roadmaster Undisclosed Liabilities
  4.8           Roadmaster Litigation
  4.10          Roadmaster Legal Compliance
  4.11          Roadmaster Defaults
  4.12          Roadmaster Tax Matters
  4.13(a)       Roadmaster Employee Benefits Plans
  4.13(b)       Roadmaster Employee Benefits Liabilities
  4.13(c)       Roadmaster Insurance Arrangements
  4.15          Roadmaster Labor Controversies
  4.16          Roadmaster Environmental Matters
  4.17          Roadmaster Employment and Consulting Agreements
  4.18(a)       Roadmaster Property Matters
  4.18(b)       Roadmaster Intellectual Property

  4.19          Roadmaster Affiliate Transactions
  5.1           Exceptions to Conduct of the Sports Subsidiaries Businesses
  5.2           Exceptions to Conduct of Roadmaster Business
  6.9(e)        Actava Intercompany Balances as of July 1, 1994
  6.14          Description of Orbitron Parcel
  9.2           Brokers Receiving Fees from Roadmaster

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 20, 1994 (the "Agreement"), by and among The Actava Group Inc., a Delaware corporation ("Actava"), Diversified Products Corporation, an Alabama corporation ("DP"), Hutch Sports USA, Inc., a Delaware corporation ("Hutch"), Nelson/Weather-Rite Inc., a Delaware corporation ("NWR"), Willow Hosiery Company, Inc., a New York corporation ("Willow"), and Roadmaster Industries, Inc., a Delaware corporation ("Roadmaster"). DP, Hutch, NWR and Willow are referred to herein individually as a "Sports Subsidiary" and collectively as the "Sports Subsidiaries."

     WHEREAS, Actava owns all of the issued and outstanding shares of the capital stock of each of the Sports Subsidiaries (the "Sports Subsidiaries Stock");

     WHEREAS, the Boards of Directors of Actava and Roadmaster have approved the exchange of the Sports Subsidiaries Stock for shares of Roadmaster's common stock, $.01 par value ("Roadmaster Common Stock"), pursuant to this Agreement (individually an "Exchange" and collectively, the "Exchanges") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Actava, Roadmaster and each of the Sports Subsidiaries intend that this Agreement constitute a plan of reorganization and that the separate exchanges of all of the Sports Subsidiaries Stock by Actava solely for Roadmaster Common Stock each qualify for federal income tax purposes as a separate "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to DP, Hutch, NWR and Willow;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                 THE EXCHANGES

     Section 1.1 The Exchanges. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Actava shall exchange the Sports Subsidiaries Stock for a total of 19,169,000 validly issued, fully paid and nonassessable shares of Roadmaster Common Stock (the "Exchange Shares"). The Exchange Shares shall be allocated in the manner set forth below unless Actava and Roadmaster, prior to the Closing Date, have agreed on and attached as Schedule 1.1 hereto an allocation of the Exchange Shares which is different from that set forth below:

          (a) all of the issued and outstanding shares of DP in exchange for 6,709,150 of the Exchange Shares;

          (b) all of the issued and outstanding shares of Hutch in exchange for 5,654,855 of the Exchange Shares;

          (c) all of the issued and outstanding shares of NWR in exchange for 4,061,902 of the Exchange Shares; and

          (d) all of the issued and outstanding shares of Willow in exchange for 2,743,093 of the Exchange Shares.

     Section 1.2 Transfer of Shares. At the Closing, Actava shall deliver to Roadmaster certificates evidencing the Sports Subsidiaries Stock, duly endorsed in blank or accompanied by duly executed stock transfer powers. At the Closing, Roadmaster shall deliver to Actava certificates evidencing the Exchange Shares.

     Section 1.3 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Smith, Gambrell & Russell, Suite 3100, Promenade II, 1230 Peachtree Street, Atlanta, Georgia 30303, on the date on which the last of the conditions set forth in
Article VII hereof is
fulfilled or waived, or at such other time and place as Actava and Roadmaster shall agree (the date on which the Closing occurs being the "Closing Date").

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF ACTAVA

     Actava represents and warrants to Roadmaster as follows:

     Section 2.1 Organization and Qualification. Actava is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Actava is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, condition (financial or other) or results of operations of Actava and its subsidiaries, taken as a whole.

     Section 2.2 Authority; Non-Contravention; Approvals. (a) Actava has full corporate power and authority to enter into this Agreement and, subject to obtaining the Actava Shareholders' Approval (if required and as defined in Section 6.2(b)) and the Actava Required Statutory Approvals (as defined in
Section 2.2(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Actava of the transactions contemplated hereby, have been duly authorized by Actava's Board of Directors and no other corporate proceedings on the part of Actava is necessary to authorize the execution and delivery of this Agreement and the consummation by Actava of the transactions contemplated hereby, except for obtaining the Actava Shareholders' Approval (if required) and the Actava Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Actava, and, assuming the due authorization, execution and delivery hereof by Roadmaster, constitutes a valid and binding Agreement of Actava enforceable in accordance with its terms.

     (b) The execution and delivery of this Agreement by Actava do not, and the consummation by Actava of the transactions contemplated hereby will not as of the Closing Date, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Actava or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Actava or any of its subsidiaries, (ii) subject to obtaining the Actava Required Statutory Approvals and the receipt of the Actava Shareholders' Approval (if required), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Actava or any of its subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the required approvals set forth in Schedule 2.2(b) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Actava or any of its subsidiaries is now a party or by which Actava or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Actava and its subsidiaries, taken as a whole.

     (c) Except for (i) the filings by Actava and Roadmaster required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), and (ii) the required filings with or approvals set forth in
Schedule 2.2(c) (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Actava Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Actava or the consummation by Actava of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Actava and its subsidiaries, taken as a whole.

     Section 2.3 Ownership of the Sports Subsidiaries Stock. All of the shares of Sports Subsidiaries Stock are validly issued, fully paid and nonassessable and free of preemptive rights, and, except as set forth in Schedule 2.3, are owned by Actava free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Except as set forth in Schedule 2.3, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of the Sports Subsidiaries Stock, including any right of conversion or exchange under any outstanding security, instrument or agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ACTAVA
                          AND THE SPORTS SUBSIDIARIES

     Actava and the Sports Subsidiaries represent and warrant to Roadmaster as follows:

     Section 3.1 Organization and Qualification. Each Sports Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Sports Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. True, accurate and complete copies of each Sports Subsidiary's certificate of incorporation and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Roadmaster.

     Section 3.2 Capitalization. (a) The authorized capital stock of: (i) DP consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding, and (ii) NWR consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding, and (iii) Hutch consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares are issued and outstanding; and (iv) Willow consists of 100,000 shares of common stock, $1.00 par value per share, of which 46,000 shares are issued and outstanding, and 10,000 shares of preferred stock, $1.00 par value per share, of which 2,052 shares are issued and outstanding. All of the issued and outstanding shares of Sports Subsidiaries Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of any Sports Subsidiary holds any shares of the capital stock of any Sports Subsidiary.

     (b) Except as set forth in Schedule 3.2(b) hereof, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Sports Subsidiary or any subsidiary of any Sports Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of any Sports Subsidiary or obligating any Sports Subsidiary or any subsidiary of any Sports Subsidiary to grant, extend or enter into any such agreement or commitment. Except as set forth in Schedule 3.2(b), there are no voting trusts, proxies or other agreements or understandings to which any Sports Subsidiary or any subsidiary of a Sports Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of any Sports Subsidiary.

     Section 3.3 Subsidiaries. Schedule 3.3 sets forth every subsidiary of each of the Sports Subsidiaries and the jurisdiction of its incorporation. Each direct and indirect corporate subsidiary of each of the Sports Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of each of the Sports Subsidiaries is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Except as set forth in Schedule 3.3, all of the outstanding shares of capital stock of each corporate subsidiary of each of the Sports Subsidiaries are validly issued, fully paid, nonassessable and except, with respect to wholly owned subsidiaries, free of preemptive rights and those shares owned directly or indirectly by the Sports Subsidiaries are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Except as set forth in Schedule 3.3, the Sports Subsidiaries own directly or indirectly all of the issued and outstanding shares of the capital stock of each of their corporate subsidiaries. Except as set forth in Schedule 3.3, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of any Sports Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean any corporation, partnership, joint venture or other entity of which the specified entity, directly or indirectly, controls or which the specified entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, more than 50% of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body.

     Section 3.4 Authority; Non-Contravention; Approvals. (a) Each Sports Subsidiary has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by each Sports Subsidiary of the transactions contemplated hereby, have been duly authorized by each Sports Subsidiary's Board of Directors and no other corporate proceedings on the part of any Sports Subsidiary are necessary to authorize the execution and delivery of this Agreement and the consummation by the Sports Subsidiaries of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Sports Subsidiary, and, assuming the due authorization, execution and delivery hereof by Roadmaster, constitutes a valid and binding agreement of each Sports Subsidiary, enforceable against each Sports Subsidiary in accordance with its terms.

     (b) The execution and delivery of this Agreement by each Sports Subsidiary do not, and the consummation by each Sports Subsidiary of the transactions contemplated hereby will not as of the Closing Date, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any Sports Subsidiary or any of their subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of each Sports Subsidiary or any of their subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to any Sports Subsidiary or any of their subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the required approvals set forth in Schedule 3.4(b) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which any Sports Subsidiary or any of their subsidiaries is now a party or by which any Sports Subsidiary or any of their subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     (c) Except as set forth on Schedule 2.2(c), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Sports Subsidiaries or the consummation by the Sports Subsidiaries of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     Section 3.5 Reports and Financial Statements. Since January 1, 1991, Actava and each of its subsidiaries required to make filings under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") have filed with the Securities and Exchange Commission (the "SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under each of the Securities Act, the Exchange Act, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder, except where such failure to file or non-compliance would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Actava has previously delivered to Roadmaster copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 and for each of the two immediately preceding fiscal years, including the exhibits and schedules thereto, all as filed with the SEC, (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, including the exhibits and schedules thereto, as filed with the SEC, (c) proxy and information statements, to the extent required, relating to
(i) all meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders meeting from January 1, 1991 until the date hereof, and (d) all other reports or registration statements (which have been declared effective) including the exhibits and schedules thereto, all as filed by Actava with the SEC since January 1, 1991 (other than registration statements filed on Form S-8) (collectively, the "Actava SEC Reports"). As of their respective dates, Actava SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact regarding the Sports Subsidiaries required to be stated therein or necessary to make the statements regarding the Sports Subsidiaries therein, in light of the circumstances under which they were made, not misleading. Actava has also delivered to Roadmaster copies of (X)(1) an audited balance sheet of each Sports Subsidiary as of December 31, 1993 and, except with respect to DP, for each of the two immediately preceding fiscal years, and the related audited statements of income (excluding the income statement for the fiscal year ended December 31, 1991 which shall be unaudited), retained earnings, and cash flows for the years then ended, and the related notes thereto and (2) an unaudited balance sheet of DP as of June 7, 1993 and the related unaudited statements of income, retained earnings, and cash flows for the period then ended, and audited balance sheets as of June 27, 1992 and June 29, 1991 and the related audited statements of income, retained earnings and cash flows for the years then ended (collectively, the "Sports Subsidiaries Annual Financial Statements") and (Y) an unaudited balance sheet of each Sports Subsidiary as of March 31, 1994, and the related unaudited statements of income, retained earnings, and cash flows for the three-month period then ended (the "Sports Subsidiaries Interim Financial Statements"). The Sports Subsidiaries Annual Financial Statements and the Sports Subsidiaries Interim Financial Statements are referred to herein collectively as the "Sports Subsidiaries Financial Statements." The Sports Subsidiaries Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Sports Subsidiaries and their subsidiaries, taken as a whole, as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the Sports Subsidiaries Interim Financial Statements or any of the unaudited financial statements included in the Sports Subsidiaries Annual Financial Statements, to normal year-end and audit adjustments and any other adjustments described therein.

     Section 3.6 Absence of Undisclosed Liabilities. Except as disclosed in Actava's Annual Report on Form 10-K for the year ended December 31, 1993 and the exhibits and schedules thereto (the "Actava 10-K"), Actava's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and the exhibits and schedules thereto (the "Actava 10-Q"), any Form 8-K filed by Actava after December 31, 1993 (the "Actava 8-Ks") or in Schedule 3.6, neither the Sports Subsidiaries nor any of their subsidiaries had at March 31, 1994, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, (a) except liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Sports Subsidiaries Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1994 in the ordinary course of business and consistent with past practices and (b) except for any liabilities, obligations or contingencies which
(i) would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof.

     Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Actava 10-Q or the other Actava SEC Reports, from March 31, 1994 through the date hereof, (i) there has not been any material adverse change in the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole and (ii) no Sports Subsidiary has made any declaration, setting aside or payment of any dividend or other distribution with respect to the Sports Subsidiaries Stock.

     Section 3.8 Litigation. Except as disclosed in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks, the Sports Subsidiaries Financial Statements or
Schedule 3.8, there are no claims, suits, actions or proceedings pending or, to the knowledge of Actava or any Sports Subsidiary, threatened against, relating to or affecting the Sports Subsidiaries or any of their subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Except as set forth in Schedule 3.8, neither the Sports Subsidiaries nor any of their subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or of any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     Section 3.9 Transfer Claims. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of the Sports Subsidiaries or any of their subsidiaries, or any corporation which has been merged into the Sports Subsidiaries or any of their subsidiaries, has given or may give rise to any claim or action by any person which is enforceable against any Sports Subsidiary, and, to the knowledge of the Sports Subsidiaries, no fact or circumstance exists which could give rise to any such claim or action on behalf of any person, except for claims or actions which would not have, in the aggregate, a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     Section 3.10 No Violation of Law. Except as disclosed in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks, the Sports Subsidiaries Financial Statements or Schedule 3.10, neither the Sports Subsidiaries nor any of their subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Except as disclosed in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks, the Sports Subsidiaries Financial Statements or Schedule 3.10, as of the date of this Agreement, to the knowledge of Actava and the Sports Subsidiaries no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. The Sports Subsidiaries and their subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (the "Sports Subsidiaries Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. The Sports Subsidiaries and their subsidiaries (a) have duly and currently filed all reports and other information required to be filed with any governmental or regulatory authority in connection with the Sports Subsidiaries Permits, and (b) are not in violation of the terms of any Sports Subsidiaries Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     Section 3.11 Compliance With Agreements. Except as disclosed in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks, the Sports Subsidiaries Financial Statements or Schedule 3.11, the Sports Subsidiaries and each of their subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, by-laws or similar organizational instruments of the Sports Subsidiaries or any of their subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Sports Subsidiaries or any of their subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 3.11, would have, in the aggregate, a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     Section 3.12 Taxes. (a) Except as set forth on Schedule 3.12, each of the Sports Subsidiaries and their subsidiaries has, or prior to the Closing Date, will have (i) timely filed (or have or, prior to the Closing Date, will have obtained valid extensions of time to file) with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Closing Date, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending on or prior to the Closing Date, except where the failure to have paid or to have made adequate provision for the payment of Taxes would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Except as set forth on Schedule 3.12, the liabilities and reserves for Taxes reflected in the balance sheets contained in the Sports Subsidiaries Financial Statements and in the Sports Subsidiaries Interim Statements are adequate to cover all Taxes for all periods ending on or prior to March 31, 1994, except where the inadequacy of such balance sheet liabilities and reserves in covering all Taxes for all periods ending on or prior to March 31, 1994 would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, and there are no material liens for Taxes upon any property or assets of the Sports Subsidiaries or their subsidiaries, except for liens for Taxes not yet due and payable. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Sports Subsidiaries or their subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

     (b) Except as set forth on Schedule 3.12, no waivers of statutes of limitation with respect to Tax Returns have been given by or requested from the Sports Subsidiaries or their subsidiaries. Except as set forth on Schedule 3.12, neither the Sports Subsidiaries nor any of their subsidiaries, nor to the knowledge of the Sports

Subsidiaries any predecessor in interest to any of them, has filed a consent to the application of Section 341(f) of the Code or filed, or shall be deemed to have filed, any election under Section 338 or Section 197 of the Code. For Actava's taxable year ending December 31, 1993, each of the Sports Subsidiaries and their subsidiaries, will have been a member of and will join in the filing of a consolidated federal income tax return of an affiliated group of corporations, as that term is defined in Section 1504(a) of the Code, of which Actava is the common parent (the "Affiliated Group").

     (c) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, net income, gross income, gross receipts, excise, premium, property, environmental, sales, withholding, backup withholding, social security, occupation, stamp, use, service, service use, license, lease, payroll, employment, workers' compensation, franchise, severance, transfer and recording taxes, customs, duties or other taxes, fees, assessments or charges of any kind whatever, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     Section 3.13 Employee Benefit Plans; ERISA. (a) Schedule 3.13(a) hereof lists all Employee Arrangements under which the Sports Subsidiaries could incur any material liability (the "Material Subsidiary Arrangements"). For purposes of the preceding sentence, the term "Employee Arrangement" shall, with respect to a person, mean all plans, programs or arrangements providing any benefits to any individual which is sponsored, maintained or contributed to by such person, including employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), any arrangement involving shares of stock, or any other similar arrangements.
Schedule 3.13(a) hereto also separately lists all such Material Subsidiary Arrangements which are "Multiemployer Plans" within the meaning of Section 3(37) and 4001(3) of ERISA or "Multiple Employer Plans" within the meaning of Section 413(c) of the Code. For purposes of this Section 3.13, the term "ERISA Affiliate" shall, with respect to the Sports Subsidiaries, mean any person or entity required to be aggregated with the Sports Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

     (b) Except as disclosed in Schedule 3.13(b), (i) there is no liability (a) under Title IV of ERISA, (b) arising out of any communication or failure to communicate, or (c) by reason of the transactions contemplated by this Agreement, with respect to any Employee Arrangement which would have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole,
(ii) the current present value of all projected benefit obligations under each of the Material Subsidiary Arrangements which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such Employee Arrangement allocable to such benefit liabilities (based upon actuarial assumptions used by the Pension Benefit Guaranty Corporation for valuing benefits in single-employer plans on termination), (iii) each of the Material Subsidiary Arrangements has been written, operated and administered in all respects in accordance with applicable laws and regulations during the period of time covered by the applicable statute of limitations, except where noncompliance would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, (iv) each of the Material Subsidiary Arrangements which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or if not, the remedial amendment period for filing an application for determination has not yet expired) and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof, (v) there are no liens arising under ERISA or the Code and there are no claims, suits, actions, audits or proceedings pending or, to the knowledge of Actava or the Sports Subsidiaries, threatened against, relating to or affecting any Employee Arrangement or any person affiliated therewith which could have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, and (vi) each Material

Subsidiary Arrangement may be terminated at any time and for any reason by one of the Sports Subsidiaries, an ERISA Affiliate of the Sports Subsidiaries, or an officer or employee thereof.

     (c) Schedule 3.13(c) separately sets forth a complete and accurate list and description of all material insurance contracts or agreements, annuity contracts, fidelity bonds and fiduciary liability policies, investment manager or investment advisory contracts, and administrative services contracts or agreements with respect to all Material Subsidiary Arrangements.

     Section 3.14 Investment Company Act. Actava, the Sports Subsidiaries and each of their subsidiaries either (a) is not an "investment company", or a company "controlled" by, or an "affiliated company" with respect to, an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Actava, the Sports Subsidiaries nor any of their subsidiaries is required to be registered under the Investment Company Act.

     Section 3.15 Labor Controversies. Except as set forth in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks, the Sports Subsidiaries Financial Statements or Schedule 3.15, (a) there are no significant controversies pending or, to the knowledge of Actava and the Sports Subsidiaries, threatened between any Sports Subsidiary or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of Actava and the Sports Subsidiaries there are no organizational efforts presently being made involving any of the presently unorganized employees of the any Sports Subsidiary or its subsidiaries, (c) the Sports Subsidiaries and their subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, immigration and the payment of social security and similar Taxes, and (d) no person has, to the knowledge of Actava and the Sports Subsidiaries, asserted that the Sports Subsidiaries or any of their subsidiaries is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, noncompliance and liabilities which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries taken as a whole.

     Section 3.16 Environmental Matters. The Sports Subsidiaries and their subsidiaries (i) have obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by the Sports Subsidiaries or any of their subsidiaries for the operation of its business under federal, state and local laws relating to pollution or protection of the environment; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations; (iii) are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except, under
(i), (ii) or (iii) above, where noncompliance would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole. Except as disclosed on Schedule 3.16 or where it would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste with respect to the Sports Subsidiaries or any of their subsidiaries.

     Section 3.17 Certain Agreements. Except as set forth in the Actava 10-K, the Actava 10-Q, the Actava 8-Ks or Schedule 3.17, and except for this Agreement, as of the date hereof, neither the Sports Subsidiaries nor any of their subsidiaries is a party to any oral or written (a) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person involving the payment of remuneration more than $50,000 per annum or $200,000 in the aggregate, (b) agreement with any director, officer or employee of the Sports Subsidiaries or any of their subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Sports Subsidiaries of the nature contemplated by this Agreement, or (c) agreement with respect to any officer or employee of the Sports Subsidiaries or any of their subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of remuneration in excess of $50,000 per annum or $200,000 in the aggregate.

     Section 3.18 Properties. (a) Except as disclosed in Schedule 3.18(a), the Sports Subsidiaries and their subsidiaries have good title to each of their material properties set forth in the Sports Subsidiaries Financial Statements, free and clear of all security interests, liens, encumbrances, encroachments and condemnation notices, except liens for current Taxes not yet due and payable, security interests securing indebtedness reflected in the Sports Subsidiaries Financial Statements and imperfections of title and agreements of record which do not materially detract from the value or materially interfere with the current use of such properties.

     (b) Schedule 3.18(b) sets forth a list of all patents, trademarks, service marks, trade names and copyrights owned or licensed by the Sports Subsidiaries or their subsidiaries that are material to the business of the Sports Subsidiaries and their subsidiaries taken as a whole.

     Section 3.19 Affiliate Transactions. Except as set forth in Schedule 3.19, there are no contracts, agreements, understandings or arrangements pursuant to which any goods or services are provided or obtained with any director, officer or shareholder of any Sports Subsidiary, or with any person related to or affiliated with any such person or with any company or other organization in which any director, officer or shareholder of any Sports Subsidiary, or any such person, has a direct or indirect financial interest.

     Section 3.20 Proxy Statement. If Actava Shareholders' Approval is required, none of the information relating to the Sports Subsidiaries and their subsidiaries included in the Actava Proxy Statement (as defined in Section 6.2) will be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for information supplied or to be supplied by Roadmaster and its subsidiaries in writing for inclusion therein, as to which no representation is made, the Actava Proxy Statement will comply in all material respects with the Securities Act and in the rules and regulations thereunder.

     Section 3.21 Materiality. The representations and warranties set forth in this Article III would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not materially adverse to the business, condition (financial or other), results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ROADMASTER

     Roadmaster represents and warrants to Actava and the Sports Subsidiaries as follows:

     Section 4.1 Organization and Qualification. Roadmaster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Roadmaster is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. True, accurate and complete copies of Roadmaster's Certificate of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Actava.

     Section 4.2 Capitalization. (a) The authorized capital stock of Roadmaster consists of 60,000,000 shares of Roadmaster Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Roadmaster Preferred Stock"). As of July 20, 1994, 29,419,444 shares of Roadmaster Common Stock and no shares of Roadmaster Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Roadmaster Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. Except for 3,586,222 shares of Roadmaster Common Stock owned by Roadmaster Corporation, no subsidiary of Roadmaster holds any shares of capital stock of Roadmaster.

     (b) Except as set forth in Schedule 4.2(b) hereof, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Roadmaster or any subsidiary of Roadmaster to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Roadmaster or obligating Roadmaster or any subsidiary of Roadmaster to grant, extend or enter into any such agreement or commitment, except for this Agreement. Except as set forth in Schedule 4.2(b), there are no voting trusts, proxies or other agreements or understandings to which Roadmaster or any subsidiary of Roadmaster is a party or is bound with respect to the voting of any shares of capital stock of Roadmaster. The Exchange Shares will be at the Closing duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     Section 4.3 Subsidiaries. Schedule 4.3 sets forth every subsidiary of Roadmaster and the jurisdiction of its incorporation. Each direct and indirect corporate subsidiary of Roadmaster is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of Roadmaster is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. Except as set forth in Schedule 4.3, all of the outstanding shares of capital stock of each corporate subsidiary of Roadmaster are validly issued, fully paid, nonassessable and except with respect to wholly owned subsidiaries, free of preemptive rights, and those shares owned directly or indirectly by Roadmaster are owned free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Except as set forth in
Schedule 4.3, Roadmaster owns directly or indirectly all of the issued and outstanding shares of the capital stock of each of its corporate subsidiaries. Except as set forth in Schedule 4.3, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Roadmaster, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     Section 4.4 Authority; Non-Contravention; Approvals. (a) Roadmaster has full corporate power and authority to enter into this Agreement and, subject to obtaining the Roadmaster Shareholder's Approval (as defined in Section 6.2(a)), and the Roadmaster Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Roadmaster of the transactions contemplated hereby, have been duly authorized by Roadmaster's Board of Directors, and no other corporate proceedings on the part of Roadmaster are necessary to authorize the execution and delivery of this Agreement and the consummation by Roadmaster of the transactions contemplated hereby, except for obtaining the Roadmaster Shareholder's Approval and the Roadmaster Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by Roadmaster, and, assuming the due authorization, execution and delivery hereof by Actava and the Sports Subsidiaries, constitutes a valid and binding agreement of Roadmaster enforceable against it in accordance with its terms.

     (b) The execution and delivery of this Agreement by Roadmaster does not, and the consummation by Roadmaster of the transactions contemplated hereby will not as of the Closing Date, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Roadmaster or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Roadmaster or any of its subsidiaries, (ii) subject to obtaining the Roadmaster Required Statutory Approvals and the Roadmaster Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Roadmaster or any of its subsidiaries or any of their respective properties or assets, or
(iii) subject to obtaining the approvals set forth in Schedule 4.4(b), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Roadmaster or any of its subsidiaries is now a party or by which Roadmaster or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and
(iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     (c) Except for (i) the filings by Roadmaster and Actava required by Title II of the HSR Act, and (ii) the required filings with or approvals set forth in
Schedule 4.4(c) (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Roadmaster Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Roadmaster or the consummation by Roadmaster of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.5 Reports and Financial Statements. Since January 1, 1991, Roadmaster and each of its subsidiaries required to make filings under the Securities Act or the Exchange Act have filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under the Securities Act, the Exchange Act and the Trust Indenture Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder, except where such failure to file or non-compliance would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster or its subsidiaries, taken as a whole. Roadmaster has previously delivered to the Actava copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 and for each of the two immediately preceding fiscal years, including the exhibits and schedules thereto, all as filed with the SEC, (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, including the exhibits and schedules thereto, as filed with the SEC, (c) proxy and information statements, to the extent required, relating to (i) all meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders meeting from January 1, 1991, until the date hereof, and (d) all other reports or registration statements (which have been declared effective) including the exhibits and schedules thereto, all as filed by Roadmaster with the SEC since January 1, 1991 (other than registration statements filed on Form S-8) (collectively, the "Roadmaster SEC Reports"). As of their respective dates, the Roadmaster SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Roadmaster included in such reports (the "Roadmaster Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of Roadmaster and its subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     Section 4.6 Absence of Undisclosed Liabilities. Except as disclosed in Roadmaster's Annual Report on Form 10-K for the year ended December 31, 1993 and the exhibits and schedules thereto (the "Roadmaster 10-K"), or Roadmaster's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and the exhibits and schedules thereto (the "Roadmaster 10-Q") or in Schedule 4.6, neither Roadmaster nor any of its subsidiaries had at March 31, 1994, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, (a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Roadmaster Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1994 in the ordinary course of business and consistent with past practices and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof.

     Section 4.7 Absence of Certain Changes or Events. Except as set forth in the Roadmaster 10-Q or the other Roadmaster SEC Reports, from March 31, 1994 through the date hereof, (i) there has not been any material adverse change in the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, and (ii) Roadmaster has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any of Roadmaster's capital stock.

     Section 4.8 Litigation. Except as disclosed in the Roadmaster 10-K, the Roadmaster 10-Q or Schedule 4.8, there are no claims, suits, actions or proceedings pending or, to the knowledge of Roadmaster, threatened against, relating to or affecting Roadmaster or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. Except as set forth in Schedule 4.8, neither Roadmaster nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or of any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.9 Transfer Claims. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of Roadmaster or any of its subsidiaries, or any corporation which has been merged into Roadmaster or any of its subsidiaries, has given or may give rise to any claim or action by any person which is enforceable against Roadmaster or to the knowledge of Roadmaster any of its subsidiaries, and, to the knowledge of Roadmaster, no fact or circumstance exists which could give rise to any such claim or action on behalf of any person, except for claims or actions which would not have, in the aggregate, a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.10 No Violation of Law. Except as disclosed in the Roadmaster 10-K, the Roadmaster 10-Q or Schedule 4.10, neither Roadmaster nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. Except as disclosed in the Roadmaster 10-K, the Roadmaster 10-Q or Schedule 4.10, as of the date of this Agreement, to the knowledge of Roadmaster no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries taken as a whole. Roadmaster and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, (the "Roadmaster Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Roadmaster and its subsidiaries, taken as a whole. Roadmaster and its subsidiaries (a) have duly and currently filed all reports and other information required to be filed with any governmental or regulatory authority in connection with the Roadmaster Permits, and (b) are not in violation of the terms of any Roadmaster Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, condition (financial or other) or results of operations of the Roadmaster and its subsidiaries, taken as a whole.

     Section 4.11 Compliance With Agreements. Except as disclosed in the Roadmaster 10-K, the Roadmaster 10-Q or in Schedule 4.11, Roadmaster and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, by-laws or other similar organizational instruments of Roadmaster or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Roadmaster or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, in the aggregate, a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.12 Taxes. Except as set forth on Schedule 4.12, Roadmaster and its subsidiaries have, or prior to the Closing Date, will have (i) timely filed (or have, or prior to the Closing Date, will have obtained valid extensions of time to file) with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Closing Date, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and
(ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending on or prior to the Closing Date, except where the failure to have paid or to have made adequate provision for the payment of Taxes would not, in the aggregate, have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. Except as set forth on Schedule 4.12, the liabilities and reserves for Taxes reflected in the Roadmaster balance sheets contained in the Roadmaster Financial Statements are adequate to cover all Taxes for all periods ending on or prior to March 31, 1994, except where the inadequacy of such balance sheet liabilities and reserves in covering all Taxes for all periods ending on or prior to March 31, 1994 would not, in the aggregate, have a material adverse effect on the business, conditions (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, and there are no material liens for Taxes upon any property or assets of Roadmaster or any subsidiary thereof, except for liens for Taxes not yet due and payable. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Roadmaster or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole. Except as set forth on Schedule 4.12, no waivers of statutes of limitation with respect to Tax Returns have been given by or requested from Roadmaster or its subsidiaries. Except as set forth on Schedule 4.12, neither Roadmaster nor any of its subsidiaries, nor to the knowledge of Roadmaster any predecessor in interest to any of them, has filed a consent to the application of Section 341(f) of the Code or filed, or shall be deemed to have filed, any election under Section 338 or Section 197 of the Code.

     Section 4.13 Employee Benefit Plans; ERISA. (a) Schedule 4.13(a) hereof lists all Employee Arrangements with respect to which Roadmaster could incur any material liability (the "Material Roadmaster Arrangements"). For purposes of the preceding sentence, the term "Employee Arrangements" shall have the meaning set forth in Section 3.13(a) of this Agreement. Schedule 4.13(a) hereto also separately lists all such Material Roadmaster Arrangements which are "Multiemployer Plans" within the meaning of Sections 3(37) and 4001(3) of ERISA or "Multiple Employer Plans" within the meaning of Section 413(c) of the Code. For purposes of this Section 4.13, the term "ERISA Affiliate" shall, with respect to Roadmaster, mean any person or entity required to be aggregated with Roadmaster under Sections 414(b), (c), (m) or (o) of the Code.

     (b) Except as disclosed in Schedule 4.13(b), (1) there is no liability (a) under Title IV of ERISA, (b) arising out of any communication or failure to communicate, or (c) by reason of the transactions contemplated by this Agreement, with respect to any Employee Arrangement which would have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, (2) the current present value of all projected benefit obligations under each of the Material Roadmaster Arrangements which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such Employee Arrangement allocable to such benefit liabilities (based upon actuarial assumptions used by the Pension Benefit Guaranty Corporation for valuing benefits in single-employer plans on termination), (3) each of the Material Roadmaster Arrangements has been written, operated and administered in all respects in accordance with applicable laws and regulations during the period of time covered by the applicable statute of limitations, except where noncompliance would not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, (4) each of the Material Roadmaster Arrangements which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or if not, the remedial amendment period for filing an application for determination has not yet expired) and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof, (5) there are no liens arising under ERISA or the Code and there are no claims, suits, actions, audits or proceedings pending or, to the knowledge of Roadmaster, threatened against, relating to or affecting any Employee Arrangement or any person affiliated therewith which could have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, and (6) each Material Roadmaster Arrangement may be terminated at any time and for any reason by Roadmaster, an ERISA Affiliate of Roadmaster, or an officer or employee thereof.

     (c) Schedule 4.13(c) separately sets forth a complete and accurate list and description of all material insurance contracts or agreements, annuity contracts, fidelity bonds and fiduciary liability policies, investment manager or investment advisory contacts, and administrative services contracts or agreements with respect to all Material Roadmaster Arrangements.

     Section 4.14 Investment Company Act. Roadmaster and each of its subsidiaries either (a) is not an "investment company", or a company "controlled" by, or an "affiliated company" with respect to, an "investment company", within the meaning of the Investment Company Act or (b) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Roadmaster nor any of its subsidiaries is required to be registered under the Investment Company Act.

     Section 4.15 Labor Controversies. Except as set forth in the Roadmaster 10-K, the Roadmaster 10-Q or Schedule 4.15, (a) there are no significant controversies pending or, to the knowledge of Roadmaster, threatened between Roadmaster or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of Roadmaster there are no organizational efforts presently being made involving any of the presently unorganized employees of Roadmaster and its subsidiaries, (c) Roadmaster and its subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, immigration and the payment of social security and similar Taxes, and (d) no person has, to the knowledge of Roadmaster, asserted that Roadmaster or any of its subsidiaries is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, noncompliance and liabilities which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.16 Environmental Matters. Roadmaster and its subsidiaries (i) have obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by Roadmaster or any of its subsidiaries for the operation of its business under federal, state and local laws relating to pollution or protection of the environment; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations; (iii) are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except, under (i), (ii) or (iii) above, where noncompliance would not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries taken as a whole. Except as disclosed on Schedule 4.16 or where it would not have a material adverse effect on the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries taken as a whole, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste with respect to Roadmaster or any of its subsidiaries.

     Section 4.17 Certain Agreements. Except as set forth in the Roadmaster 10-K, the Roadmaster 10-Q, or Schedule 4.17, and except for this Agreement, as of the date hereof, neither Roadmaster nor any of its subsidiaries is a party to any oral or written (a) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such Person involving the payment or remuneration of more than $50,000 per annum or $200,000 in the aggregate, (b) agreement with any director, officer or employee of Roadmaster or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Roadmaster of the nature contemplated by this Agreement, (c) agreement with respect to any officer or employee of Roadmaster or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment or remuneration in excess of $50,000 per annum or $200,000 in the aggregate.

     Section 4.18 Properties. (a) Except as disclosed in Schedule 4.18(a), Roadmaster and its subsidiaries have good title to each of their material properties set forth in the Roadmaster Financial Statements, free and clear of all security interests, liens, encumbrances, encroachments and condemnation notices, except liens for current Taxes not yet due and payable, security interests securing indebtedness reflected in the Roadmaster Financial Statements and imperfections of title and agreements of record which do not materially detract from the value or materially interfere with the current use of such properties.

     (b) Schedule 4.18(b) sets forth a list of all patents, trademarks, service marks, trade names and copyrights owned or licensed by Roadmaster or its subsidiaries that are material to the business of Roadmaster and its subsidiaries, taken as a whole.

     Section 4.19 Affiliate Transactions. Except as set forth in Schedule 4.19, there are no contracts, agreements, understandings or arrangements pursuant to which any goods or services are provided or obtained with any director, officer or shareholder of Roadmaster, or with any person related to or affiliated with any such person or with any company or other organization in which any director, officer or shareholder of Roadmaster, or any such person, has a direct or indirect financial interest.

     Section 4.20 Proxy Statement. None of the information relating to Roadmaster and its subsidiaries included in the Roadmaster Proxy Statement (as defined in Section 6.2) will be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for information supplied or to be supplied by Actava or the Sports Subsidiaries in writing for inclusion therein, as to which no representation is made, the Roadmaster Proxy Statement, and any supplements or amendments thereto, will comply in all material respects with the Exchange Act and the Securities Act, as the case may be, and in each case the rules and regulations thereunder.

     Section 4.21 Materiality. The representations and warranties set forth in this Article IV would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not materially adverse to the business, condition (financial or other), results of operations of Roadmaster and its subsidiaries, taken as a whole.

                                   ARTICLE V

                   CONDUCT OF BUSINESS PENDING THE EXCHANGES

     Section 5.1 Conduct Of Business By The Sports Subsidiaries Pending The Exchanges. Except as set forth in Schedule 5.1 hereof or as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing or earlier termination of this Agreement, unless Roadmaster shall otherwise agree in writing, the Sports Subsidiaries shall, and shall cause each of their subsidiaries, to:

          (a) Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

          (b) Not (i) amend or propose to amend their respective charters or by-laws, or (ii) split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; provided, however, the Sports Subsidiaries shall be permitted to declare and pay to Actava prior to the Closing a cash dividend in an aggregate amount not to exceed $300,000 less accounting fees of independent certified public accountants previously billed by Actava to the Sports Subsidiaries and collected by Actava with respect to accounting work performed in connection with this Agreement for the Sports Subsidiaries' fiscal years prior to 1992.

          (c) Not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock.

          (d) Not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings or guarantees in the ordinary course of business or (B) borrowings to refinance existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such capital stock, (iii) make any acquisition of any assets or businesses other than (A) the acquisitions described in Schedule
     5.1 hereto, (B) expenditures for fixed or capital assets in the ordinary course of business as contemplated in each Sports Subsidiaries capital budget, (C) expenditures for inventory in the ordinary course of business or (D) other acquisitions having a value (including the principal amount of indebtedness assumed or acquired) of less than $1,000,000 individually and $2,000,000 in the aggregate, (iv) sell any assets or businesses other than
     (A) the sales described in Schedule 5.1 hereto, (B) sales in the ordinary course of business or (C) other sales of less than $1,000,000 individually and $2,000,000 in the aggregate or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (e) Use all reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective present officers and key employees, and preserve the business relationships with suppliers, distributors, customers, and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement.

          (f) Not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees, except in the ordinary course and consistent with past practice.

          (g) Not adopt, enter into or amend any Material Subsidiary
     Arrangement.

          (h) Maintain insurance on its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

     Section 5.2  Conduct Of Business By Roadmaster Pending The
Exchanges. Except as set forth in Schedule 5.2 or as otherwise contemplated hereby, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Actava shall otherwise agree in writing, Roadmaster shall, and shall cause its subsidiaries to:

          (a) Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

          (b) Not (i) amend or propose to amend their respective charters or by-laws, or (ii) split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of Roadmaster.

          (c) Not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Roadmaster may issue shares upon exercise of outstanding options in the ordinary course of its business and consistent with its past practices.

          (d) Not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings or guarantees in the ordinary course of business or (B) borrowings to refinance existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such capital stock, (iii) take or fail to take any action which action or failure to take action would cause Actava to recognize gain or loss for federal income tax purposes as a result of the consummation of the Exchanges, (iv) make any acquisition of any assets or businesses other than (A) the acquisitions described in Schedule 5.2 hereto, (B) expenditures for fixed or capital assets in the ordinary course of business as contemplated in Roadmaster's capital budget, (C) expenditures for inventory in the ordinary course of business or (D) other acquisitions having a value (including the principal amount of indebtedness assumed or acquired) of less than $1,000,000 individually and $2,000,000 in the aggregate, (v) sell any assets or businesses other than (A) the sales described in Schedule. 5.2 hereto, (B) sales in the ordinary course of business or (C) other sales of less than $1,000,000 individually and $2,000,000 in the aggregate or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (e) Use all reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective present officers and key employees, and preserve the business relationships with suppliers, distributors, customers, and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement.

          (f) Not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees, except in the ordinary course and consistent with past practice.

          (g) Not adopt, enter into or amend any Material Roadmaster
     Arrangement.

          (h) Maintain with financially responsible insurance companies insurance on its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

     Section 5.3 Acquisition Transactions. After the date hereof and prior to the Closing or earlier termination of this Agreement, unless the other party shall otherwise agree in writing, neither Roadmaster nor Actava shall, nor shall they permit any of their subsidiaries to, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of Roadmaster or the Sports Subsidiaries and their respective subsidiaries, taken as a whole, or all or any part of the capital stock of Roadmaster or the Sports Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions, exclusive of an acquisition of assets that do not constitute substantially all of the assets of Roadmaster or the Sports Subsidiaries and their respective subsidiaries taken as a whole, being referred to herein as "Acquisition Transactions").

     Section 5.4 Access to Information. The Sports Subsidiaries and their subsidiaries shall, and Actava shall cause the Sports Subsidiaries to, afford to Roadmaster and its respective accountants, counsel, financial advisors and other representatives (the "Roadmaster Representatives") and Roadmaster and its subsidiaries shall afford to Actava and its accountants, counsel, financial advisors and other representatives (the "Actava Representatives") full access during normal business hours throughout the period prior to the Closing to all of their respective properties, books, contracts, commitments and records (including, but not limited to, the Tax Returns of the Sports Subsidiaries and their subsidiaries) and employee compensation information, but not including any records pertaining to confidential employee health, disciplinary or other matters which are not legally relevant to the transactions contemplated by this Agreement and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC, and (ii) such other information concerning their respective businesses, properties and personnel as Roadmaster or Actava, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section 5.4 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Exchanges. The parties acknowledge that the information to be provided by one party to the other under this Section 5.4, and which has been provided prior to the execution and delivery of this Agreement, includes information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, the Roadmaster Representatives, or the Actava Representatives, which contain or otherwise reflect any such information is hereinafter referred to as the "Information".

     Each party hereby agrees as follows:

          (a) The Information will be kept confidential and shall not, without the prior mutual written consent of Roadmaster and Actava be disclosed by any party, the Roadmaster Representatives, or the Actava Representatives, in any manner whatsoever, in whole or in part, and shall not be used by any party, the Roadmaster Representatives, or the Actava Representatives, following any termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives.

          (b) Each party agrees to keep a record of the location of the Information. If the Exchanges are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be destroyed.

          (c) In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

     The term "Information" does not include information which (i) was known to any party about the other prior to its disclosure, provided that Roadmaster, Actava, or their Representatives lawfully obtained or developed such information, (ii) becomes generally available to the public other than as a result of a disclosure by Roadmaster, Actava, or their Representatives in violation of this Agreement, or (iii) becomes available from a source other than Roadmaster, Actava, or their Representatives, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 Public Announcements. So long as this Agreement is in effect, Actava and Roadmaster shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Exchanges or the transactions contemplated by this Agreement without the consent of the other party, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which securities of Actava or Roadmaster, are listed or traded.

     Section 6.2 Shareholders' Approval; Proxy Statement. (a) Roadmaster shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its shareholders and, subject to the fiduciary duties of the Board of Directors of Roadmaster under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby (the "Roadmaster Shareholders' Approval"). Subject to the fiduciary duties of the Board of Directors of Roadmaster under applicable law, Roadmaster shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement. As soon as practicable, Roadmaster shall file with the SEC under the Exchange Act, and shall use its best efforts to have cleared by the SEC, a proxy statement (the "Roadmaster Proxy Statement"), with respect to the approval of the Roadmaster's stockholders referred to above. Roadmaster shall comply with all applicable requirements of "Blue Sky" and state securities laws in connection with the Exchanges and the issuance of the Exchange Shares prior to the Closing.

     (b) If required, Actava shall submit this Agreement and the transactions contemplated hereby for the approval of its shareholders and, subject to the fiduciary duties of the Board of Directors of Actava under applicable law, shall use its best efforts to obtain shareholder approval and adoption of this Agreement and the transactions contemplated hereby (the "Actava Shareholders' Approval"). Subject to the fiduciary duties of the Board of Directors of Actava under applicable law, Actava shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement. If Actava Shareholders' Approval is required, Actava shall file with the SEC under the Exchange Act, and shall use its best efforts to have cleared by the SEC, a proxy statement (the "Actava Proxy Statement"), with respect to the approval of the Actava's shareholders referred to above.

     Section 6.3 Expenses. Except as provided in Section 5.1(b) hereof as to Actava, Actava shall be responsible for all costs and expenses incurred by Actava and the Sports Subsidiaries in connection with this Agreement and Roadmaster shall be responsible for all costs and expenses incurred by Roadmaster in connection with this Agreement.

     Section 6.4 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate governmental or third party waivers, consents and approvals and SEC "no-action" letters, to effect all necessary registrations, filings and submissions (including, but not limited to, filings under the HSR Act and any other submissions requested by the Federal Trade Commission (the "FTC") or Department of Justice the ("DOJ")) and to lift any injunction or other legal bar to the Exchanges (and, in such case, to proceed with the Exchanges as expeditiously as possible).

     Section 6.5 Stock Exchange Listing. Roadmaster shall use its reasonable best efforts to cause the listing of all shares of Roadmaster Common Stock and the Exchange Shares on the New York Stock Exchange (the "NYSE") prior to or simultaneous with the Closing.

     Section 6.6 Insurance Coverage. Roadmaster acknowledges and agrees that all of the insurance policies in force naming the Sport Subsidiaries, any of their subsidiaries or employees thereof as an insured or beneficiary or as a loss payee or for which the Sports Subsidiaries or any of their subsidiaries has paid or is obligated to pay all or part of the premiums shall be terminated as of the Closing. Roadmaster agrees that it will arrange to provide, effective as of the Closing, insurance coverage for the Sports Subsidiaries from responsible companies in such amounts and against such risks as Roadmaster and its subsidiaries maintain in the ordinary course of business.

     Section 6.7 Releases. Roadmaster agrees to use all reasonable efforts to take, or cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable to release Actava from any guaranty or assurance of any obligation (payment or performance) of the Sports Subsidiaries and their subsidiaries, including, without limitation, Actava's obligations under that certain (a) Support Agreement, dated as of April 29, 1993, between Actava and Sterling National Bank & Trust Company of New York (the "Support Agreement"),
(b) Guaranty (Arbitration), dated December 15, 1993, as amended, in favor of ITT Commercial Finance Corp. and The Provident Bank (the "ITT Guaranty"), (c) Limited Guaranty, dated October 13, 1992, in favor of First Union National Bank of North Carolina (the "1992 First Union Guaranty"); and (d) Guaranty, dated June 6, 1988, in favor of First Union National Bank of North Carolina (the "1988 First Union Guaranty"); provided, however, the parties agree that such actions on the part of Roadmaster to obtain the release of Actava from any such guaranty or assurance shall in no event include the contribution of cash to the Sports Subsidiaries by Roadmaster where such funds would be required to be used by the Sports Subsidiaries to satisfy their respective obligations to which any such Actava guaranty or assurance relates. Roadmaster shall indemnify and reimburse Actava for any and all claims, losses, liabilities, damages, costs (including court costs), and expenses (including reasonable attorneys and accountants'
fees) incurred by Actava, its successors or assigns, and their respective officers, employees, consultants and agents after the Closing as a result of any guaranty or assurance of any obligation (payment or performance) of the Sports Subsidiaries and their subsidiaries, including, without limitation, the ones specifically set forth herein; provided, however, Roadmaster's indemnity obligation set forth herein shall not apply to any liability or obligation required to be, but which was not disclosed on the schedules to this Agreement.

     Section 6.8 Additional Income Tax Matters. (a) Each of the Sports Subsidiaries will continue to join, for all taxable periods of such Sports Subsidiaries ending on or before the Closing Date, as members of the Affiliated Group filing a consolidated federal income tax return for federal income tax purposes. Actava shall be responsible for preparing and filing such consolidated federal income tax returns to be filed on behalf of the Affiliated Group for such periods and shall timely pay or cause to be paid all federal income taxes shown as due on such tax returns. Roadmaster agrees that it shall provide (or shall cause its accountants and other representatives to provide) to Actava within three (3) months after the Closing Date, the information, including but not limited to internally prepared financial statements, tax work papers and records relating to the Sports Subsidiaries, that is reasonably necessary or related to Actava's preparation of the federal income tax returns of the Sports Subsidiaries for the taxable period ending on the Closing Date which will be included in the consolidated federal income tax return for the Affiliated Group for its taxable year beginning January 1, 1994 which will be filed by Actava (the "1994 Consolidated Return").

     (b) Each of the Sports Subsidiaries will file their respective state or local income or franchise tax returns based on the statutory filing requirements of the jurisdictions in which they have filing responsibilities including, but not limited to, filing on a combined, separate company or other statutory basis as required by the particular jurisdiction. The returns will be filed based on the statutorily defined tax period of the particular jurisdiction in which the filing occurs. Such tax returns may, for example, include the period January 1, 1994 to the Closing Date or may include the period January 1, 1994 to December 31, 1994 depending on the particular jurisdiction's requirements. The Sports Subsidiaries shall be responsible for preparing all their respective state or local income or franchise tax returns that have a tax period of January 1, 1994 to the Closing Date and shall timely pay or cause to be paid all state or local income or franchise taxes shown as due on such returns. The Sports Subsidiaries shall also be responsible for preparing all their respective state or local income or franchise tax returns that have a tax period of either the Closing Date to December 31, 1994 or January 1, 1994 to December 31, 1994 and shall timely pay or cause to be paid all state or local income or franchise taxes shown as due on such returns. If a jurisdiction has a short period filing requirement other than that described above, it is the intent of this Section 6.8(b) that the Sports Subsidiaries have all filing and payment responsibility for the tax returns for both the first and second such short periods. Actava agrees that it shall provide (or shall cause its accountants and other representatives to provide) to the Sports Subsidiaries within three (3) months after the Closing Date, the information, including but not limited to internally prepared financial statements, tax work papers and records relating to the operations of the Sports Subsidiaries for the period January 1, 1994 through the Closing Date, that is reasonably necessary or related to the Sports Subsidiaries' preparation of all the state or local income or franchise tax returns for which they have filing and payment responsibility pursuant to this Section 6.8(b). Notwithstanding anything to the contrary in this Section 6.8(b), for any taxable period ending on or before the Closing Date, Actava shall be responsible (and the Sports Subsidiaries shall not be responsible) for the payment of any state or local income or franchise taxes related to or arising out of business conducted by any Actava entity other than the Sports Subsidiaries and their subsidiaries.

     (c) Roadmaster shall indemnify and hold harmless Actava against, all Taxes with respect to the Sports Subsidiaries and their subsidiaries for any taxable period ending on or before the Closing Date; provided, however, Actava will indemnify and hold harmless Roadmaster and the Sports Subsidiaries against: (i) any and all liability for or with respect to federal income taxes for any taxable period ending on or before the Closing Date that is asserted against one or more of the Sports Subsidiaries by reason of it being severally liable for the entire federal income taxes of the Affiliated Group pursuant to Section 1.1502-6 of the Treasury Regulations; (ii) state or local income or franchise tax liability related to or arising out of business conducted by any Actava entity other than the Sports Subsidiaries and their subsidiaries for any taxable period ending on or before the Closing Date; and (iii) state or local income or franchise taxes of the Sports Subsidiaries for any taxable period ending on or before the Closing Date but only after there have been one or more Adjustments (as defined below) of such particular tax so that as adjusted, such particular state or local income or franchise tax plus any penalties and interest thereon (each such Adjustment plus the attributable penalties and interest being hereinafter referred to as an "Actava Adjustment Amount"), as reduced by the Tax Benefits (as defined and as calculated as set forth below) realized by the Sports Subsidiaries, Roadmaster and its other subsidiaries in connection with each such Adjustment in the manner described below, have exceeded on a cumulative basis, the amount of such particular state or local income or franchise tax to which each such Adjustment relates which has been accrued for and relates solely to the taxable periods ending on or before the Closing Date and which was reflected in the Sports Subsidiaries Financial Statements plus $250,000.00 (each such particular accrued tax reflected on such financial statements plus the single $250,000.00 amount, which applies on an aggregate basis to all such Actava Adjustment Amounts and not to each Actava Adjustment Amount, being hereinafter referred to as the "Actava Threshold"), all subject to the provisions set forth below in this Section 6.8(c) governing the provisions of the potential indemnity obligation created pursuant to this clause (iii).

     Roadmaster shall also indemnify and hold harmless Actava against: (X) all Taxes with respect to the Sports Subsidiaries and their subsidiaries for all taxable periods beginning after the Closing Date, and (Y) state or local income or franchise taxes of Roadmaster and its subsidiaries for any taxable period ending on or before the Closing Date but only after there have been one or more Adjustments of such particular tax so that adjusted, such particular state or local income or franchise tax plus any penalties and interest thereon (each such Adjustment plus the attributable penalties and interest being hereinafter referred to as a "Roadmaster Adjustment Amount"), as reduced by the Tax Benefits realized by Actava and its subsidiaries in connection with each such Adjustment in the manner described below, have exceeded on a cumulative basis, the amount of such particular state or local income or franchise tax which has been accrued for and relates solely to the taxable periods ending on or before the Closing Date and which was reflected in the Roadmaster Financial Statements plus $250,000.00 (each such particular accrued tax reflected on such financial statements plus the single $250,000.00 amount, which applies on an aggregate basis to such Roadmaster Adjustment Amounts and not to each such Roadmaster Adjustment Amount, being hereinafter referred to as the "Roadmaster Threshold"), all subject to the provisions set forth below in this Section 6.8(c) governing the provisions of the potential indemnity obligation created pursuant to this clause (Y). Except for the Roadmaster obligation described in clause (Y) above in the second sentence of this Section 6.8(c), any indemnity payable by Roadmaster to Actava pursuant to this Section 6.8(c) shall be paid within ten (10) days after Actava's written request therefor, or if later, ten (10) days prior to the date the liability for Taxes upon which the indemnity is based is required to be satisfied by Actava. Except for the Actava indemnity obligation described in clauses (ii) and (iii) above in the first sentence of this Section 6.8(c), any indemnity payable by Actava to Roadmaster pursuant to this Section 6.8(c) shall be paid within ten (10) days after Roadmaster's written request therefor, or if later, ten (10) days prior to the date the liability for federal income taxes upon which the indemnity is based is required to be satisfied by the Sports Subsidiaries.

     To the extent that Roadmaster on the one hand, and Actava on the other hand, shall be required to make any indemnity payment to the other party pursuant to any of the provisions of this Section 6.8, all such indemnity payments shall be treated by the parties as non-taxable adjustments to the Exchanges; provided, that if, pursuant to a written opinion of independent counsel of recognized standing selected by the party receiving the indemnity payment and reasonably approved by the party making the indemnity payment, to the effect that such indemnity payment is required to be included in the taxable income of the party receiving the indemnity payment or its affiliates, then the amount of any such indemnity payment shall include a "gross-up" for any federal, state or local income or franchise taxes actually payable by the recipient of such indemnity payment as a result of the receipt or accrual of such indemnity payment (including such "gross-up"). Notwithstanding anything to the contrary in this Section 6.8(c), the parties hereto agree that the party who is entitled to receive any indemnity payment from another party pursuant to this Section 6.8(c) shall have the right, exercisable in its sole discretion, to waive its right to receive such indemnity payment in cash and also, solely in the case of any indemnity payment Actava is entitled to receive from Roadmaster pursuant to
Section 6.8(c), Actava shall have the right to instead require Roadmaster to satisfy such indemnity payment with Roadmaster Common Stock pursuant to the provisions of Section 6.13 hereof, by notice to the party required to make such payment.

     As discussed above in clause (iii) in the first sentence of this Section 6.8(c) and in clause (Y) in the second sentence of this Section 6.8(c), respectively, the parties hereto agree that in calculating the amounts that are credited against and thereby reduce the Actava Threshold and the Roadmaster Threshold that must be exhausted before either Actava or Roadmaster, as the case may be, have the obligation to make indemnity payments to each other under the above referenced provisions, each Actava Adjustment Amount and each Roadmaster Adjustment Amount shall be reduced by the dollar amount of any Tax Benefits (as defined and as calculated as set forth below) obtained in connection with such Adjustment by the party seeking to reduce the applicable threshold of the other party (hereinafter the "Indemnitee"). Each Actava Adjustment Amount or Roadmaster Adjustment Amount, as the case may be, as reduced by the applicable Tax Benefits realized by the Indemnitee shall be referred to hereinafter as the "After-Tax Adjustment Amount." If the Tax Benefits are realized by the Indemnitee in the same taxable period in which the Indemnitee seeks the reduction of the other party's threshold as a result of an Adjustment, then the Tax Benefits shall be taken into account by reducing each Actava Adjustment Amount or each Roadmaster Adjustment Amount, as the case may be, by the full dollar amount of the Tax Benefits in arriving at the After-Tax Adjustment Amount. If the Tax Benefits are not realized by the Indemnitee in the same taxable period in which Indemnitee seeks the reduction of the other party's threshold but instead are realized by the Indemnitee in one or more future taxable periods, then the reduction of each Actava Adjustment Amount or each Roadmaster Adjustment Amount, as the case may be, shall be the amount which is the present value of such Tax Benefits over the periods such Tax Benefits will be realized by the Indemnitee using a discount rate equal to the "prime rate" established by The Chase Manhattan Bank (National Association) from time to time in its sole discretion as its prime rate of interest. Further, with respect to the actual indemnity payments that shall be payable by either Actava or Roadmaster to the other party if the Actava Threshold or the Roadmaster Threshold is exceeded by one or more After-Tax Adjustment Amounts, Actava or Roadmaster, as the case may be, shall only make indemnity payments to the other party to the extent that one or more After-Tax Adjustment Amounts exceed the Actava Threshold or the Roadmaster Threshold, as the case may be (before considering any required "gross up" of such indemnity payment as discussed above).

     For purposes of this Section 6.8(c), the term "Tax Benefits" means any credits, deductions or other tax benefits for federal income tax purposes the Indemnitee is entitled to related to or arising out of an Actava Adjustment Amount or Roadmaster Adjustment Amount, as the case may be. Further, it shall be assumed that: (A) for purposes of calculating the dollar value of Tax Benefits to the Indemnitee, the federal income tax rate applicable to the Indemnitee is equal to 34%; (B) the Indemnitee would be able to utilize any Tax Benefits in the taxable period such Tax Benefits were originally anticipated to be available; and (C) the Indemnitee will realize the benefit of any credit, deduction, or other tax benefit in the taxable period in which such credit deduction, or tax benefit could first have been properly reflected on Indemnitee's federal income tax return. For purposes of this Section 6.8(c), the term "Adjustment" means that an item of deduction, credit, income or other item on a consolidated, combined, unitary or separate tax return of the Sports Subsidiaries and their subsidiaries on one hand, and Roadmaster and its subsidiaries on the other hand, with respect to a particular state or local income or franchise tax, is adjusted as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as a result of the filing of an amended tax return to reflect the consequences of any determination made in connection with any such audit or proceeding with respect to the applicable taxable periods. Any indemnity payments by Actava pursuant to clause (iii) in the first sentence above and by Roadmaster pursuant to clause
(Y) in the second sentence above shall only be made after the procedures for the verification of the documentation and calculations described herein in this
Section 6.8(c) have been completed. Each party shall promptly notify the other party of any notice or audit or other proceeding with respect to a potential Adjustment and shall include in such notice the pertinent facts surrounding such potential Adjustment and shall promptly provide the other party with copies of all correspondence with the taxing authority as well as all decision documents executed by the party and the taxing authority with respect to the final determination of any proposed Adjustment.

     Pursuant to the provisions of Sections 6.8(d) and (e), the party who would bear indemnity responsibility for each such Adjustment shall have the absolute right to control the proceedings relating to such Adjustment but shall share information relevant to the potential indemnity obligation with the other party. Whenever the Indemnitee proposes to reduce the Actava Threshold or the Roadmaster Threshold, as the case may be, as the result of an Adjustment, the Indemnitee shall provide the other party with all the necessary documentation and calculations of the Actava Adjustment Amount or Roadmaster Adjustment Amount, the applicable Tax Benefits and the present value of such Tax Benefits, if applicable, all of which must be determined in arriving at the After-Tax Adjustment Amount which the Indemnitee seeks to apply to reduce or to exceed the Actava Threshold or the Roadmaster Threshold, as the case may be. The parties shall endeavor to mutually agree on the calculations of the After-Tax Adjustment Amounts and the amounts comprising it which determine whether and to what extent either Actava or Roadmaster has an obligation to make indemnity payments to the other party hereunder with respect to Adjustments. All notices and other written communications pursuant to this Section 6.8(c) shall be made in the manner provided for in Section 9.3 hereof. Prior to the Closing Date the parties agree that Actava shall have the right to adjust the liabilities balances with respect to state and local income or franchise taxes to properly reflect such liabilities on the Sports Subsidiaries Interim Financial Statements and Roadmaster shall also have the right to adjust the liabilities balances with respect to state and local income or franchise taxes to properly reflect such liabilities on the Roadmaster Financial Statements.

     (d) The Sports Subsidiaries (and Roadmaster) shall have the right, in their sole discretion, to direct and control the handling of all tax matters relating to Taxes of the Sports Subsidiaries for the taxable periods ending before and after the Closing Date to the extent the Sports Subsidiaries are liable for such Taxes under this Agreement (and to the extent of Roadmaster's indemnity obligation in favor of Actava under Section 6.8(c)), including but not limited to the right to prosecute all administrative and judicial remedies, to settle all issues, to enter into closing agreements, and to execute consents or waivers extending the statute of limitations; Actava (and any successor or assign) shall grant such powers of attorney to the Sports Subsidiaries (and Roadmaster) and enter into such further documents as the Sports Subsidiaries (and Roadmaster) may in their reasonable judgment consider necessary or appropriate to enable the Sports Subsidiaries (and Roadmaster) to take all actions desired by the Sports Subsidiaries (and Roadmaster) in connection with any of the foregoing matters. Actava agrees that it shall not, nor shall it permit any other person, to waive the provisions of any statute of limitations as such provisions may apply to the assessment of income or franchise taxes for any taxable period ending on or before the Closing Date. If any governmental

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

body or authority shall commence an examination, investigation, audit or other proceeding with respect to any Tax Return covering the operations of Actava (or any predecessor thereof) for taxable periods ending on or before the Closing Date, or shall give the Sports Subsidiaries (and Roadmaster) or Actava a notice of deficiency, or advise either of a proposed adjustment to income or franchise taxes, or assert any other claim or demand concerning a taxable period covered by such Tax Return, then the Sports Subsidiaries (and Roadmaster) or Actava shall promptly notify the other parties of such claim or demand.

     (e) Actava shall have the right, in its sole discretion, to direct and control the handling of all tax matters relating to: (A) the federal income taxes of the Affiliated Group for all taxable periods whether before or after the Closing Date such Affiliated Group has filed a consolidated federal income tax return, including without limitation the taxable periods one or more of the Sports Subsidiaries were members of such Affiliated Group filing a consolidated return; and (B) for state or local income or franchise taxes of the Sports Subsidiaries, for which Roadmaster and the Sports Subsidiaries may seek indemnity from Actava under Section 6.8(c) hereof (by virtue of clauses (i), (ii) and (iii) of the first sentence of Section 6.8(c) hereof) including but not limited to the right to prosecute all administrative and judicial remedies, to settle all issues, to enter into closing agreements, and to execute consents or waivers extending the statute of limitations.

     (f) All refunds of Taxes related to or arising out of business conducted by the Sports Subsidiaries and their subsidiaries (together with any interest thereon) received for or relating to any taxable period ending on or before the Closing Date, shall belong to and be kept by or promptly paid to Actava if after the Closing Date, such refund comes into the possession of Roadmaster, the Sports Subsidiaries or any of their subsidiaries.

     (g) Under Temporary Regulation ("Temp. Reg.") Section 1.197-1T, Actava may make an election to apply the provisions of Section 197 of the Code to all eligible Section 197 intangibles acquired by it and all the members of its Affiliated Group after July 25, 1991, and on or before August 10, 1993 (hereinafter the "Retroactive Election" as such election is defined under Temp. Reg. Section 1.197-1T(a)) with respect to Actava's "election year" which, under Temp. Reg. Section 1.197-1T(b)(5), is Actava's taxable year ended December 31, 1993 ("Actava's Election Year"). Roadmaster acknowledges and agrees that Actava shall only make the Retroactive Election for Actava's Election Year if Actava determines in its sole discretion that making such Retroactive Election would not result, with respect to any of the taxable years impacted by such Retroactive Election, in any material adverse tax consequences to Actava, any of the Sports Subsidiaries (while members of Actava's Affiliated Group), or any of the other members of the Affiliated Group.

     (h) Actava on the one hand, and the Sports Subsidiaries on the other hand, shall provide each other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the Taxes of the Sports Subsidiaries; provided, further, that Actava shall provide the Sports Subsidiaries (and Roadmaster) access to records and information with respect to the federal income taxes of the Affiliated Group to the extent such information (i) is reasonably necessary to the Sports Subsidiaries' preparation of its Tax Returns, and (ii) relates to Taxes of the Sports Subsidiaries for which they are liable under this Agreement (and for which Roadmaster has an indemnity obligation pursuant to Section 6.8(c) hereof). Actava, the Sports Subsidiaries (and their subsidiaries) and Roadmaster agree that they will each file their respective Tax Returns on the basis that each of the Exchanges qualifies as a "reorganization" under Section 368(a)(1)(B) of the Code.

     (i) Upon consummation of the Exchanges, each of the Sports Subsidiaries will cease to be members of the Actava Affiliated Group. Roadmaster and Actava agree that to the extent that Actava or the Sports Subsidiaries (and their subsidiaries) are eligible to make Tax elections that (A) impact the federal income tax liability of Actava on the Affiliated Group's consolidated federal income tax returns including without limitation, the 1994 Consolidated Return or
(B) otherwise affect the Taxes of the Sports Subsidiaries and their subsidiaries for taxable periods ending on or before the Closing Date, Actava shall, except as otherwise provided in this Agreement, have the right in its sole discretion to make or not make all such elections.

     Section 6.9 Intercompany Accounts. (a) Notwithstanding Section 5.1 hereof, the parties hereto agree that prior to the Closing Date, each of the Sports Subsidiaries shall authorize, declare and pay an in-kind dividend to Actava in an amount equal to and the form of the then outstanding intercompany loans made by such Sports Subsidiary to Actava.

     (b) The parties hereto agree that Actava shall calculate and charge to each Sports Subsidiary an administrative service fee for the period from January 1, 1994 through the Closing Date. Such administrative service fee shall be calculated in a manner consistent with prior years and shall be accrued by each Sports Subsidiary.

     (c) The parties hereto agree that in no event shall Actava pay any cash to the Sports Subsidiaries (or Roadmaster) at any time to compensate the Sports Subsidiaries (or Roadmaster) for Actava's realization of any tax benefit with respect to the Taxes of the Sports Subsidiaries.

     (d) The parties further agree that other than amounts previously billed the Sports Subsidiaries by Actava prior to the execution of this Agreement, Actava shall not further bill the Sports Subsidiaries for their estimated respective shares of the consolidated federal tax liability of the Affiliated Group for the taxable year beginning January 1, 1994.

     (e) Actava agrees it shall contribute to the capital of the respective Sports Subsidiaries on or prior to the Closing Date the outstanding intercompany payable amounts previously billed by Actava to the Sports Subsidiaries with respect to consolidated federal income taxes and with respect to administrative service fees. The parties agree that all other outstanding intercompany payable amounts previously billed by Actava to the Sports Subsidiaries (whether billed before or after the date hereof) shall be paid to Actava on the Closing Date or if later, in the normal course of business. Actava and the Sports Subsidiaries agree that such intercompany amounts shall be the result of arms-length transactions. By way of description only, such amounts as of July 1, 1994 are as set forth on Schedule 6.9(e).

     Section 6.10 Employee Benefits Matters.  (a) Certain Post-Retirement
Benefits.

          (i) Provision of Benefits. As of the date of execution of this Agreement, the parties hereto have not reached agreement as to the provision of Post-Retirement Benefits (if any) to employees and former employees (and their dependents) of the Sports Subsidiaries on and after the Closing Date, but the parties intend that such an agreement shall be reached after the date of execution of this Agreement and prior to the Closing Date, and shall continue their negotiations in good faith following the execution of this Agreement. Notwithstanding whether such an agreement is reached by the parties, the parties intend to consummate the Exchanges and agree that Actava and/or the Sports Subsidiaries may amend or terminate the provision of Post-Retirement Benefits provided under their respectively sponsored plans at any time and for any reason, whether prior to, on or after the Closing Date.

          (ii) Indemnification. Notwithstanding whether the parties agree as provided in paragraph (i) above, Roadmaster and, after the Closing Date, the Sports Subsidiaries, shall, jointly and severally, indemnify and hold harmless Actava, the assigns, employees, agents, representatives, and successors of Actava, each and every Actava Plan, and the agents, employees, servants, independent contractors, attorneys, representatives, actuaries, accountants, fiduciaries, administrators, administrative committee(s) or other committee(s), and trustees of, or associated with, each and every Actava Plan from any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys', actuaries' and accountants' fees) which arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on, (x) the cost and expense of providing former employees of the Sports Subsidiaries (or their dependents) with Post-Retirement Benefits, and (y) the liability to provide employees (or their dependents) of a Sports Subsidiary with Post-Retirement Benefits; provided, however, no such right to indemnification shall exist with respect to Post-Retirement Benefits which are required to be provided to such individuals under Code
     Section 4980B and/or Part 6 of Title I of ERISA. If Post-Retirement Benefits cease to be provided to employees or former employees (or their dependents) of the Sports Subsidiaries prior to the Closing Date due to actions taken by Actava or the Sports Subsidiaries, or if Roadmaster requests Actava or the Sports Subsidiaries to cease providing Post-Retirement Benefits to employees or former employees (or their dependents) of the Sports Subsidiaries prior to the Closing Date, the indemnification of the preceding sentence shall not, in the aggregate, exceed the sum of the Post-Retirement Benefit Liability of each Sports Subsidiary determined immediately prior to the effective date of such cessation of Post-Retirement Benefits or, in the case of a request for cessation by Roadmaster where cessation is not effectuated, as of the Closing Date.

          (iii) Definitions. For purposes of this subsection (a), the following terms shall have the following meanings:

             (a) "Actava Plan" shall mean an employee welfare benefit plan (as defined in ERISA Section 3(1)) sponsored and maintained by Actava providing medical, dental, vision or death benefits to employees and/or former employees (and/or their dependents).

             (b) "DP Plan" shall mean an employee welfare benefit plan (as defined in ERISA Section 3(1)) sponsored and maintained by Actava providing medical, dental, vision or death benefits to employees and/or former employees (and/or their dependents).

             (c) "Post-Retirement Benefit Liability" shall mean, with respect to a Sports Subsidiary, the liability as shown on the accounting books and records of such Sports Subsidiary for Post-Retirement Benefits in accordance with the requirements of Financial Accounting Standard 106 promulgated by the Financial Accounting Standards Board, with such liability determined for such Sports Subsidiary as of the date which is immediately prior to the date on which the appropriate plan which would have the liability for providing Post-Retirement Benefits for such Sports Subsidiary (the Actava Plan or the DP Plan, as applicable) is amended as described in subparagraph (a) of paragraph (i) above.

             (d) "Post-Retirement Benefits" shall mean medical, dental, vision or life insurance benefits provided to an employee (or his or her dependents) after termination of the employee's employment.

          (b) Division of COBRA Responsibilities.

             (i) COBRA Responsibilities Under Actava Health Plan. With respect to any qualified beneficiary covered under the Fuqua Industries, Inc. and Affiliated Companies Health Plan (the "Actava Health Plan"), the Actava Health Plan shall be responsible for the provision of any continuation coverage required under Code Section 4980B and/or Part 6 of Title I of ERISA due to the occurrence of a qualifying event with respect to such qualified beneficiary while such qualified beneficiary was covered under the Actava Health Plan.

             (ii) COBRA Responsibilities Under DP Plan. With respect to any qualified beneficiary covered under the Diversified Products Corporation Medical Plan (the "DP Health Plan"), the DP Health Plan shall be responsible for the provision of any continuation coverage required under Code Section 4980B and/or Part 6 of Title I of ERISA due to the occurrence of a qualifying event with respect to such qualified beneficiary while such qualified beneficiary was covered under the DP Health Plan.

             (iii) Definitions. For purposes of this subsection (b), the terms "qualified beneficiary," "qualifying event," and "continuation coverage" shall have the meanings specified in Code Section 4980B and/or Part 6 of Title I of ERISA.

          (c) Participation in Certain Plans.

             (i) Actava Sponsored Plans. On or prior to the Closing Date, each of the Sports Subsidiaries shall cease participation in, and shall (after the payment of any contributions due) cease making contributions to, all employee benefit plans (as defined in ERISA Section 3(3)) which are sponsored by Actava or an ERISA Affiliate of Actava other than the Sports Subsidiaries, except for the participation of NWR and Willow in The Actava Group, Inc. Sports Group Profit Sharing Plan Profit Sharing Plan. Employees of the Sports Subsidiaries participating in such employee benefit plans shall cease active participation in, or coverage under, such plans simultaneously with the cessation of participation by their employing Sports Subsidiary; to the extent that such plans do not provide for such cessation of participation or coverage at that time without the necessity of an amendment to such plans, such plans shall be amended to so provide. Any vested accrued or other benefits under such plans shall be paid to such employees in accordance with the terms and provisions of such plans. Roadmaster shall take whatever measures are necessary to ensure that all employees of the Sports Subsidiaries presently participating in any health care plan sponsored, maintained or contributed to by the Sports Subsidiaries shall be able to participate (without preexisting condition limitations) as of the Closing date in a group health care plan sponsored by Roadmaster or an affiliate of Roadmaster which is subject to Part 6 of Title I of ERISA.

             (ii) Sports Subsidiary Plans. On or prior to the Closing Date, Actava and all ERISA Affiliates of Actava other than the Sports Subsidiaries shall cease participation in, and shall (after the payment of any contributions due) cease making contributions to, all employee benefit plans (as defined in ERISA Section 3(3)) which are sponsored by a Sports Subsidiary. Employees of Actava or any ERISA Affiliate of Actava participating in such employee benefit plans shall cease active participation in, or coverage under, such plans simultaneously with the cessation of participation by their employer; to the extent that such plans do not provide for such cessation of participation or coverage at that time without the necessity of an amendment to such plans, such plans shall be amended to so provide. Any vested accrued or other benefits under such plans shall be paid to such employees in accordance with the terms and provisions of such plans. All employees of Actava or any ERISA Affiliate of Actava other than the Sports Subsidiaries shall become fully vested in their accrued benefits under the Diversified Products Corporation Profit Sharing/401(k) Plan as of the Closing Date.

             (iii) Transfer of Sponsorship. As of the Closing Date, Roadmaster (or an ERISA Affiliate thereof) shall assume the sponsorship of The Actava Group, Inc. Sports Group Profit Sharing Plan, whether or not Roadmaster (or such ERISA Affiliate) participates in such plan, and NWR and Willow shall continue their participation in such plan as of the Closing Date. The parties to this Agreement agree to take all actions necessary to effectuate such transfer of sponsorship.

             (iv) Definitions. For purposes of this subsection (c), the term ERISA Affiliate shall, with respect to an entity, mean each other employer which would be required to be aggregated with such entity under the provisions of Code Section 414(b), (c), (m) or (o).

     Section 6.11 Financial Statements. Prior to the Closing, Actava shall deliver to Roadmaster (a) an audited income statement for the fiscal year ended December 31, 1991 for each Sport Subsidiary (other than DP) and (b) an audited balance sheet of DP as of June 7, 1993 and the related audited statements of income, retained earnings and cash flows for the year then ended. The financial statements delivered pursuant to this Section 6.11 shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto).

     Section 6.12 Products Liability. (a) Actava shall indemnify Roadmaster for:

          (i) any losses, liabilities, damages, costs (including court costs), and expenses (including reasonable attorneys and accountants' fees) incurred by Hutch, NWR or Willow as a result of any products liability claim against Hutch, NWR or Willow by consumers with respect to injuries caused by alleged defects in products of Hutch, NWR or Willow and which occurred on or prior to the Closing Date; and

          (ii) any losses, liabilities, damages, costs (including court costs), and expenses (including reasonable attorneys and accountants' fees) in excess of $3,250,000 incurred by DP as a result of any products liability claim against DP by consumers with respect to injuries caused by alleged defects in products manufactured by DP on or prior to the Closing Date.

     (b) Roadmaster shall notify Actava, in writing and as soon as practicable, of any product liability claim for which it is entitled to indemnity pursuant to
Section 6.12(a), specifying in reasonable detail the nature of such claim and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. Roadmaster shall provide to Actava as promptly as practicable thereafter such information and documentation as may be reasonably requested by Actava to support and verify such claim.

     (c) Actava shall have the absolute right to manage and control the defense, and all communications or proceedings related to such defense, of any products liability claim for which Actava would be liable pursuant to Section 6.12(a), including, without limitation, the right to manage and prosecute all administrative and judicial remedies, settle all issues, enter into settlement agreements, discontinue sales and distribution of, or recall, any such allegedly defective products, and to execute consents or waivers extending the statue of limitation with respect to any such claim. Roadmaster shall, and shall cause its subsidiaries to, fully cooperate with Actava in the defense of any such claim and shall, and shall cause its subsidiaries to, furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Actava shall be subrogated to all rights and remedies of Roadmaster or its subsidiaries with respect to any such claim.

     (d) Failure by Roadmaster or any of its subsidiaries to comply with any of their obligations set forth in this Section 6.12 with respect to a products liability claim for which Roadmaster is entitled to be indemnified against pursuant to Section 6.12(a) shall release Actava from its obligation to indemnify hereunder to the extent that Actava is prejudiced by any such failure.

     Section 6.13  Satisfaction of Indemnity with Roadmaster Common
Stock. Notwithstanding anything to the contrary in this Agreement, the parties agree that if Actava shall be entitled to any indemnity payment from Roadmaster pursuant to the terms of this Agreement, including, without limitation, Section 6.8(c) hereof, Actava shall have the right exercisable in its sole discretion to elect, by written notice to Roadmaster, to require Roadmaster to satisfy such indemnity payment with Roadmaster Common Stock in lieu of paying cash. If such election is made by Actava, Roadmaster shall substitute for the cash indemnity payment an equal fair market value amount of consideration in the form of shares of Roadmaster Common Stock. For purposes hereof, the value of the Roadmaster Common Stock to be issued in substitution for the cash indemnity payment shall be the average of the last sale price for the Roadmaster Common Stock as reported on the AMEX or the NYSE, as the case may be, for the five (5) consecutive trading days immediately prior to the date on which it is determined under this Agreement that Actava is entitled to receive a cash indemnity payment.

     Section 6.14 Certain Environmental Matters. Prior to the Closing, DP shall (i) form a wholly owned subsidiary ("Newco"), (ii) contribute to Newco title to that certain parcel of real property described on Schedule 6.14 (the "Orbitron Materials Storage Parcel"), along with any permits, licenses and other authorizations held by DP under federal, state and local laws relating to pollution or protection of the environment related to the Orbitron Materials Storage Parcel, and (iii) declare and pay to Actava an in-kind dividend of all the outstanding capital stock of Newco.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligation to Effect the Exchanges. The respective obligations of each party to effect the Exchanges shall be subject to the fulfillment at or prior to the Closing (as provided herein) of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Roadmaster and, if required, by the shareholders of Actava.

          (b) The Exchange Shares shall have been approved for listing on the NYSE or AMEX subject to notice of issuance.

          (c) The waiting period applicable to the consummation of the Exchanges under the HSR Act shall have expired or been terminated.

          (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Exchanges shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted).

          (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Exchanges.

          (f) All governmental consents, orders and approvals legally required for the consummation of the Exchanges and the transactions contemplated hereby, including, without limitation, approval (if required) by the FTC, the DOJ and the SEC, shall have been obtained and be in effect at the Closing.

          (g) Actava, the Sports Subsidiaries or Roadmaster, as the case may be, shall have received consents or waivers, or any necessary amendments, from any parties to the agreements listed on Schedules 2.2(b), 3.4(b) and 4.4(b), in each case where the Exchanges, in the absence of or failure in obtaining such consent, waiver or amendment, would result in a material adverse effect on the business, condition (financial or other) or results of operations of Actava, the Sports Subsidiaries or Roadmaster, as the case may be, and their respective subsidiaries, taken as a whole.

     Section 7.2  Conditions to Obligation of Actava to Effect the
Exchanges. Unless waived by Actava, the obligation of Actava to effect the Exchanges shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a) Roadmaster shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing, and the representations and warranties of Roadmaster contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) (except in the case of representations and warranties expressly made solely with reference to a particular date) the Closing Date, and Actava shall have received a certificate of the President or a Vice President of Roadmaster to that effect.

          (b) Actava shall have received an opinion from Smith, Gambrell & Russell, counsel to Roadmaster, dated the Closing Date, substantially in the form set forth as Exhibit A hereto.

          (c) Since the date hereof, (i) there shall have been no changes that constitute, and (ii) no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, condition (financial or other) or results of operations of Roadmaster and its subsidiaries, taken as a whole, including, without limitation, any change or development with respect to matters disclosed to Actava or the Sports Subsidiaries on the schedules to this Agreement or otherwise.

          (d) Roadmaster shall have executed and delivered a Registration Rights Agreement substantially in the form set forth as Exhibit B hereto.

          (e) Roadmaster, Henry Fong and Edward E. Shake shall have executed and delivered a Shareholders Agreement substantially in the form of Exhibit C hereto (the "Shareholders Agreement").

          (f) Roadmaster shall have executed and delivered to Actava an unconditional guaranty, in form reasonably satisfactory to Actava, of that certain Promissory Note executed by DP as of July 1, 1994, in favor of JCJ, Inc. (the "DP Note").

          (g) Four designees of Actava shall have been elected to the Roadmaster Board of Directors.

          (h) Henry Fong shall have entered into an Employment Agreement with Roadmaster substantially in the form set forth as Exhibit D and Edward E. Shake shall have entered into an Employment Agreement with Roadmaster containing the terms set forth on Exhibit E.

          (i) Actava shall have been released from any guaranty or assurance of any obligation (payment or performance) of the Sports Subsidiaries and their subsidiaries, including, without limitation, the Support Agreement, the ITT Guaranty, the 1988 First Union Guaranty, and the 1992 First Union Guaranty.

          (j) Actava shall have received certificates of insurance or other evidence reasonably satisfactory to Actava that Roadmaster has satisfied its obligation to supply the insurance coverage as required in Section 6.6.

          (k) The Restated Certificate of Incorporation of Roadmaster set forth as Exhibit F and the Amended and Restated By-laws of Roadmaster set forth as Exhibit G shall have been authorized, approved and be in full force and effect.

          (l) Roadmaster shall have executed and delivered an Environmental Indemnity Agreement substantially in the form set forth as Exhibit H (the "Environmental Indemnity Agreement").

     Section 7.3 Conditions To Obligations of Roadmaster To Effect The Exchanges. Unless waived by Roadmaster, the obligations of Roadmaster to effect the Exchanges shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:

          (a) Actava and the Sports Subsidiaries shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of Actava and the Sports Subsidiaries contained in this Agreement shall be true and correct in all material respects on and as of
     (i) the date made and (ii) (except in the case of representations and warranties expressly made solely with reference to a particular date) the Closing Date, and Roadmaster shall have received a Certificate of the President or of a Vice President of Actava and each of the Sports Subsidiaries to that effect.

          (b) Roadmaster shall have received an opinion from Long, Aldridge & Norman, counsel to Actava, dated the Closing Date, substantially in the form set forth as Exhibit I hereto.

          (c) Roadmaster shall have received the opinion of Jeffries & Company, Inc. to the effect that the Exchanges are fair from a financial point of view to Roadmaster and its shareholders.

          (d) Since the date hereof, (i) there shall have been no changes that constitute, and (ii) no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, condition (financial or other) or results of operations of the Sports Subsidiaries and their subsidiaries, taken as a whole, including, without limitation, any change or development with respect to matters disclosed to Roadmaster on the schedules to this Agreement or otherwise.

          (e) Actava shall have executed and delivered the Shareholders
     Agreement.

          (f) The liens, claims, encumbrances, security interests, equities, charges and options on the Sports Subsidiaries Stock which are set forth on
     Schedule 2.3 shall have been terminated or released.

          (g) Roadmaster shall have received a certificate from JCJ, Inc. stating that as of the Closing Date, to JCJ, Inc.'s knowledge, no Event of Default (as defined in the DP Note) exists under the DP Note.

          (h) Actava and DP shall have executed and delivered the Environmental Indemnity Agreement.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of Roadmaster and, if required, Actava:

          (a) by mutual consent of Roadmaster and Actava.

          (b) by either Roadmaster or Actava, so long as such party has not breached its obligations hereunder (except for such breaches as are clearly immaterial), after December 31, 1994, if the Exchanges shall not have been consummated on or before December 31, 1994 (the "Termination Date").

          (c) unilaterally by Roadmaster or Actava (i) if the other fails to perform any covenant in any material respect in this Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or
     (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date.

     Section 8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Roadmaster or Actava, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Actava, the Sports Subsidiaries, Roadmaster or their subsidiaries (except as set forth in this Section 8.2(a) and in Sections 5.4 and 6.3 which shall survive the termination). Nothing in this Section 8.2(a) shall relieve any party from liability for any breach of this Agreement.

     (b) In the event that (i) either Actava or Roadmaster, in breach of this Agreement, refuses to consummate the Exchanges as provided herein or (ii) either Actava or Roadmaster is unable to consummate the Exchanges as a result of the failure of such party to obtain the approval its shareholders, and in the event such breach or failure to obtain shareholder approval is the result of Actava or Roadmaster's decision to pursue, or recommendation to its shareholders of, an alternative transaction with a third party (an "Alternative Transaction"), then such party that has refused or is unable to consummate the Exchanges as a result of an Alternative Transaction shall pay to the other party a fee of $1,500,000 (the "Break-up Fee"). The payment of the Break-up Fee by either party shall constitute liquidated damages (it being acknowledged and agreed by both parties that the other's damages in such event will be difficult to ascertain and that the Break-up Fee is a reasonable and appropriate estimate of such damages) and upon the payment of the Break-up Fee this Agreement shall terminate and forthwith become void and there shall be no further right, liability or obligation on the part of Actava, the Sport Subsidiaries, Roadmaster or their subsidiaries (except as set forth in this Section 8.2(b) and in Sections 5.4 and 6.3 which shall survive the termination).

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Exchanges by the shareholders of Roadmaster or, if required, Actava, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Survival. All representations and warranties in this Agreement shall not survive the Closing. The covenants and agreements in this Agreement shall survive the Closing until such covenants and agreements have been performed.

     Section 9.2 Brokers. Actava represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Actava. Roadmaster represents and warrants that, except for the fees described on Schedule 9.2, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Roadmaster.

     Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to Roadmaster:
         Roadmaster Industries, Inc.
         7315 East Peakview Avenue
         Englewood, Colorado 80111
         Attention: Mr. Henry Fong

     with copies to:

         Smith, Gambrell & Russell
         1230 Peachtree Street, N.E.
         Atlanta, Georgia 30309
         Attention: David J. Harris, Esq.

     (b) If to Actava or the Sports Subsidiaries, to:
         The Actava Group Inc.
         4900 Georgia-Pacific Center
         133 Peachtree Street
         Atlanta, Georgia 30303
         Attention: Walter M. Grant, Esq.

     with a copy to:

         Long, Aldridge & Norman
         One Peachtree Center
         Suite 5300
         303 Peachtree Street
         Atlanta, Georgia 30308
         Attention: Clay C. Long, Esq.

     Section 9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof including, without limitation, that certain letter of intent, dated May 31, 1994, between Actava and Roadmaster and the confidentiality agreements, dated May 5, 1994, between Actava and Roadmaster; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.8 Schedules. The parties acknowledge and agree that the disclosure on certain schedules may be overinclusive, taking into consideration the materiality standard that may be contained in the representation and warranty with respect to such schedule, and the fact that any item or matter is disclosed on a schedule shall not be deemed to set or establish a different standard of materiality than the one set forth in such representation and warranty.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ROADMASTER INDUSTRIES, INC.

                                          By:        /s/  HENRY FONG
                                              ------------------------------
                                          Its: President and Chief Executive
                                          Officer

                                          THE ACTAVA GROUP INC.

                                          By:     /s/  JOHN D. PHILLIPS
                                              ------------------------------
                                          Its: President and Chief Executive
                                          Officer

                                          DIVERSIFIED PRODUCTS CORPORATION

                                          By:     /s/  JAMES L. MARDEN
                                              ------------------------------
                                          Its: President and Chief Executive
                                          Officer

                                          HUTCH SPORTS USA, INC.

                                          By:    /s/  GARRETT A. KAMSTRA
                                              ------------------------------
                                          Its: President and Chief Executive
                                          Officer

                                          NELSON/WEATHER-RITE, INC.

                                          By:       /s/  MELVIN MARX
                                              ------------------------------
                                          Its: President and Chief Executive
                                          Officer

                                          WILLOW HOSIERY COMPANY, INC.

                                          By:   /s/  HERBERT W. LIBOWITZ
                                              ------------------------------
                                          Its: President

                             THE ACTAVA GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ACTAVA GROUP,
                                      INC.
      (THE "COMPANY") IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 2, 1994.



    The undersigned hereby appoints Frederick B. Beilstein, III, Walter M. Grant and Victor E. Goetz and each of them, with full power of substitution as proxies and attorneys-in-fact on behalf and in the name of the undersigned to represent the undersigned, at the Special Meeting of Stockholders of the Company to be held on December 2, 1994 at 10:00 a.m., local time at the Georgia Pacific Center Auditorium and at any adjournments thereof with respect to such business as may properly come before the meeting or any and all adjournments thereof and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present.



    The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated November 3, 1994, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or any adjournment thereof.


    The Company's Board of Directors recommends voting FOR approval of the Agreement as specified in the Proxy Statement and the Proxy will be so voted unless otherwise specified.

1. To approve the Agreement and Plan of Reorganization dated as of July 20, 1994 by and among the Company, the Sports Subsidiaries, and Roadmaster Industries, Inc., and the transactions contemplated thereby.

               / /  FOR         / /  AGAINST         / /  ABSTAIN

all as set forth in the Proxy Statement.

                           (Continued on other side)

(Continued from other side)

    Please mark, then date and sign this proxy, exactly as your name appears hereon, and return this entire proxy card in the enclosed postage paid envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in any other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if Held Jointly

                                                  Dated:                  , 1994
                                                        ------------------

                                                      If you also expect to
                                                  attend the stockholders'
                                                  meeting, the Board of
                                                  Directors requests you check
                                                  the box below.

                                                  / / I/we plan to attend the
                                                  meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED HEREON OR IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR THE PROPOSAL SPECIFIED IN THE PROXY STATEMENT.